As filed with the Securities and Exchange Commission on October 5, 2006

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2953275
(State of Organization)	(IRS Employer Identification Number)

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(973) 697-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roger Bosma

President

Lakeland Bancorp, Inc.

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(973) 697-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter H. Ehrenberg, Esq. Laura R. Kuntz, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500	Charles R. Berman, Esq. Matthew Dyckman, Esq. Thacher Profitt & Wood LLP 25 DeForest Avenue Summit, New Jersey 07901 (908-598-5710)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Common Stock, no par value (and associated Stock Purchase Rights)	$57,500,000	$6,153

(1)	Includes price for shares of common stock that may be purchased by the underwriters upon exercise of the underwriters’ overallotment option.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER                     , 2006

PROSPECTUS

                 Shares

Common Stock

We are the holding company for Lakeland Bank, a New Jersey-chartered commercial bank headquartered in Oak Ridge, New Jersey.

We are offering for sale                  shares of our common stock, no par value. The public offering price is $             per share.

Our common stock is currently quoted and traded on the NASDAQ Global Select Market under the symbol “LBAI.” The last reported sales price of our common stock on the NASDAQ Global Select Market on October 4, 2006, was $14.55 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 9 to read about factors you should consider before you make your investment decision.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of our banking subsidiary and are not insured or guaranteed by the Federal Deposit Insurance Corporation’s Deposit Insurance Fund or any other governmental agency.

We have granted the underwriter an option to purchase up to an additional              shares of common stock to cover over-allotments, if any. The underwriter can exercise this option at any time within 30 days after the offering.

The underwriter expects to deliver the shares to purchasers on or about                     , 2006.

Keefe, Bruyette & Woods

The date of this prospectus is                     , 2006.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or incorporated by reference in this prospectus. See “Documents Incorporated by Reference.” We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and our market area. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

Except where expressly indicated otherwise, all per share and share amounts in this prospectus have been retroactively adjusted for stock dividends and stock splits that we have previously effected.

As used in this prospectus, the terms “we,” “us” and “our” refer to Lakeland Bancorp, Inc. and its subsidiaries on a consolidated basis, unless the context indicates another meaning. The terms “bank” and “Lakeland” refer to our principal operating subsidiary, Lakeland Bank, unless the context indicates another meaning.

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SUMMARY

This summary highlights specific information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock and is qualified in its entirety by the more detailed information included in or incorporated by reference in this prospectus. To understand this offering fully, you should carefully read this entire prospectus, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, our consolidated financial statements and the documents that we have incorporated by reference. Unless otherwise indicated, the information in this prospectus assumes that the underwriter will not exercise its option to purchase additional common stock to cover over-allotments. For more information regarding the over-allotment option, see “Underwriting.”

Our Company

We are a bank holding company headquartered in Oak Ridge, New Jersey. Through our wholly-owned subsidiary, Lakeland Bank, we operate 48 banking offices, located in Morris, Passaic, Sussex, Warren, Essex and Bergen counties in New Jersey, as indicated on the map on the inside front cover of this prospectus. Based on total assets as of June 30, 2006, we are the fifth largest publicly traded commercial bank holding company headquartered in New Jersey. We offer a full range of lending services, including commercial, real estate and consumer loans to small and medium-sized businesses, professionals and individuals located in our markets. Our size provides us with significant competitive advantages in our marketplace. We are large enough to be able to offer our commercial and individual customers a breadth of products typically found in larger financial institutions. At the same time, we have worked hard to retain our identity as a community banking institution. We emphasize responsive service to our customers. We seek to provide personalized service, access to senior decision makers, and a quick turn around time on lending decisions. We believe that by offering our customers personalized service, we can compete effectively as we expand both within our existing markets and into new markets.

We have grown substantially over the last several years. Our organic growth is driven by a de novo branching strategy and by offering sophisticated banking products and providing outstanding customer service. Specifically, we seek to enter new markets and enhance our presence in our current markets by a de novo branching strategy that has included eight new branch openings since January 1, 2001. Recently, we opened a de novo branch in Carlstadt, New Jersey and we plan to open at least three additional de novo branches in the markets we serve within the next two years.

We also have a successful track record of growing through acquisitions. Since 1998 we have acquired four community banks with an aggregate asset total of approximately $780 million. With our acquisition of CSB Financial Corp. in 2003, we expanded our presence in Bergen County, New Jersey from one branch office to five branch offices. One year later, we fortified our position in Sussex County, New Jersey through the acquisition of Newton Financial Corp. We currently rank first among all banking institutions in terms of deposits in Sussex County. We will continue to look for prudent acquisition opportunities that will enhance our franchise value. A summary of our community bank acquisitions is as follows:

Year	Financial Institutions Acquired	Assets of Financial Institutions Acquired (1)
1998	Metropolitan State Bank	$85.5 million

1999	High Point Financial Corp. and its National Bank of Sussex County subsidiary	$252.7 million

2003	CSB Financial Corp. and its Community State Bank subsidiary	$122.2 million

2004	Newton Financial Corp. and its Newton Trust Company subsidiary	$320.5 million

(1)	Measured as of the end of the last quarter prior to our announcement of the acquisition.

We have also diversified our business through opportunistic purchases of specialized lending platforms. In 2000, we acquired NIA National Leasing Inc. and opened a leasing division which provides equipment lease financing to small and medium-sized business clients. In 2004, we acquired $25.0 million of net receivables and opened an asset based lending department which specializes in utilizing particular assets to fund the working capital needs of borrowers.

At June 30, 2006, we had total consolidated assets of $2.2 billion, total consolidated deposits of $1.8 billion, total consolidated loans, net of the allowance for loan losses, of $1.4 billion and total consolidated stockholders’ equity of $189.6 million. We have provided additional information about us in this prospectus and in documents incorporated by reference in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Where You Can Find Additional Information”, “Documents Incorporated by Reference” and “Index to Consolidated Financial Statements”.

Market Area and Growth Strategy

We currently conduct business through 48 banking offices throughout Northern New Jersey, including 11 branches in Morris County, eight branches in Passaic County, 20 branches in Sussex County, one branch in Warren County, two branches in Essex County and six branches in Bergen County. Morris and Bergen Counties are among the wealthiest counties in the United States: Morris County ranks in the top five counties nationwide based on average household income and Bergen County ranks in the top 30. In addition, the contiguous counties to our north and south have attractive characteristics and offer the promise of further growth in the future. Somerset and Hunterdon Counties, both in New Jersey, each rank in the top five counties nationwide based on average household income and Rockland County, New York ranks in the top 30. Furthermore, our markets have also recently experienced a significant amount of consolidation which we believe creates a significant opportunity for us.

The following profile of our market area underscores our opportunities for growth and value creation:

Market	Deposits in Market ($Billion) (1)		Deposits Controlled by Top Five Institutions (2)		Estimated 2006 Average Household Income (3)
Current Counties of Operation
Bergen County, NJ	$33.2		57.1%		$113,819
Essex County, NJ	$14.9		51.4%		$83,802
Morris County, NJ	$11.8		56.5%		$137,839
Passaic County, NJ	$8.9		60.1%		$77,983
Sussex County, NJ	$2.0		48.7	%(4)	$97,471
Warren County, NJ	$1.8		79.9%		$83,514

Contiguous Counties
Hudson County, NJ	$24.5	(5)	79.8	%(5)	$68,166
Union County, NJ	$14.8		62.7%		$94,205
Rockland County, NY	$6.9		74.1%		$114,911
Somerset County, NJ	$6.7	(6)	66.5	%(6)	$140,215
Orange County, NY	$5.0		60.8%		$80,240
Hunterdon County, NJ	$2.6		72.2%		$138,085

New Jersey	$202.0	(5)(6)(7)	55.2	%(5)(6)(7)	$93,210
United States	—		—		$71,092

(1)	Source: Federal Deposit Insurance Corporation; Data as of June 30, 2005; excludes deposits held by credit unions.
(2)	Source: Federal Deposit Insurance Corporation; Data as of June 30, 2005; excludes deposits held by credit unions.
(3)	Source: Environmental Systems Research Institute, Inc., obtained through SNL Financial.
(4)	Excludes our deposit market share.

(5)	Excludes $9.2 billion of deposits held by TD Bank Financial Group’s subsidiary, TD Waterhouse Bank NA, an on-line bank.
(6)	Excludes $1.8 billion of deposits held by Metlife Bank, NA, an on-line bank.
(7)	Excludes $9.5 billion of deposits held by Merrill Lynch Bank & Trust Company.

Over the last decade, there has been significant consolidation within the banking industry in New Jersey, with large super-regional banking institutions acquiring many large and small banks in the state. Most recently, in our existing footprint, Hudson United Bancorp and Interchange Financial Services Corp. have been sold to TD Banknorth Inc., a large out-of-market competitor, Bank of New York has sold its retail branch network to JP Morgan Chase and Capital One Financial Corp. has agreed to acquire North Fork Bancorp Inc. As a result of this dynamic and our ability to grow our franchise, we have emerged as one of the few remaining independent commercial banking institutions in New Jersey with substantial size. We believe that this consolidation has created a significant opportunity for community-focused banks to gain market share from our regional and super-regional competitors. In addition, consolidation of the New Jersey banking market has dislocated talented management and lending personnel. As a result, we have been able to attract highly talented individuals from larger institutions to join us. We believe the opportunity exists to supplement our existing management team with seasoned bankers both within our current markets and other markets in which we might expand in the future.

Strategic Objectives

We intend to achieve our primary goal of maximizing long-term returns to shareholders by focusing on the following objectives:

•	Adhere to our core philosophies. We have developed and expanded our franchise by adhering to certain core philosophies which include providing our customers with:

•	innovative banking services

•	convenient and strategically located branch offices

•	service-oriented individuals with firm roots in the communities they serve.

•	Recognize the uniqueness of our markets. Our franchise extends over several markets. We have learned that products that may be very popular in one market may be less attractive in another market. We strive to increase floor traffic in our branches by empowering our branch managers to be selective in the products that they offer and to tailor our customer outreach to the needs of the particular communities in which we are located.

•	Emphasize relationship banking. We have been successful in building client relationships. Our community model enables us to deliver products and services that are comparable to that of larger competitors and deliver high customer service levels that are most commonly associated with a community bank. We can typically render commercial loan decisions within 1-3 days. We currently have five separate decentralized lending teams, each with responsibility for lending in specific market areas. By automating our lending process, we can maintain centralized control over lending policy and loan administration while empowering local personnel to respond quickly to their customers.

•	Grow organically in our existing markets. Our markets have been subject to significant bank consolidation. We believe that there is a large customer base in our markets that prefers doing business with a local institution and may be dissatisfied with the service received from larger regional and super-regional banks. By providing our customers with personalized service and a diverse suite of products, we expect to be able to continue our strong organic growth.

•	Expand our franchise in attractive contiguous markets. We will actively consider both acquisitions and de novo branching opportunities in existing and new market areas. Since January 1, 1998, we have consummated four bank acquisitions, adding approximately $780 million in consolidated assets. Over the same period, we have opened 12 de novo branches. We are focused on markets contiguous to our current footprint that possess favorable growth characteristics and in which we expect to find experienced bankers to help execute our strategy. As part of that strategy, we are also considering possible expansion into wealthy counties in New York State, outside of New York City.

•	Maintain a diverse loan portfolio. We believe that we can mitigate our credit risk by diversifying our loan portfolio. While a substantial portion of our commercial loan portfolio is real estate related, it is not concentrated with large developers. Although we have several loans in excess of $5.0 million, we believe that we have developed a niche in lending to smaller credits which frequently are overlooked by our larger competitors.

•	Leverage economies of scale and improve performance metrics. We believe that, as we grow our franchise, we will be able to take advantage of the economies of scale typically realized by larger organizations. We believe that the investments we have made in our branch network and technology infrastructure are sufficient to support a much larger organization. Additionally, we believe that we may have other opportunities to improve the fundamental performance of our franchise through various balance sheet and efficiency initiatives.

•	Leverage the experience and expertise of our senior executives. We have been successful in attracting senior executives with substantial banking backgrounds. Our senior officers have joined us from large banking institutions including Hudson United Bank, Bank of New York and Fleet National Bank. As consolidation continues around us, we hope to continue to attract experienced banking officers to support our growth.

Corporate Information

Our principal executive office is located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 and our telephone number is (973) 697-2000. Our material business activities are conducted primarily through Lakeland Bank, a state-chartered commercial bank. Lakeland Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Our website is www.lakelandbank.com. Information on the website is not incorporated by reference into, and is not a part of, this prospectus.

The Offering

Common Stock Offered	shares ( shares if the underwriter exercises its over-allotment option in full).

Common Stock Outstanding After This Offering (1)	shares ( shares if the underwriter exercises its over-allotment option in full).

Net Proceeds

The net proceeds of this offering will be approximately $47,250,000 (after deducting underwriting discounts and commissions and estimated offering expenses). The amount of net proceeds will be higher if the underwriter exercises its over-allotment option. (See “Use of Proceeds.”)

Use of Proceeds

We intend to use the net proceeds of this offering to fund continued expansion of our franchise and for general corporate purposes, which may include, among other things, our working capital needs and investments in Lakeland Bank to support our growth. Additionally, we may use a portion of the net proceeds to finance possible acquisitions of or investments in bank or permissible non-bank entities, although we have no current agreements with respect to any acquisitions. (See “Use of Proceeds.”)

Dividend Policy

We paid a cash dividend on August 15, 2006 of $0.10 per share of common stock, or $0.40 per share on an annualized basis; as retroactively adjusted for a subsequent 5% stock dividend, this represents a dividend of $0.095 per share of common stock or $0.38 per share on an annualized basis. We intend to continue paying dividends, but our payment of dividends in the future will depend on a number of regulatory and other factors. We cannot assure you that we will continue to pay dividends or that the amount of dividends we pay will not be reduced in the future. (See “Price Range of Our Common Stock and Dividend Information.”)

NASDAQ Global Select Market symbol	LBAI

Risk Factors

In addition to general investment risks, purchasing our common stock in this offering will involve other specific investment considerations related to us and our business. Those matters are described in this prospectus under the heading “Risk Factors.” You should carefully review and consider those risks before you purchase any shares.

(1)	The number of shares to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2006 and does not include 1,149,774 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2006 at exercise prices ranging from $4.20 to $16.15 per share. If exercised, the shares represented by these options would represent approximately 5.0% of our issued and outstanding common stock as of September 30, 2006. After giving effect to the sale of shares pursuant to this offering, the shares represented by these options would represent approximately % of our issued and outstanding common stock (or approximately % if the underwriter exercises its over-allotment option in full).

Summary Consolidated Financial Data

You should read the following summary consolidated financial data with our consolidated financial statements and notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, appearing elsewhere in this prospectus. The information at December 31, 2004 and 2005 and for the three years ended December 31, 2005 is derived in part from, and should be read together with, our audited consolidated financial statements and notes thereto included or incorporated by reference in this prospectus. The information at December 31, 2001, 2002 and 2003 and for the two years ended December 31, 2002 have been derived from audited consolidated financial statements that are not included or incorporated by reference in this prospectus. The information at June 30, 2005 and 2006 and for the six months ended June 30, 2005 and 2006 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The operating data for the six months ended June 30, 2006 are not necessarily indicative of the results that might be expected for the entire year or any other period. Except where expressly indicated otherwise, per share and share amounts in this prospectus have been retroactively adjusted for stock dividends and stock splits that we have previously effected.

	Six months ended June 30,		Years ended December 31,
	2006	2005	2005	2004 (1)	2003 (2)	2002	2001
	(unaudited)		(dollars and shares in thousands)
Income statement data:
Interest income	$56,885	$49,704	$103,839	$83,319	$66,922	$65,520	$63,323
Interest expense	23,616	14,670	33,632	21,817	16,224	17,346	22,831

Net interest income	33,269	35,034	70,207	61,502	50,698	48,174	40,492
Provision for loan and lease losses	651	1,110	1,555	3,602	3,000	10,500	1,600
Noninterest income excluding gains (losses) on sales of investment securities	8,723	7,125	15,128	12,761	10,926	9,001	8,347
Gains (losses) on sales of investment securities	78	128	(583)	638	1,857	876	(57)
Core deposit and goodwill amortization expense	601	606	1,212	810	222	129	308
Other noninterest expenses	26,609	26,298	52,180	46,375	38,065	33,458	30,898

Income before income taxes	14,209	14,273	29,805	24,114	22,194	13,964	15,976
Income tax provision	4,462	4,568	9,584	7,619	7,087	3,887	4,953

Net income	$9,747	$9,705	$20,221	$16,495	$15,107	$10,077	$11,023

Per share data:
Weighted average shares outstanding:
Basic	22,062	22,718	22,511	20,296	16,847	16,577	16,690
Diluted	22,212	22,891	22,681	20,545	17,081	16,886	16,893
Actual shares outstanding at period end	22,009	22,502	22,178	22,801	17,584	16,470	16,627
Earnings per share:
Basic	$0.44	$0.43	$0.90	$0.81	$0.90	$0.61	$0.66
Diluted	$0.44	$0.42	$0.89	$0.80	$0.88	$0.60	$0.65
Diluted net operating earnings per share (3)	$0.46	$0.44	$0.93	$0.83	$0.89	$0.60	$0.67
Cash dividend per common share	$0.19	$0.18	$0.37	$0.36	$0.34	$0.30	$0.27
Book value per common share	$8.61	$8.62	$8.65	$8.53	$6.31	$5.51	$5.15
Tangible book value per common share (3)	$4.40	$4.44	$4.44	$4.40	$4.74	$5.33	$4.96

At period end:
Investment securities available for sale	$436,493	$490,913	$515,903	$582,106	$557,402	$361,760	$273,082
Investment securities held to maturity	151,988	147,484	154,569	162,922	43,009	46,083	70,259
Loans, net of deferred fees	1,426,018	1,216,395	1,312,767	1,176,005	851,536	719,658	601,959
Goodwill and other identifiable intangible assets	92,648	93,973	93,395	94,119	27,609	3,020	3,149
Total assets	2,242,660	2,099,244	2,206,033	2,141,021	1,585,290	1,207,105	1,044,338
Total deposits	1,793,621	1,689,980	1,798,160	1,726,804	1,325,682	1,059,092	912,110
Total core deposits (4)	1,335,870	1,300,032	1,350,567	1,360,980	1,038,195	807,747	677,346
Long-term borrowings	118,414	101,759	101,764	98,991	89,500	31,000	21,004
Total stockholders’ equity	$189,591	$193,856	$191,781	$194,548	$110,951	$90,767	$85,567

	Six months ended June 30,		Years ended December 31,
	2006	2005	2005	2004 (1)	2003 (2)	2002	2001
	(unaudited)		(dollars and shares in thousands)
Performance ratios:
Return on average assets (5)	0.89%	0.92%	0.94%	0.90%	1.10%	0.89%	1.14%
Return on average equity (5)	10.37%	10.15%	10.55%	10.79%	15.45%	11.29%	13.37%
Return on average tangible equity (3)(5)	20.36%	19.83%	20.69%	17.99%	17.58%	11.69%	13.93%
Efficiency ratio (6)	61.78%	60.95%	59.74%	60.70%	60.32%	57.23%	61.72%
Net interest margin (tax equivalent basis) (5)(7)	3.47%	3.81%	3.73%	3.82%	4.12%	4.75%	4.69%

Asset quality ratios:
Net charge-offs as a percentage of average loans outstanding (5)	0.11%	0.20%	0.41%	0.62%	0.64%	0.12%	0.41%
Allowance at period-end as a percentage of period-end non-performing assets	326.10%	141.51%	337.16%	121.74%	101.48%	89.77%	329.06%
Allowance at period-end as a percentage of period-end total loans	0.92%	1.36%	1.00%	1.41%	1.98%	2.49%	1.37%
Non-performing assets at period-end as a percentage of total assets	0.18%	0.59%	0.18%	0.64%	1.05%	1.66%	0.24%

Other ratios:
Equity to assets	8.45%	9.23%	8.69%	9.09%	7.00%	7.52%	8.19%
Tangible equity to tangible assets (3)	4.51%	4.98%	4.66%	4.91%	5.35%	7.29%	7.92%
Tier 1 leverage ratio	7.66%	7.70%	7.49%	7.71%	7.84%	7.01%	7.86%
Total risk-based capital ratio	11.70%	13.37%	12.47%	13.27%	15.96%	12.20%	13.61%
Dividend payout ratio (8)	43.01%	42.14%	41.35%	44.64%	37.93%	50.05%	40.44%
Loans to deposits, at period-end	79.50%	71.98%	73.01%	68.10%	64.23%	67.95%	66.00%

Other data:
Banking locations	46	49	47	49	38	34	33
Full-time equivalent employees	539	522	548	532	446	414	399

(1)	Includes Newton Trust Company from July 1, 2004.
(2)	Includes Community State Bank from August 25, 2003.
(3)	These measures are non-GAAP measures. See the reconciliation of these measures to GAAP measures under the caption “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” below. Diluted net operating earnings per share is net income plus core deposit intangible amortization, net of taxes at our effective tax rate, divided by weighted average shares outstanding, calculated on a diluted basis. Tangible assets are assets less intangibles. Tangible equity is equity less intangibles.
(4)	Core deposits represent noninterest-bearing deposits and savings and interest-bearing transaction accounts.
(5)	These ratios for the six months ended June 30, 2006 and 2005 are annualized for comparability purposes.
(6)	Represents non-interest expense, excluding other real estate expense and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on sales of securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.
(7)	Net interest margin is tax equivalent net interest income divided by average interest-earning assets.
(8)	Represents dividends declared per share divided by earnings per share.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Certain financial information included in our summary consolidated financial data is determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “diluted net operating earnings per share,” “tangible book value per common share,” “return on average tangible equity” and “tangible equity to tangible assets.” Our management uses these non-GAAP measures in its analysis of our performance.

•	“Diluted net operating earnings per share” is defined as the sum of net income plus core deposit intangible amortization, net of taxes at our effective tax rate, divided by weighted average shares outstanding, calculated on a fully diluted basis. Core deposit intangible amortization is considered by management to be “nonoperating” in nature. Although “net operating earnings” as defined by us is not a GAAP measure, we believe that this information may help investors understand the effect of acquisition activity in our reported results.

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding at period-end. This measure may be important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company. For companies such as ours that have engaged in business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to such transactions.

•	“Return on average tangible equity” is defined as net income as a percentage of average total equity reduced by recorded intangible assets. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity.

•	“Tangible equity to tangible assets” is defined as total equity reduced by recorded intangible assets as a percentage of total assets reduced by recorded intangible assets. This measure may be important to investors that are interested in the equity to asset ratio exclusive of the effect of changes in intangible assets on equity and total assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures.

	At and for the Six Months Ended June 30,		At and for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)
Diluted earnings per share	$0.44	$0.42	$0.89	$0.80	$0.88	$0.60	$0.65
Effect of core deposit intangible	0.02	0.02	0.04	0.03	0.01	0.00	0.02

Diluted net operating earnings per share	$0.46	$0.44	$0.93	$0.83	$0.89	$0.60	$0.67

Book value per common share	$8.61	$8.62	$8.65	$8.53	$6.31	$5.51	$5.15
Effect of intangible assets per share	4.21	4.18	4.21	4.13	1.57	0.18	0.19

Tangible book value per common share	$4.40	$4.44	$4.44	$4.40	$4.74	$5.33	$4.96

Return on average equity	10.37%	10.15%	10.55%	10.79%	15.45%	11.29%	13.37%
Effect of intangible assets	9.99	9.68	10.14	7.20	2.13	0.40	0.56

Return on average tangible equity	20.36%	19.83%	20.69%	17.99%	17.58%	11.69%	13.93%

Equity to assets	8.45%	9.23%	8.69%	9.09%	7.00%	7.52%	8.19%
Effect of intangible assets	3.94	4.25	4.03	4.18	1.65	0.23	0.27

Tangible equity to tangible assets	4.51%	4.98%	4.66%	4.91%	5.35%	7.29%	7.92%

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks described below in conjunction with the other information in this prospectus and information incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. If any of the following risks or other risks which have not been identified or which we may believe are immaterial or unlikely, actually occur, our business, financial condition and results of operations could be harmed. This could cause the price of our stock to decline, and you may lose part or all of your investment. This prospectus contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Many factors, including those described below, could cause actual results to differ materially from those discussed in our forward-looking statements.

Risks Related to Our Business

We are subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

We are unable to predict actual fluctuations of market interest rates. Rate fluctuations are influenced by many factors, including:

•	inflation or recession;

•	a rise or fall in unemployment;

•	tightening or expansion of the money supply;

•	domestic and international disorder; and

•	instability in domestic and foreign financial markets.

Both increases and decreases in the interest rate environment may reduce our profits. We expect that we will continue to realize income from the difference or “spread” between the interest we earn on loans, securities and other interest-earning assets, and the interest we pay on deposits, borrowings and other interest-bearing liabilities. Our net interest spreads are affected by the differences between the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities. Our interest-earning assets may not reprice as slowly or rapidly as our interest-bearing liabilities. Changes in market interest rates could materially and adversely affect our net interest spread, asset quality, levels of prepayments, cash flows, the market value of our securities portfolio, loan and deposit growth, costs and yields on loans and deposits and our overall profitability.

Lakeland Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent that our holding company requires such dividends in the future, may affect our holding company’s ability to pay its obligations and pay dividends to shareholders.

As a bank holding company, Lakeland Bancorp is a separate legal entity from Lakeland Bank and its subsidiaries, and we do not have significant operations of our own. We currently depend on Lakeland Bank’s cash and liquidity to pay our operating expenses and dividends to shareholders. The availability of dividends from Lakeland Bank is limited by various statutes and regulations. The inability of Lakeland Bancorp to receive dividends from Lakeland Bank could adversely affect our financial condition, results of operations, cash flows and prospects and Lakeland Bancorp’s ability to pay dividends.

Our allowance for loan and lease losses may not be adequate to cover actual losses.

Like all commercial banks, we maintain an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. If our allowance for loan and lease losses is not adequate to cover actual loan and lease losses, we may be required to significantly increase future provisions for loan and lease losses, which could materially and adversely affect our operating results. Our allowance for loan and lease losses is determined by analyzing historical loan and lease losses, current trends in delinquencies and charge-offs, plans for problem loan and lease resolution, the opinions of our regulators, changes in the size and composition of the loan and lease portfolio and industry information. We also consider the possible effects of economic events, which are difficult to predict. The amount of future losses is affected by changes in economic, operating and other conditions, including changes in interest rates, many of which are beyond our control. These losses may exceed our current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and the allowance for loan and lease losses. While we believe that our allowance for loan and lease losses in relation to our current loan portfolio is adequate to cover current losses, we cannot assure you that we will not need to increase our allowance for loan and lease losses or that regulators will not require us to increase this allowance. An increase in our allowance for loan and lease losses could materially and adversely affect our earnings and profitability.

We are subject to various lending and other economic risks that could adversely affect our results of operations and financial condition.

Economic, political and market conditions, trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation affect our business. These factors are beyond our control. A deterioration in economic conditions, particularly in New Jersey, could have the following consequences, any of which could materially adversely affect our business:

•	loan and lease delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decrease; and

•	collateral for loans made by us may decline in value, in turn reducing the borrowing ability of our customers.

A downturn in the real estate market, particularly in New Jersey, could hurt our business. If there is a significant decline in real estate values in New Jersey, our ability to recover on defaulted loans by selling the underlying real estate would be reduced, and we would be more likely to suffer losses on defaulted loans.

We may suffer losses in our loan portfolio despite our underwriting practices.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. Although we believe that our underwriting criteria are appropriate for the various kinds of loans that we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan and lease losses.

Factors outside our control could have an adverse effect on our liquidity and operating results.

Like all commercial banking institutions, we rely on deposits as one of our sources of funds to make loans and meet our other liquidity needs. We believe that recently, a more competitive interest rate environment has caused a flow of funds away from financial institutions such as Lakeland Bank into investments in equity securities, real estate, money market funds and other investments where the potential returns and liquidity characteristics may be more appealing to certain depositors. In addition, a significant amount of our deposits are from municipalities, which typically withdraw funds periodically. This results in more volatility in our level of deposits than would otherwise be the case. If we are unable to continue to attract new deposits, our liquidity could be adversely affected. If we are required to pay higher rates on deposits to attract and retain them, our operating results could be adversely affected.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to the services that we provide.

Many competitors offer the types of loans and banking services that we offer. These competitors include other state and national banks, savings associations, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Many of our competitors have greater financial resources than we do, which may enable them to offer a broader range of services and products, and to advertise more extensively, than we do. Our inability to compete effectively would adversely affect our business.

If we do not successfully integrate any banks that we may acquire in the future, the combined company may be adversely affected.

If we make acquisitions in the future, we will need to integrate the acquired entities into our existing business and systems. We may experience difficulties in accomplishing this integration or in effectively managing the combined company after any future acquisition. Any actual cost savings or revenue enhancements that we may anticipate from a future acquisition will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond our control, and we cannot assure you that if we make any acquisitions in the future, we will be successful in integrating those businesses into our own.

Risks Related to an Investment in our Common Stock

Our future capital needs could result in dilution of your investment.

Our board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances would likely dilute the ownership interests of the investors in this offering and may dilute the per share book value of our common stock. Investors in subsequent offerings may also have rights, preferences and privileges senior to our current shareholders which may adversely impact our current shareholders.

The trading volume in our common stock is relatively low and the sale of substantial amounts of our common stock in the public market could depress the price of our common stock.

The average daily trading volume of our shares on the NASDAQ Global Select Market for the six months ended June 30, 2006 was approximately 35,000 shares. Lightly traded stock can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, our shareholders may not be able to sell their shares at the volumes, prices or times that they desire.

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of our common stock for sale in the market, will have on the market price of our common stock. We therefore cannot assure you that sales of substantial amounts of our common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our ability to raise capital through sales of our common stock. Upon completion of this offering and based on shares outstanding as of September 30, 2006, we expect to have approximately                  shares of common stock outstanding (or                  shares of common stock outstanding if the underwriter exercises its overallotment option in full).

The market price of our common stock may decline after the stock offering.

The price per share at which we sell the common stock may be more or less than the market price of our common stock on the date the stock offering is consummated. If the actual purchase price is less than the market price for the shares of common stock, some purchasers in this offering may be inclined to immediately sell shares of common stock to attempt to realize a profit. Any such sales, depending on the volume and timing, could cause the market price of our common stock to decline. Additionally, because stock prices generally fluctuate over time, we cannot assure you that purchasers of common stock in this offering will be able to sell shares after this offering at a price equal to or greater than the actual purchase price. Purchasers should consider these possibilities in determining whether to purchase shares of common stock and the timing of any sale of shares of common stock.

We have broad discretion in using the net proceeds of this offering. Our failure to effectively use these proceeds could adversely affect our ability to earn profits.

We intend to use the net proceeds of this offering to fund continued expansion of our franchise and for general corporate purposes, which may include, among other things, our working capital needs and investments in Lakeland Bank to support our growth. Additionally, we may use a portion of the net proceeds to finance possible acquisitions of or investments in bank or permissible non-bank entities. We have not allocated specific amounts of the net proceeds to specific purposes, and will have significant flexibility in determining our applications of the net proceeds. Our failure to apply these funds effectively could reduce our ability to earn profits.

Holders of our subordinated debentures have rights that are senior to those of our common shareholders.

We have supported our continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying subordinated debentures. At June 30, 2006, we had outstanding trust preferred securities and accompanying subordinated debentures totaling $56.7 million. Payments of the principal and interest on the trust preferred securities of the special purpose trusts are conditionally guaranteed by us. Further, the accompanying subordinated debentures we issued to the special purpose trusts are senior to our shares of common stock. As a result, we must make payments on the subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the subordinated debentures must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on our subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock.

Certain provisions under our Certificate of Incorporation and applicable law may make it difficult for others to obtain control of our corporation even if such a change in control may be favored by some shareholders.

Certain provisions in our Certificate of Incorporation and applicable New Jersey corporate and banking law may have the effect of discouraging a change of control of Lakeland Bancorp even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our corporation. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director.

Our securities are not FDIC insured.

Our common stock is not a savings or deposit account or other obligation of Lakeland Bank, and is not insured by the Deposit Insurance Fund or Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of principal.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus and in the documents incorporated by reference herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution you to be aware of the speculative nature of “forward-looking statements.” These statements are not guarantees of performance or results. Statements that are not historical in nature, including statements that include the words “may,” “anticipate,” “estimate,” “could,” “should,” “would,” “will,” “plan,” “predict,” “project,” “potential,” “expect,” “believe,” “intend,” “continue,” “assume” and similar expressions, are intended to identify forward-looking statements. Although these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predictions is subject to a number of known and unknown risks and uncertainties, including the risks and uncertainties discussed in this prospectus and in the documents incorporated by reference herein, including the following: general economic, market, or business conditions; changes in interest rates, deposit flow, the cost of funds, and demand for loan products and financial services; changes in our competitive position; changes in the quality or composition of our loan and investment portfolios; our ability to manage growth; our entrance and expansion into other markets; the opportunities that may be presented to and pursued by us; competitive actions by other financial institutions; changes in laws or regulations; changes in the policies of federal or state regulators and agencies; and other circumstances, many of which are beyond our control. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. You should refer to risks detailed under the “Risk Factors” section included in this prospectus and in our periodic and current reports filed with the Securities and Exchange Commission for specific factors which could cause our actual results to be significantly different from those expressed or implied by our forward-looking statements. We do not intend to update or revise, and assume no responsibility for updating or revising, any forward-looking statements contained in or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate the net proceeds from the sale of                  shares of our common stock in this offering will be approximately $47,250,000, or approximately $54,375,000 if the underwriter’s over-allotment option is exercised in full, after deduction of underwriting discounts and commissions and estimated offering expenses. Each $1 increase (decrease) in the public offering price per share would increase (decrease) our net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, by                 .

We intend to use the net proceeds to fund continued expansion of our franchise. We intend to use a portion of the net proceeds for investments in or loans to Lakeland Bank to fund its operations and its continued expansion, and to maintain Lakeland Bank’s status as a “well capitalized” bank under the guidelines of its government regulators. The proceeds invested in Lakeland Bank will increase Lakeland Bank’s regulatory legal lending limit. We may use the remaining portions of the net proceeds for our general corporate purposes, including, but not limited to, the possible repurchase of outstanding trust preferred securities and acquisitions of or investments in bank or permissible non-bank entities, by either us or our subsidiary bank, if we believe an appropriate opportunity arises, although no agreements or understandings presently exist with respect to any such acquisitions.

Before we apply any of the proceeds for any of these uses, they likely will be temporarily invested in short-term investment securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements, the funding and capital requirements of our bank subsidiary, whether we have funds available from other sources that we can use for any of those purposes, and other factors.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2006. Our capitalization is presented on a historical basis and on a pro-forma basis to give effect to the sale of                  shares of common stock offered in this offering, less the underwriting discounts and commissions and estimated expenses, assuming the underwriter’s over-allotment option is not exercised. Each $1 increase (decrease) in the public offering price per share would increase (decrease) our net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, by                 . This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in this prospectus.

	June 30, 2006
	Actual	As Adjusted (1)
	(Dollars in thousands)
Long-Term Debt and Subordinated Debentures:
Long-term debt	$61,711	$61,711
Subordinated debentures	56,703	56,703

Total	$118,414	$118,414

Stockholders’ Equity (2):
Common stock, no par value, 40,000,000 shares authorized; 23,564,454 shares issued and 22,009,133 shares outstanding, actual; shares issued and shares outstanding, as adjusted	$242,672	$289,922
Accumulated deficit	(20,444)	(20,444)
Treasury stock at cost, 1,555,321 shares, actual and as adjusted	(22,779)	(22,779)
Accumulated other comprehensive loss	(9,858)	(9,858)

Total stockholders’ equity	$189,591	$236,841

Book value per share	$8.61

Capital Ratios:
Leverage ratio (3)	7.66%	9.68%
Tier 1 risk-based capital ratio	10.82%	13.90%
Total risk-based capital ratio	11.70%	14.76%

(1)	Assumes the sale of shares in this offering, generating net proceeds of $47,250,000, after deducting estimated offering expenses. Also assumes that all net proceeds are invested by Lakeland Bank in 20% risk weighted assets.
(2)	Does not include 1,156,329 shares issuable at exercise prices ranging from $4.20 to $16.15 per share upon exercise of outstanding stock options.
(3)	The leverage ratio is Tier 1 capital divided by average assets less intangible assets.

PRICE RANGE OF OUR COMMON STOCK AND

DIVIDEND INFORMATION

Our common stock trades on the NASDAQ Global Select Market under the symbol “LBAI.” The table below sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the NASDAQ Global Select Market and the dividends declared per share on our common stock. All per share amounts have been retroactively adjusted for stocks dividends and stock splits that we have previously effected.

Year ending December 31, 2006	High	Low	Dividends Declared
Fourth Quarter (through October 4, 2006)	$14.62	$13.91	$—
Third Quarter	15.29	13.35	0.095
Second Quarter	14.92	12.67	0.095
First Quarter	15.29	13.71	0.095

Year ended December 31, 2005	High	Low	Dividends Declared
Fourth Quarter	$15.56	$13.61	$0.095
Third Quarter	15.53	14.05	0.095
Second Quarter	15.01	12.80	0.091
First Quarter	16.22	13.87	0.091

Year ended December 31, 2004	High	Low	Dividends Declared
Fourth Quarter	$16.73	$14.51	$0.091
Third Quarter	15.52	14.11	0.091
Second Quarter	15.28	13.98	0.091
First Quarter	15.74	14.20	0.091

In addition to the cash dividends listed above, we declared 5% stock dividends on our common stock on September 11, 2003, July 14, 2005 and July 13, 2006.

On October 4, 2006, the last reported sales price of our common stock on the NASDAQ Global Select Market was $14.55 per share. At September 30, 2006, there were 22,013,935 shares of our common stock outstanding, held by approximately 3,850 holders of record.

Dividends are paid at the discretion of our board of directors. Our board of directors presently intends to continue the payment of regular quarterly cash dividends, but the amount and frequency of cash dividends, if any, will be determined by our board of directors after consideration of our earnings, capital requirements and our financial condition and will depend on cash dividends paid to Lakeland Bancorp by Lakeland Bank. As a result, our holding company’s ability to pay future dividends will depend upon the earnings of Lakeland Bank, its financial condition and its need for funds.

There are a number of federal and state banking policies and regulations that restrict Lakeland Bank’s ability to pay dividends. In particular, because Lakeland Bank is a depository institution and its deposits are insured by the Federal Deposit Insurance Corporation, it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. Also, Lakeland Bank is subject to regulations which impose certain minimum capital requirements that affect the amount of cash available for distribution to our holding company. Under New Jersey banking law, a state-chartered bank may not pay dividends unless, following the dividend payment, the capital stock of the bank would be unimpaired and either (a) the bank will have a surplus of not less than 50% of its capital stock, or, if not, (b) the payment of the dividend will not reduce the surplus of the bank. Lastly, under Federal Reserve policy, our holding company is required to maintain adequate regulatory capital, is expected to serve as a source of financial strength to Lakeland Bank and is expected to commit resources to support Lakeland Bank. In addition, federal and state agencies have the authority to prevent our holding company from paying a dividend to our shareholders. These policies and regulations may have the effect of reducing or eliminating the amount of dividends that our holding company can declare and pay to Lakeland Bancorp shareholders in the future.

Lakeland Bancorp is organized under the New Jersey Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than its total liabilities.

These corporate and regulatory rules and regulations may have the effect of reducing or eliminating the amount of dividends that our holding company can declare and pay to shareholders in the future. Subject to the statutory and regulatory restrictions described above, the payment of future cash dividends will be determined by the holding company’s board after consideration of our earnings, financial condition, business projections, general business conditions, and other pertinent factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section presents a review of our consolidated results of operations and financial condition. You should read this section in conjunction with the summary consolidated financial data that is presented elsewhere in this prospectus as well as the accompanying financial statements and notes to financial statements. The Newton Trust Company (which we refer to as Newton) was merged into Lakeland Bank on November 4, 2005. Newton Financial Corporation (which we refer to as NFC), the parent company of Newton, was merged into Lakeland Bancorp on July 1, 2004, Community State Bank (which we refer to as CSB) was merged into Lakeland Bank on August 25, 2003, and The National Bank of Sussex County (which we refer to as NBSC) was merged into Lakeland Bank on June 29, 2001.

Significant Accounting Policies, Judgments and Estimates

The accounting and reporting policies of Lakeland Bancorp and Lakeland Bank conform with accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements include the accounts of Lakeland Bancorp, Lakeland Bank, Lakeland Investment Corp. and Lakeland NJ Investment Corp. All intercompany balances and transactions have been eliminated.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates implicit in these financial statements are as follows.

The principal estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan and lease losses, our deferred tax asset and the analysis of goodwill impairment.

The evaluation of the adequacy of the allowance for loan and lease losses includes, among other factors, an analysis of historical loss rates, by category, applied to current loan totals. However, actual losses may be higher or lower than historical trends, which vary. Actual losses on specified problem loans, which also are provided for in the evaluation, may vary from estimated loss percentages, which are established based upon a limited number of potential loss classifications.

The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. Loan principal considered to be uncollectible by management is charged against the allowance for loan and lease losses. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based upon an evaluation of known and inherent risks in the loan portfolio. The evaluation takes into consideration such factors as changes in the nature and size of the loan portfolio, overall portfolio quality, specific problem loans, and current economic conditions which may affect the borrowers’ ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan total amounts. Loss estimates for specified problem loans are also detailed. All of the factors considered in the analysis of the adequacy of the allowance for loan and lease losses may be subject to change. To the extent actual outcomes differ from management estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

Interest income is accrued as earned on a simple interest basis. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on non-accrual status, all accumulated accrued interest receivable is reversed out of current period income. Commercial loans 90 days or more past due and still accruing interest must have both principal and accruing interest adequately secured and must be in the process of collection. Residential mortgage loans are placed on non-accrual status at the time when foreclosure proceedings are commenced except where there exists sufficient collateral to cover the defaulted principal and interest payments, and management’s knowledge of the specific circumstances warrant continued accrual. Consumer loans are generally charged off when principal and interest payments are four months in arrears unless the obligations are well secured and in the process of collection. Interest thereafter on such charged-off consumer loans is taken into income when received only after full recovery of principal.

We account for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures.” Impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

We account for income taxes under the liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are the allowance for loan and lease losses, core deposit intangible, deferred loan fees, deferred compensation and securities available for sale.

We account for goodwill and other identifiable intangible assets in accordance with SFAS No. 142, “Goodwill and Intangible Assets.” SFAS No. 142 includes requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them. We test goodwill for impairment annually at the reporting unit level using various market valuation methodologies. We have tested the goodwill as of December 31, 2005 and have determined that it is not impaired.

Financial Overview

Although the rising interest rate environment has been challenging for the banking industry, our net income for the first six months of 2006 was $9.7 million, the same as net income for the first six months of 2005. Diluted earnings per share were $0.44 for the first six months of 2006, a $0.02 or 5% increase over what we reported for the first six months of 2005. Our annualized return on average assets was 0.89% and our annualized return on average equity was 10.37% for the first six months of 2006.

The year ended December 31, 2005 represented a year of growth and consolidation for us. In November 2005, we merged Newton Trust Company into Lakeland Bank and closed two Newton Trust Company branches and one Lakeland Bank branch. In 2005 we opened two new branches in towns where we did not previously have a presence.

Net income for 2005 was $20.2 million or $0.89 per diluted share, as compared with net income of $16.5 million or $0.80 per diluted share in 2004 and net income of $15.1 million or $0.88 per diluted share in 2003. The decline in earnings per share from 2003 to 2004 resulted from the increased average shares outstanding from the Newton Financial Corporation acquisition.

Net Interest Income

Net interest income is the difference between interest income on earning assets and the cost of funds supporting those assets. Our net interest income is determined by: (i) the volume of interest-earning assets that we hold and the yields that we earn on those assets, and (ii) the volume of interest-bearing liabilities that we have assumed and the rates that we pay on those liabilities. Net interest income increases when we can use noninterest bearing deposits to fund or support interest-earning assets.

Net interest income on a tax equivalent basis for the first six months of 2006 was $34.4 million, representing a $1.6 million or 4.6% decrease from the $36.0 million earned in the first six months of 2005. The decrease in net interest income primarily resulted from an increase in the average cost of interest-bearing liabilities from 1.82% in the first six months of 2005 to 2.78% in 2006. The net interest margin declined from 3.81% (annualized) in the first six months of 2005 to 3.47% (annualized) in the first six months of 2006 because the average yield on interest earning assets did not increase as much as the average cost of interest-bearing liabilities.

Our net interest income for 2005 on a tax equivalent basis was $72.2 million, representing an increase of $8.9 million or 14% from the $63.2 million earned in 2004. Net interest income for 2003 on a tax equivalent basis was $52.3 million. The increase in net interest income from 2004 to 2005 resulted from an increase in average interest-earning assets of $279.3 million partially offset by a $257.7 million increase in average interest-bearing liabilities and a 47 basis point increase in the average cost of funds. The increase in net interest income in 2004 from 2003 resulted from an increase in average earning assets of $389.5 million partially offset by a 30 basis point decline in the net interest margin.

Interest income and expense volume/rate analysis. The following tables show the impact that changes in the average balances of our assets and liabilities and changes in interest rates have had on our net interest income over the six months ended June 30, 2006 and 2005 and the past three years. This information is presented on a tax equivalent basis assuming a 35% tax rate. If a change in interest income or expense is attributable to a change in volume and a change in rate, the amount of the change is allocated proportionately.

INTEREST INCOME AND EXPENSE VOLUME/RATE ANALYSIS

(tax equivalent basis, in thousands)

	June 30, 2006 vs. June 30, 2005
	Increase (Decrease) Due to Change in:		Total Increase (Decrease)
	Volume	Rate
Interest Income
Loans	$5,089	$2,786	$7,875
Taxable investment securities	(1,747)	807	(940)
Tax-exempt investment securities	423	(66)	357
Federal funds sold	(21)	35	14

Total interest income	3,744	3,562	7,306

Interest Expense
Savings deposits	(45)	993	948
Interest-bearing transaction accounts	184	3,394	3,578
Time deposits	808	2,347	3,155
Borrowings	417	848	1,265

Total interest expense	1,364	7,582	8,946

NET INTEREST INCOME (TAX EQUIVALENT BASIS)	$2,380	$(4,020)	$(1,640)

	Year Ended December 31, 2005 vs. Year Ended December 31, 2004			Year Ended December 31, 2004 vs. Year Ended December 31, 2003
	Increase (Decrease) Due to Change in:		Total Increase (Decrease)	Increase (Decrease) Due to Change in:		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
Interest Income
Loans	$13,722	$3,714	$17,436	$14,096	$(3,281)	$10,815
Taxable investment securities	1,700	491	2,191	5,382	(157)	5,225
Tax-exempt investment securities	801	(162)	639	664	(195)	469
Federal funds sold	(14)	492	478	(3)	55	52

Total interest income	16,209	4,535	20,744	20,139	(3,578)	16,561

Interest Expense
Savings deposits	85	236	321	290	(337)	(47)
Interest-bearing transaction accounts	1,183	3,649	4,832	2,067	77	2,144
Time deposits	2,241	1,911	4,152	611	(447)	164
Borrowings	2,645	(135)	2,510	2,961	371	3,332

Total interest expense	6,154	5,661	11,815	5,929	(336)	5,593

NET INTEREST INCOME (TAX EQUIVALENT BASIS)	$10,055	$(1,126)	$8,929	$14,210	$(3,242)	$10,968

The following tables reflect the components of our net interest income, setting forth for the periods presented: (1) average assets, liabilities and stockholders’ equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) our net interest spread (the average yield on interest-earning assets less the average cost of interest-bearing liabilities) and (5) our net interest margin. Rates are computed on a tax equivalent basis assuming a 35% tax rate.

CONSOLIDATED STATISTICS ON A TAX EQUIVALENT BASIS

	Six months ended, June 30, 2006			Six months ended, June 30, 2005
	Average Balance	Interest Income/ Expense	Average rates earned/ paid	Average Balance	Interest Income/ Expense	Average rates earned/ paid
	(dollars in thousands)
Assets
Interest-earning assets:
Loans (A)	$1,346,613	$43,848	6.57%	$1,186,434	$35,973	6.11%
Taxable investment securities	528,374	10,795	4.09%	609,817	11,735	3.85%
Tax-exempt securities	110,425	3,089	5.60%	95,245	2,732	5.74%
Federal funds sold (B)	9,929	234	4.71%	13,200	220	3.33%

Total interest-earning assets	1,995,341	57,966	5.85%	1,904,696	50,660	5.35%

Noninterest-earning assets:
Allowance for loan and lease losses	(12,935)			(16,809)
Other assets	217,107			236,959

TOTAL ASSETS	$2,199,513			$2,124,846

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings accounts	$337,709	$1,885	1.13%	$353,905	$937	0.53%
Interest-bearing transaction accounts	700,176	8,444	2.43%	675,506	4,866	1.45%
Time deposits	451,661	7,801	3.45%	390,752	4,646	2.38%
Borrowings	214,340	5,486	5.12%	196,098	4,221	4.30%

Total interest-bearing liabilities	1,703,886	23,616	2.78%	1,616,261	14,670	1.82%

Noninterest-bearing liabilities:
Demand deposits	294,077			305,024
Other liabilities	11,984			10,754
Stockholders’ equity	189,566			192,807

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,199,513			$2,124,846

Net interest income/spread		34,350	3.06%		35,990	3.53%
Tax equivalent basis adjustment		1,081			956

NET INTEREST INCOME		$33,269			$35,034

Net interest margin (C)			3.47%			3.81%

(A)	Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.
(B)	Includes interest-bearing cash accounts.
(C)	Net interest income on a tax equivalent basis divided by interest-earning assets; annualized for comparability purposes.

	Year Ended December 31, 2005			Year Ended December 31, 2004			Year Ended December 31, 2003
	Average Balance	Interest Income/ Expense	Average rates earned/ paid	Average Balance	Interest Income/ Expense	Average rates earned/ paid	Average Balance	Interest Income/ Expense	Average rates earned/ paid
Assets
Interest-earning assets:
Loans (A)	$1,222,084	$76,388	6.25%	$999,865	$58,952	5.90%	$763,607	$48,137	6.30%
Taxable investment securities	593,789	23,027	3.88%	549,728	20,836	3.79%	407,684	15,611	3.83%
Tax-exempt securities	99,110	5,631	5.68%	84,889	4,992	5.88%	73,361	4,523	6.17%
Federal funds sold (B)	21,798	764	3.50%	23,034	286	1.24%	23,321	234	1.00%

Total interest-earning assets	1,936,781	105,810	5.46%	1,657,516	85,066	5.13%	1,267,973	68,505	5.40%

Noninterest earning assets:
Allowance for loan and lease losses	(15,513)			(18,150)			(18,284)
Other assets	232,455			191,100			122,459

TOTAL ASSETS	$2,153,723			$1,830,466			$1,372,148

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Savings accounts	$343,219	$2,084	0.61%	$327,965	$1,763	0.54%	$279,084	$1,810	0.65%
Interest-bearing transaction accounts	695,415	11,707	1.68%	602,575	6,875	1.14%	421,307	4,731	1.12%
Time deposits	411,704	11,041	2.68%	319,808	6,889	2.15%	266,512	6,725	2.52%
Borrowings	191,807	8,800	4.59%	134,082	6,290	4.69%	70,228	2,958	4.21%

Total interest-bearing liabilities	1,642,145	33,632	2.05%	1,384,430	21,817	1.58%	1,037,131	16,224	1.56%

Noninterest-bearing liabilities:
Demand deposits	308,025			284,638			231,116
Other liabilities	11,945			8,503			6,140
Stockholders’ equity	191,608			152,895			97,761

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,153,723			$1,830,466			$1,372,148

Net interest income/spread		72,178	3.42%		63,249	3.56%		52,281	3.84%
Tax equivalent basis adjustment		1,971			1,747			1,583

NET INTEREST INCOME		$70,207			$61,502			$50,698

Net interest margin (C)			3.73%			3.82%			4.12%

(A)	Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.
(B)	Includes interest-bearing cash accounts.
(C)	Net interest income on a tax equivalent basis divided by interest-earning assets.

Total interest income on a tax equivalent basis increased from $50.7 million in the first six months of 2005 to $58.0 million in the first six months of 2006, an increase of $7.3 million or 14%. The increase in interest income was due to an increase in average interest-earning assets of $90.6 million or 5% and to a 50 basis point increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased from 5.35% in the first six months of 2005 to 5.85% in the first six months of 2006 as a result of the increasing rate environment and a change in the mix of interest-earning assets.

Total interest income on a tax equivalent basis increased from $85.1 million in 2004 to $105.8 million in 2005, an increase of $20.7 million. The increase in interest income in 2005 was primarily due to a $279.3 million increase in average interest-earning assets due to growth in the loan and investment portfolios resulting from a full year’s impact of the Newton merger as well as from growth generated internally. The increase in interest income was also due to a 33 basis point increase in the average yield on interest-earning assets due to the increasing rate environment and to a shift in the mix of our interest-earning assets from lower yielding investment securities and federal funds sold to higher yielding loans. Loans as a percent of average interest-earning assets increased from 60% in 2004 to 63% in 2005.

The increase in total interest income from $68.5 million in 2003 to $85.1 million in 2004 resulted from a $389.5 million increase in average interest-earning assets offset by a 27 basis point decrease in the average yield on interest-earning assets reflecting loan and investment prepayments being reinvested at lower rates.

Total interest expense increased from $14.7 million in the first six months of 2005 to $23.6 million in the first six months of 2006, an increase of $8.9 million. Average interest-bearing liabilities increased $87.6 million, and the average cost of funds increased 96 basis points to 2.78% due to the increasing rate environment and a change in the mix of interest-bearing liabilities. Savings and interest-bearing deposit accounts as a percent of interest-bearing liabilities declined while time deposits and borrowings as a percent of interest-bearing liabilities increased.

Total interest expense increased from $21.8 million in 2004 to $33.6 million in 2005 as a result of an increase in the volume of interest-bearing liabilities of $257.7 million. In addition, our average cost of funds increased from 1.58% in 2004 to 2.05% in 2005. A change in the mix of the deposits also had the effect of increasing our cost of funds. Average savings and interest-bearing transaction accounts decreased from 67% of total interest-bearing liabilities in 2004 to 63% in 2005. Higher yielding time deposits increased from 23% of interest-bearing liabilities in 2004 to 25% of interest bearing liabilities in 2005. Average borrowings, with an average rate paid of 4.59% in 2005, increased from 10% of interest-bearing liabilities in 2004 to 12% in 2005.

Total interest expense increased from $16.2 million in 2003 to $21.8 million in 2004 due to an increase in the average volume of interest-bearing liabilities of $347.3 million. The average cost of funds remained relatively stable at 1.58% resulting from an increase in average savings and interest bearing transaction accounts as a percent of total deposits and a decline in higher yielding time deposits as a percent of total deposits. The cost of funds in 2004 was impacted by our trust preferred offerings of $30.0 million completed in June of 2003 and $25.0 million completed in December of 2003. The trust preferred securities have a weighted average rate of 6.78%.

Net Interest Margin

Net interest margin is calculated by dividing net interest income on a taxable equivalent basis by average interest-earning assets. Our net interest margin was 3.47% (annualized), 3.81% (annualized), 3.73%, 3.82% and 4.12% for the first six months of 2006, the first six months of 2005, and for 2005, 2004 and 2003, respectively. During the first six months of 2006, the average yield on interest-earning assets did not increase as rapidly as the average cost of interest-bearing liabilities. The decrease in the net interest margin from 2004 to 2005 resulted from deposits repricing faster than interest-earning assets and from a shift in interest-bearing liabilities from core deposits to time deposits and borrowings. The 33 basis point increase in the average yield on interest-earning assets and the 47 basis point increase in the average rate paid on interest-bearing liabilities resulted in a lower net interest spread and a lower net interest margin in 2005. The decrease in the net interest margin from 2003 to 2004 resulted from a decline in the average yield earned on interest-earning assets due to investment and loan prepayments being reinvested in lower yielding assets.

Provision for Loan and Lease Losses

In determining the provision for loan and lease losses, our management considers national and local economic conditions; trends in the portfolio including orientation to specific loan types or industries; experience, ability and depth of lending management in relation to the complexity of the portfolio; adequacy and adherence to policies, procedures and practices; levels and trends in delinquencies, impaired loans and net charge-offs and the results of independent third party loan review.

The provision for loan losses decreased to $651,000 for the first half of 2006 from $1.1 million for the same period in 2005. During the first six months of 2006, we charged off loans of $1.6 million and recovered $873,000 in previously charged off loans compared to $1.8 million and $582,000, respectively, during the same period in 2005. The lower provision reflects lower net charge-offs during the first six months of 2006 and an improvement in asset quality from the first six months of 2005 to the first six months of 2006.

The provision for loan and lease losses of $1.6 million in 2005 decreased from $3.6 million in 2004. Net charge-offs decreased from $6.2 million in 2004 to $5.0 million in 2005. Charge-offs in 2005 and 2004 included charge-offs of $3.0 million and $3.4 million, respectively, in two of the commercial lease pools due to the settlement with two of the surety companies which issued surety bonds to guarantee the income stream of several commercial lease pools. Net charge-offs as a percent of average loans outstanding decreased from 0.62% in 2004 to 0.41% in 2005. Without the effect of the commercial lease pool charge-offs, net charge-offs as a percentage of average loans outstanding would have been 0.16% and 0.28% for 2005 and 2004, respectively.

The 2004 provision for loan and lease losses of $3.6 million increased from $3.0 million in 2003, reflecting, among other things, management’s evaluation of the risk in the commercial lease pools discussed above. Net charge-offs were $4.9 million in 2003, including a $2.1 million charge-off in one of the commercial lease pools due to a settlement with one of the surety companies which issued surety bonds to guarantee the income stream of several commercial lease pools. The ratio of net charge-offs to average loans outstanding was 0.64%. Without the effect of the commercial lease pool charge-off in 2003, the ratio of net-charge-offs to average loans outstanding would have been 0.37%.

Noninterest Income

Our noninterest income increased $1.5 million or 21% from the first six months of 2005 to the first six months of 2006. Increases in service charges on deposit accounts and commissions and fees resulted from our implementation of a new overdraft protection product in May 2005 and an increase in investment services brokerage income. In 2005, Lakeland received commission income on the sale of investment services net of commission expense paid to licensed sales representatives. In 2006, Lakeland employed its own sales representatives and, as a result, recorded gross commission income on the sales of investments and commission expense paid to its sales representatives in salaries and benefits expense. The increase in the investment services income was partially offset by a decrease in fees on loans.

Gains on sales of investment securities decreased from $128,000 in the first six months of 2005 to $78,000 in the first six months of 2006. Leasing income decreased from $660,000 in the first six months of 2005 to $463,000 in the first six months of 2006, primarily as a result of a decline in fees from brokered transactions. Other income increased from $156,000 to $575,000, primarily as a result of a $361,000 gain on the sale of a branch office of Lakeland Bank during the first quarter of 2006.

Noninterest income increased $1.1 million or 9% to $14.5 million in 2005 from $13.4 million in 2004 and represented 17.2% of total revenue for 2005. (Total revenue is defined as net interest income plus noninterest income.) A primary source of this increase in revenue was an increase in service charges on demand deposit accounts from $7.8 million in 2004 to $9.6 million in 2005, a $1.8 million or 23% increase. This increase resulted from fee income generated by our overdraft protection program implemented in the second quarter of 2005 and a full year of income from the Newton branches. Gains (losses) on sales of securities decreased from a gain of $638,000 in 2004 to a loss of $583,000 in 2005. This decrease resulted from a decline in the market value of securities due to the interest rate environment and from a sale of securities that enabled Lakeland Bank to position its portfolio to take advantage of higher yielding bonds. Income from bank owned life insurance increased as a result of a full year of income earned on $5.5 million in bank-owned life insurance policies acquired in the Newton acquisition. Other income increased from $803,000 in 2004 to $1.2 million in 2005 as a result of leasing income.

Noninterest income increased $616,000 or 5% from $12.8 million in 2003 to $13.4 million in 2004 and represented 17.9% of total revenue for 2004. Noninterest income increased from 2003 to 2004 primarily as a result of increases in service charges on demand deposit accounts generated by the Newton branches purchased on July 1, 2004, and increased ATM income. Gains on sales of securities decreased from $1.9 million in 2003 to $638,000 in 2004 because Lakeland sold less securities in 2004 than 2003. Commissions and fees increased from $2.5 million in 2003 to $3.0 million in 2004, an increase of $466,000 or 18% due to increased loan volumes, increased prepayment fees on commercial loans and increased investment services brokerage income. Income from bank owned life insurance increased as a result of income earned on $7.0 million in bank-owned life insurance policies purchased in the second quarter of 2003 and income earned from bank-owned life insurance policies acquired in the Newton and CSB acquisitions. Other income increased from $389,000 in 2003 to $803,000 in 2004 as a result of gains on sales of leases and income received on our investment in the common stock of certain trusts.

Noninterest Expense

Noninterest expense increased from $26.9 million in the first six months of 2005 to $27.2 million in the first six months of 2006, an increase of $306,000 or 1%. Salaries and employee benefits increased as a result of normal salary and benefit increases and staff increases, including the sales representatives described above under “Noninterest Income.” Legal fees decreased as a result of the settlement of legal proceedings relating to certain purchased lease pools. Other expenses decreased $450,000 or 9% to $4.4 million, reflecting decreases in audit expense, expense related to the operation of our ATMs, and telephone expense. These expenses declined as a result of the renegotiation of certain costs and upgrades in technology. Other expenses also declined as a result of merging Newton into Lakeland in late 2005 and from the resulting closure of three branches at the end of 2005.

Noninterest expense increased from $47.2 million in 2004 to $53.4 million in 2005, a $6.2 million or 13% increase. Salaries and benefits, the largest component of noninterest expense, increased by $3.4 million or 13%. A full year of the salaries paid to Newton’s 119 employees contributed to this increase as well as normal salary and benefit increases. Occupancy expense increased from $4.4 million in 2004 to $5.4 million in 2005 as a result of expenses related to the ten branches and one administration center acquired in the Newton acquisition. Occupancy expense also included $161,000 in expenses relating to the closing of three branch offices. Furniture and equipment expenses increased $373,000 or 9% due to costs related to upgrading our computer system as well as additional costs incurred from the acquisition of the Newton branches. Stationery, supplies and postage increased $254,000 or 16% from 2004 to 2005 as a result of expenses related to the Newton merger as well as expenses related to internal growth. Marketing expense increased from $1.5 million in 2004 to $1.6 million in 2005 primarily as a result of expenses related to the merger of Newton into Lakeland Bank and related to the opening of two new branches. Core deposit intangible expense increased from $810,000 in 2004 to $1.2 million in 2005 resulting from a full year’s amortization of core deposit intangible acquired in the Newton acquisition. Other expenses increased from $8.1 million in 2004 to $9.6 million in 2005, a $1.4 million or 18% increase. Other expenses included a $408,000 increase in director fees which included a full year of fees related to Newton, costs related to the merger of Newton into Lakeland Bank, and costs related to the increased size of our holding company’s Board of Directors in connection with the merger of NFC. Other expenses also included a $200,000 increase in telecommunications expense, and a $139,000 increase in expenses related to personnel recruitment. The remainder of the increase in other expenses resulted from a full year of expenses related to Newton and expense related to our increased customer base.

Noninterest expense in 2004 increased $8.9 million or 23% over 2003. This increase included a $4.5 million or 22% increase in salary expense due to the 119 employees added from the Newton acquisition, a full year of salary paid to the 34 employees added from the CSB acquisition and normal increases. Occupancy expense increased from $3.7 million in 2003 to $4.4 million in 2004 as a result of expenses related to four branches acquired in the CSB acquisition and the ten branches and one administration center acquired in the Newton acquisition. Furniture and equipment expenses increased $714,000 or 21% due to costs related to upgrading our computer system as well as additional costs incurred from the acquisition of the Newton branches. Stationery, supplies and postage increased $185,000 or 14% from 2003 to 2004 as a result of expenses related to the Newton merger as well as expenses related to internal growth. Marketing expense increased from $1.1 million in 2003 to $1.5 million in 2004 primarily as a result of expenses incurred in Bergen County, the market area we entered as a result of the CSB acquisition. The Newton acquisition also contributed to the increased marketing expense. Core deposit intangible expense increased $588,000 from $222,000 in 2003 to $810,000 in 2004 resulting from the Newton and CSB mergers. Other expenses increased from $6.3 million in 2003 to $8.1 million in 2004, a $1.8 million or 29% increase. Other expenses included $885,000 resulting from the addition of the Newton offices beginning July 1, 2004, and a $311,000 increase in audit fees resulting from costs incurred to comply with the Sarbanes-Oxley Act. Also included in other expenses was a $200,000 writedown of other real estate owned property in fourth quarter 2004. The remainder of the increase in other expenses resulted from expenses related to our increased customer base.

Efficiency Ratio

The efficiency ratio expresses the relationship between non-interest expense, excluding other real estate expense and core deposit amortization, to total tax-equivalent revenue, excluding gains (losses) on sales of securities. The efficiency ratio increased from 61.0% for the first six months of 2005 to 61.8% for the first six months of 2006, primarily as a result of the decrease in our net interest income. In 2005, our efficiency ratio on a tax equivalent basis decreased to 59.8% from 60.7% in 2004. The efficiency ratio was 60.3% in 2003.

Income Taxes

Our effective income tax rate was 31.4% for the first six months of 2006, 32.0% for the first six months of 2005 and 32.2%, 31.6% and 31.9%, for the years ended December 31, 2005, 2004 and 2003, respectively.

Financial Condition

Our total assets increased $36.6 million or 2% from $2.206 billion at December 31, 2005, to $2.243 billion at June 30, 2006. Sales and maturities of investment securities were used to fund loan growth. Total deposits decreased from $1.798 billion on December 31, 2005 to $1.794 billion on June 30, 2006, a decrease of $4.5 million or less than 1%. The decrease in deposits included an $8.0 million decline related to the sale of one of Lakeland’s branch offices. Additionally, customer repurchase agreements increased $7.5 million from December 31, 2005 to June 30, 2006.

Total assets increased from $2.141 billion on December 31, 2004 to $2.206 billion on December 31, 2005, an increase of $65.0 million, or 3%. Total assets at year-end 2004 increased $555.7 million or 35% from year-end 2003, including $316.4 million from the Newton acquisition.

Loans

We primarily serve Northern New Jersey and the surrounding areas. We believe that all of our borrowers are U.S. residents or entities.

Total loans increased from $1.31 billion on December 31, 2005 to $1.42 billion on June 30, 2006, an increase of $113.2 million, or 9%. The growth in the loan portfolio was primarily in commercial loans, which increased from $679.8 million to $757.2 million, an increase of $77.4 million or 11%. The increase includes $38.8 million in growth in leases from our leasing division.

Total loans increased from $1.17 billion on December 31, 2004 to $1.31 billion on December 31, 2005, an increase of $136.3 million or 12%. The increase in loans occurred in all major loan categories. Commercial loans increased from $594.2 million to $679.8 million, an increase of $85.7 million or 14%. Commercial loans included $23.7 million in growth in leases from our leasing division. Our home equity and consumer installment portfolio increased from $289.9 million in 2004 to $302.2 million in 2005, an increase of $12.3 million or 4%. The residential real estate mortgage portfolio also increased $32.7 million or 15%. Real estate construction loans, which include both residential and commercial construction loans, increased from $62.7 million in 2004 to $68.3 million in 2005, an increase of $5.6 million or 9%. In 2004, total loans increased from $845.3 million to $1.17 billion, including $201.5 million from the Newton acquisition. The majority of the growth was in the commercial loan portfolio which increased $201.8 million, or 51%, including $138.4 million from the Newton acquisition.

The following table sets forth the classification of our loans by major category as of the dates indicated:

	June 30, 2006	December 31,
		2005	2004	2003	2002	2001
	(in thousands)
Commercial	$757,217	$679,840	$594,161	$392,379	$298,106	$250,229
Real estate—mortgage	261,060	256,621	223,936	178,404	161,469	156,251
Real estate—construction	90,096	68,325	62,687	20,476	19,567	15,598
Home equity and consumer installment	311,867	302,236	289,920	254,039	234,259	176,404

	$1,420,240	$1,307,022	$1,170,704	$845,298	$713,401	$598,482

The following table shows the percentage distributions of loans by category as of the dates indicated:

	June 30, 2006	December 31,
		2005	2004	2003	2002	2001
Commercial	53.3%	52.0%	50.7%	46.4%	41.8%	41.8%
Real estate—mortgage	18.4%	19.7%	19.1%	21.1%	22.6%	26.1%
Real estate—construction	6.3%	5.2%	5.4%	2.4%	2.8%	2.6%
Home equity and consumer installment	22.0%	23.1%	24.8%	30.1%	32.8%	29.5%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

At June 30, 2006, there were no concentrations of loans exceeding 10% of total loans outstanding other than loans that are secured by real estate. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

The following table sets forth certain categories of loans as of June 30, 2006, in terms of contractual maturity date:

	Within one year	After one but within five years	After five Years	Total
	(in thousands)
Types of Loans:
Commercial	$100,633	$203,516	$453,068	$757,217
Real Estate—construction	47,878	17,821	24,397	90,096

Total	$148,511	$221,337	$477,465	$847,313

Amount of such loans with:
Predetermined rates	$41,534	$181,402	$129,122	$352,058
Floating or adjustable rates	106,977	39,935	348,343	495,255

Total	$148,511	$221,337	$477,465	$847,313

Risk Elements

Commercial loans are placed on a non-accrual status with all accrued interest and unpaid interest reversed if:

•	because of the deterioration in the financial position of the borrower they are maintained on a cash basis (which means payments are applied when and as received rather than on a regularly scheduled basis);

•	payment in full of interest or principal is not expected; or

•	principal and interest has been in default for a period of 90 days or more,

unless the obligation is both well secured and in the process of collection.

Residential mortgage loans are placed on non-accrual status at the time when foreclosure proceedings are commenced, except where there exists sufficient collateral to cover the defaulted principal and interest payments, and management’s knowledge of the specific circumstances warrant continued accrual.

Consumer loans are generally charged off when principal and interest payments are four months in arrears unless the obligations are well secured and in the process of collection. Interest thereafter on such charged-off consumer loans is taken into income when received only after full recovery of principal.

The following schedule sets forth certain information regarding our non-accrual loans, past due loans and other real estate owned as of the dates indicated:

	June 30, 2006	December 31,
		2005	2004	2003	2002	2001
		(in thousands)
Non-performing assets:
Non-accrual loans	4,007	3,907	13,017	16,653	19,985	1,985
Other real estate owned	—	—	650	—	—	513

TOTAL NON-PERFORMING ASSETS	$4,007	$3,907	$13,667	$16,653	$19,985	$2,498

Non-performing assets as a percent of total assets	0.18%	0.18%	0.64%	1.05%	1.66%	0.24%

Past due loans*	$174	$5,127	$2,347	$1,248	$1,342	$1,370

*	Represents loans as to which payments of interest or principal are contractually past due ninety days or more, but which are currently accruing income at the contractually stated rates. A determination is made to continue accruing income on such loans only if collection of the debt is proceeding in due course and collection efforts are reasonably expected to result in repayment of the debt or in its restoration to a current status.

Non-accrual loans increased from $3.9 million on December 31, 2005 to $4.0 million, or 0.18% of total assets, on June 30, 2006. Loans past due ninety days or more and still accruing at June 30, 2006 decreased $5.0 million to $174,000 from $5.1 million on December 31, 2005, resulting from the renewal of a credit line that was past due over 90 days on December 31, 2005.

Loans specifically evaluated are deemed impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreements. Loans which are in process of collection are not classified as impaired if we expect to collect all amounts due, including interest accrued at the contractual interest rate. All commercial loans identified as impaired in excess of $250,000 are evaluated by an independent loan review consultant. We aggregate consumer loans and residential mortgages for evaluation purposes.

Our policy concerning commercial non-accrual loans states that, except for loans which are considered to be fully collectible by virtue of collateral held and in the process of collection, loans are placed on a non-accrual status when payments are 90 days delinquent or more. It is possible for a loan to be on non-accrual status and not be classified as impaired if the balance of such loan is relatively small and, therefore, that loan has not been specifically reviewed for impairment.

Loans, or portions thereof, are charged off in the period that the loss is identified. Until such time, an allowance for loan loss is maintained for estimated losses. With regard to interest income recognition for payments received on impaired loans, as well as all non-accrual loans, we follow regulatory guidelines, which apply any payments to principal as long as there is doubt as to the collectibility of the loan balance.

As of June 30, 2006, we had $4.0 million in impaired loans, including $3.7 million in non-accrual loans, compared to $3.7 million at year-end 2005. Impairment is measured using the present value of future cash flows on certain impaired loans and is based on the fair value of the underlying collateral for the remaining loans. Based on such evaluation, $1.0 million was allocated to the allowance for loan and lease losses for impairment at June 30, 2006. At June 30, 2006, we also had $12.3 million in loans that were rated substandard and not classified as non-performing or impaired.

There were no loans at June 30, 2006, other than those designated non-performing, impaired or substandard, where we were aware of any credit conditions of any borrowers or obligors that would indicate a strong possibility of the borrowers not complying with present terms and conditions of repayment and which may result in such loans being included as non-accrual, past due or renegotiated at a future date.

Non-accrual loans decreased from $13.0 million at December 31, 2004 to $3.9 million on December 31, 2005, primarily as a result of a settlement with the one remaining surety company which had guaranteed the income stream of $6.4 million of the commercial lease pools. Lakeland received $3.3 million in the settlement. The remaining $3.0 million of the loan was charged-off. Excluding the effect of the settlement of the lease pools, non-accrual loans decreased $2.7 million from 2004 to 2005.

In 2004, non-accruals decreased $3.7 million from the prior year resulting primarily from the settlement with one of the surety companies that guaranteed the income stream of $4.0 million of commercial lease pools. The settlement included a $1.9 million principal payment and a charge-off of the remaining $2.1 million. Included in 2004 non-accrual loans are $2.7 million in non-accrual loans from Newton. Other real estate owned increased to $650,000 in 2004, resulting from the Newton acquisition.

For the first six months of 2006, the gross interest income that would have been recorded, had the loans classified at period-end as non-accrual been performing in conformance with their original loan terms, was approximately $147,000. The amount of interest income actually recorded on those loans for the first six months of 2006 was $20,000, and the resultant income loss was $127,000.

For 2005, the gross interest income that would have been recorded, had the loans classified at year-end as non-accrual been performing in conformance with their original loan terms, was approximately $661,000. The amount of interest income actually recorded on those loans for 2005 was $323,000. The resultant income loss was $338,000 for 2005.

The following table sets forth for each of the period indicated, the historical relationships among the amount of loans outstanding, the allowance for loan and lease losses, the provision for loan and lease losses, the amount of loans charged off and the amount of loan recoveries:

	June 30, 2006	December 31,
		2005	2004	2003	2002	2001
	(in thousands)
Balance of the allowance at the beginning of the period	$13,173	$16,638	$16,899	$17,940	$8,220	$8,890

Loans charged off:
Commercial	928	4,350	4,964	4,100	501	2,248
Home equity and consumer	702	1,923	1,718	1,817	926	398
Real estate—mortgage	—	—	—	—	—	4

Total loans charged off	1,630	6,273	6,682	5,917	1,427	2,650

Recoveries:
Commercial	645	753	145	653	446	245
Home equity and consumer	228	499	363	350	195	124
Real estate—mortgage	0	1	10	1	6	11

Total recoveries	873	1,253	518	1,004	647	380

Net charge-offs:	757	5,020	6,164	4,913	780	2,270
Addition related to acquisitions	—	—	2,301	872	—	—
Provision for loan and lease losses charged to operations	651	1,555	3,602	3,000	10,500	1,600

Ending balance	$13,067	$13,173	$16,638	$16,899	$17,940	$8,220

Ratio of net charge-offs to average loans
outstanding (1)	0.11%	0.41%	0.62%	0.64%	0.12%	0.41%
Ratio of allowance at end of period as a percentage of period-end total loans	0.92%	1.00%	1.41%	1.98%	2.49%	1.37%

(1)	Six month figures are annualized for comparability purposes.

The ratio of the allowance for loan and lease losses to loans outstanding reflects our management’s evaluation of the underlying credit risk inherent in the loan portfolio. The determination of the adequacy of the allowance for loan and lease losses and the periodic provisioning for estimated losses included in the consolidated financial statements is the responsibility of our management. The evaluation process is undertaken on a quarterly basis.

The methodology we employ for assessing the adequacy of the allowance consists of the following criteria:

•	The establishment of reserve amounts for all specifically identified classified loans that have been designated as requiring attention by our external loan review consultant.

•	The establishment of reserves for pools of homogeneous types of loans not subject to specific review, including 1 – 4 family residential mortgages, and consumer loans.

•	The establishment of reserve amounts for the non-classified loans in each portfolio based upon the historical average loss experience for these portfolios and management’s evaluation of key factors.

We consider the results of ongoing credit quality monitoring processes, the adequacy and expertise of our lending staff, underwriting policies, loss histories, delinquency trends, and the cyclical nature of economic and business conditions. Since many of our loans depend on the sufficiency of collateral as a secondary source of repayment, any adverse trend in the real estate markets could affect underlying values available to protect us from loss.

Based upon the process employed and giving recognition to all accompanying factors related to the loan portfolio, our management considers the allowance for loan and lease losses to be adequate at June 30, 2006. The preceding statement constitutes a forward-looking statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from our management’s analysis, based principally upon the factors considered by management in establishing the allowance.

The following table shows how the allowance for loan and lease losses is allocated among the various types of loans that we have outstanding at the dates indicated. This allocation is based on management’s specific review of the credit risk of the outstanding loans in each category as well as historical trends.

	June 30, 2006	At December 31,
		2005	2004	2003	2002	2001
		(in thousands)
Commercial	$9,522	$9,821	$13,598	$14,036	$16,086	$6,308
Home equity and consumer	2,806	2,592	2,411	2,117	1,109	1,173
Real estate—construction	422	350	146	54	54	54
Real estate—mortgage	317	410	483	692	691	685

	$13,067	$13,173	$16,638	$16,899	$17,940	$8,220

Investment Securities

We have classified our investment securities into the available for sale and held to maturity categories pursuant to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”

The following table sets forth the carrying value of our investment securities, both available for sale and held to maturity, as of June 30, 2006 and for each of the last three years. Investment securities available for sale are stated at fair value while securities held for maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts.

	June 30, 2006	December 31,
		2005	2004	2003
		(in thousands)
U.S. Treasury and U.S. government agencies	$153,520	$195,914	$194,378	$169,826
Obligations of states and political subdivisions	110,258	109,862	101,023	82,139
Mortgage-backed securities	292,914	335,081	403,150	332,904
Equity securities	21,981	19,067	18,352	10,874
Other debt securities	9,808	10,548	28,125	4,668

	$588,481	$670,472	$745,028	$600,411

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a taxable equivalent basis (using a tax rate of 35%), of investment securities available for sale as of June 30, 2006:

Available for sale	Within one year	Over one but within five years	Over five but within ten years	After ten years	Total
	(dollars in thousands)
U.S. Treasury and U.S. government agencies
Amount	$15,885	$75,608	$19,809	$3,676	$114,978
Yield	4.57%	4.00%	4.41%	4.78%	4.18%
Obligations of states and political subdivisions
Amount	4,260	18,748	19,151	1,458	43,617
Yield	5.50%	5.72%	5.59%	5.68%	5.64%
Mortgage-backed securities
Amount	66	14,036	39,722	194,404	248,228
Yield	4.25%	3.85%	3.92%	4.64%	4.48%
Other debt securities
Amount	—	1,157	—	6,532	7,689
Yield	—%	4.35%	—%	4.84%	4.76%
Other equity securities
Amount	21,981	—	—	—	21,981
Yield	—%	—%	—%	—%	—%

Total securities
Amount	$42,192	$109,549	$78,682	$206,070	$436,493
Yield	2.28%	4.28%	4.45%	4.66%	4.30%

The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a taxable equivalent basis using a 35% tax rate, of our investment securities held to maturity as of June 30, 2006:

Held to maturity	Within one year	Over one but within five years	Over five but within ten years	After ten years	Total
	(dollars in thousands)
U.S. Treasury and U.S. government agencies
Amount	$302	$34,253	$3,987	$—	$38,542
Yield	1.95%	4.10%	4.26%	—%	4.10%
Obligations of states and political subdivisions
Amount	21,368	9,787	26,818	8,668	66,641
Yield	4.84%	5.11%	5.01%	5.57%	5.05%
Mortgage-backed securities
Amount	125	4,208	4,112	36,241	44,686
Yield	3.96%	4.01%	3.83%	5.05%	4.83%
Other debt securities
Amount	508	—	509	1,102	2,119
Yield	4.42%	—%	5.01%	5.49%	5.12%

Total securities
Amount	$22,303	$48,248	$35,426	$46,011	$151,988
Yield	4.79%	4.30%	4.79%	5.16%	4.75%

Deposits

Total deposits decreased from $1.798 billion on December 31, 2005 to $1.794 billion on June 30, 2006, a decrease of $4.5 million. During the first six months of 2006, we sold a branch with $8.0 million in deposits. Noninterest-bearing demand deposits decreased from $312.5 million on December 31, 2005 to $308.6 million on June 30, 2006, a decline of $4.0 million or 1%. Savings and interest-bearing transaction accounts decreased from $1.038 billion on December 31, 2005 to $1.027 billion on June 30, 2006, a decrease of $10.7 million. Total core deposits, which consist of noninterest-bearing deposits and savings and interest-bearing transaction accounts, decreased by $14.7 million to $1.336 billion. Time deposits under $100,000 decreased $12.5 million from $293.3 million on December 31, 2005 to $280.8 million on June 30, 2006. Time deposits $100,000 and over increased $22.7 million from $154.3 million on December 31, 2005 to $177.0 million on June 30, 2006 as a result of an increase in municipal time deposits.

Total deposits increased from $1.727 billion on December 31, 2004 to $1.798 billion on December 31, 2005, an increase of $71.4 million, or 4%. The major factor driving deposit growth in 2005 was a growth in time deposits which increased from $365.8 million at December 31, 2004 to $447.6 million at December 31, 2005, an increase of $81.8 million or 22%, as customers moved their funds from transaction and savings accounts to higher yielding time deposits. The growth in time deposits included $58.3 million in certificates of deposits over $100,000, which included municipal deposits. Total noninterest bearing demand accounts decreased from $319.4 million to $312.5 million, a $6.8 million or 2% decrease. Total core deposits decreased from $1.361 billion on December 31, 2004 to $1.351 billion on December 31, 2005, a decrease of $10.4 million or 1%. Total deposits in 2004 increased $401.1 million or 30% from December 31, 2003, including $266.9 million from the Newton acquisition.

The average amount of deposits and the average rates paid on deposits for the periods indicated are summarized in the following table:

	Six Months Ended June 30, 2006		Year Ended December 31, 2005		Year Ended December 31, 2004		Year Ended December 31, 2003
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
			(Dollars in thousands)
Noninterest-bearing demand deposits	$294,077	—%	$308,025	—%	$284,638	—%	$231,116	—%
Interest-bearing transaction accounts	700,176	2.43%	695,415	1.68%	602,575	1.14%	421,307	1.12%
Savings	337,709	1.13%	343,219	0.61%	327,965	0.54%	279,084	0.65%
Time deposits	451,661	3.45%	411,704	2.68%	319,808	2.15%	266,512	2.52%

Total	$1,783,623	2.04%	$1,758,363	1.41%	$1,534,986	1.01%	$1,198,019	1.11%

As of June 30, 2006, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, identified by time remaining to maturity, was as follows (in thousands):

Maturity	June 30, 2006
Within 3 months	$93,697
Over 3 through 6 months	29,752
Over 6 through 12 months	38,648
Over 12 months	14,855

Total	$176,952

Short term borrowings

The following table provides certain information regarding federal funds purchased and short-term securities sold under agreements to purchase at the dates or for the periods presented:

	Six Months Ended June 30, 2006	Year Ended December 31,
		2005	2004	2003
	(dollars in thousands)
Federal Funds Purchased:
Balance at period-end	$71,150	$36,275	$55,000	$36,000
Interest rate at period-end	5.44%	4.32%	2.50%	1.05%
Maximum amount outstanding at any month-end during the period	$71,150	$80,825	$55,000	$36,000
Average amount outstanding during the period	$36,234	$15,233	$12,370	$3,126
Weighted average interest rate during the period	4.71%	3.08%	1.55%	1.12%

	Six Months Ended June 30, 2006	Year Ended December 31,
		2005	2004	2003
	(dollars in thousands)
Securities Sold Under Agreements to Repurchase:
Balance at period-end	$60,058	$66,924	$55,830	$15,423
Interest rate at period-end	4.73%	3.79%	2.10%	0.90%
Maximum amount outstanding at any month-end during the period	$74,336	$111,737	$60,057	$19,539
Average amount outstanding during the period	$68,682	$80,206	$26,524	$17,475
Weighted average interest rate during the period	4.22%	3.19%	1.51%	1.08%

Liquidity

“Liquidity” measures whether an entity has sufficient cash flow to meet its financial obligations and commitments on a timely basis. We are liquid when we have the cash available to meet the borrowing and cash withdrawal requirements of customers and we can pay for current and planned expenditures and satisfy our debt obligations.

We fund loan demand and operating expenses from four sources:

•	Net income.

•	Deposits. We can offer new products or change our rate structure in order to increase deposits. For the first six months of 2006, we generated $3.5 million in deposit growth; in 2005, we generated $71.4 million in deposit growth. Subsequent to June 30, 2006, we commenced accepting brokered deposits. At August 31, 2006, we had $30.0 million of brokered deposits.

•	Sales of securities and overnight funds. At June 30, 2006 and December 31, 2005, we had $436.5 million and $515.9 million in securities designated “available for sale.”

•	Overnight credit lines. Lakeland Bank is a member of the Federal Home Loan Bank of New York (FHLB). One membership benefit is that members can borrow overnight funds. We have overnight credit lines of $100 million available for us to borrow from the FHLB. We also have overnight federal funds lines available for us to borrow up to $110.0 million.

Our management believes that our current level of liquidity is sufficient to meet our current and anticipated operational needs including current loan commitments, deposit maturities and other obligations. This constitutes a forward-looking statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from anticipated results due to a variety of factors, including uncertainties relating to general economic conditions; unanticipated decreases in deposits; changes in or failure to comply with governmental regulations; and uncertainties relating to the analysis of our assessment of rate sensitive assets and rate sensitive liabilities and relating to the extent to which market factors indicate that a financial institution such as ours should match such assets and liabilities.

Cash and cash equivalents totaled $56.5 million on June 30, 2006, an increase of $3.7 million from December 31, 2005. Operating activities, principally from our net income, provided $12.4 million in net cash during the first six months of 2006. Investing activities used $49.1 million in net cash, primarily reflecting the use of funds for investment security purchases and loan originations. Financing activities provided $40.4 million in net cash, reflecting an increase in deposits of $3.5 million (net of the deposit outflows from the sale of a branch) and increases of federal funds purchased and long-term borrowings from the Federal Home Loan Bank. We anticipate that we will have sufficient funds available to meet our current loan commitments and deposit maturities. This constitutes a forward-looking statement under the Private Securities Litigation Reform Act of 1995. At June 30, 2006, we had outstanding loan origination commitments of $404.9 million. These commitments included $348.1 million that mature within one year; $31.8 million that mature after one but within three years; $2.8 million that mature after three but within five years and $22.2 million that mature after five years. We also had $8.2 million in letters of credit outstanding at June 30, 2006. This included $6.6 million that mature within one year and $1.6 million that mature after one but within three years. Time deposits issued in amounts of $100,000 or more maturing within one year totaled $162.1 million.

The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of June 30, 2006:

	Total	Within one year	After one but within three years	After three but within five years	After five years
	(dollars in thousands)
Minimum annual rentals or noncancelable operating leases	$7,555	$1,075	$1,719	$1,256	$3,505
Benefit plan commitments	2,530	35	258	370	1,867
Remaining contractual maturities of time deposits	457,751	389,932	63,450	3,298	1,071
Subordinated debentures	56,703	—	—	—	56,703
Loan commitments	404,863	348,092	31,807	2,746	22,218
Long-term borrowed funds	61,711	20,853	10,858	10,000	20,000
Standby letters of credit	8,224	6,650	1,574	—	—

Total	$999,337	$766,637	$109,666	$17,670	$105,364

Interest Rate Risk

The concept of interest rate sensitivity—i.e., the extent to which assets and liabilities are sensitive to changes in interest rates—is closely related to the concept of liquidity. Interest rate sensitivity is often measured by the extent to which mismatches or “gaps” occur in the repricing of assets and liabilities within a given time period. Gap analysis is utilized to quantify such mismatches. A “positive” gap results when the amount of earning assets repricing within a given time period exceeds the amount of interest-bearing liabilities repricing within that time period. A “negative” gap results when the amount of interest-bearing liabilities repricing within a given time period exceeds the amount of earning assets repricing within such time period.

In general, a financial institution with a positive gap in relevant time periods will benefit from an increase in market interest rates and will experience erosion in net interest income if such rates fall. Likewise, a financial institution with a negative gap in relevant time periods will normally benefit from a decrease in market interest rates and will be adversely affected by an increase in rates. By maintaining a balanced interest rate sensitivity position, where interest rate sensitive assets roughly equal interest sensitive liabilities in relevant time periods, interest rate risk can be limited.

As a financial institution, our potential interest rate volatility is a primary component of our market risk. Fluctuations in interest rates will ultimately impact the level of income and expense recorded on a large portion of our assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. Based upon our nature of operations, we are not subject to foreign currency exchange or commodity price risk. We do not own any trading assets and do not have any hedging transactions in place, such as interest rate swaps and caps.

Our Board of Directors has adopted an Asset/Liability Policy designed to stabilize net interest income and preserve capital over a broad range of interest rate movements. This policy outlines guidelines and ratios dealing with, among other things, liquidity, volatile liability dependence, investment portfolio composition, loan portfolio composition, loan-to-deposit ratio and gap analysis ratio. Our performance as compared to the Asset/Liability Policy is monitored by the Board of Directors. In addition, to effectively administer the Asset/Liability Policy and to monitor exposure to fluctuations in interest rates, we maintain an Asset/Liability Committee, consisting of the Chief Executive Officer, Chief Financial Officer, Chief Lending Officer, Chief Retail Officer, Chief Credit Officer, certain other senior officers and certain directors. This committee meets quarterly to review our financial results and to develop strategies to implement the Asset/Liability Policy and to respond to market conditions.

We monitor and control interest rate risk through a variety of techniques, including use of traditional interest rate sensitivity analysis, also known as “gap analysis,” and an interest rate risk management model. With the interest rate risk management model, we project future net interest income, and then estimate the effect of various changes in interest rates and balance sheet growth rates on that projected net interest income. We also use the interest rate risk management model to calculate the change in net portfolio value over a range of interest rate change scenarios. Traditional gap analysis involves arranging our interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference, or “interest rate sensitivity gap,” between the assets and liabilities that are estimated to reprice during each time period and cumulatively through the end of each time period.

Both interest rate sensitivity modeling and gap analysis are done at a specific point in time and involve a variety of significant estimates and assumptions. Interest rate sensitivity modeling requires, among other things, estimates of how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will respond to general changes in market rates, future cash flows and discount rates.

Gap analysis requires estimates as to when individual categories of interest-sensitive assets and liabilities will reprice, and assumes that assets and liabilities assigned to the same repricing period will reprice at the same time and in the same amount. Gap analysis does not account for the fact that repricing of assets and liabilities is discretionary and subject to competitive and other pressures.

The following table sets forth the estimated maturity/repricing structure of our interest-earning assets and interest-bearing liabilities at June 30, 2006. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. The majority of interest-bearing demand deposits and savings deposits are assumed to be “core” deposits, or deposits that will generally remain with us regardless of market interest rates. Therefore, 13% of the core interest-bearing deposits, 20% of core savings deposits and 35% of money market deposit accounts are shown as maturing or repricing within three months. The remainder is divided between the “after 1 but within 5 years” column and the “after 5 years” column. Interest-bearing transaction accounts held by states and municipalities are seen to be more sensitive than personal interest-bearing transaction accounts. Therefore, 75% of public interest-bearing transaction accounts are shown as repricing within three months. The table does not assume any prepayment of fixed-rate loans.

The table does not necessarily indicate the impact of general interest rate movements on our net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond our control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels.

	Maturing or Repricing
June 30, 2006	Within three months	After 3 months but within 1 year	After 1 but within 5 years	After 5 Years	Total
			(dollars in thousands)
Interest-earning assets:
Loans	$294,755	$136,056	$619,998	$375,209	$1,426,018
Investment securities	52,659	74,656	324,736	136,430	588,481
Interest-bearing cash accounts	7,937	—	—	—	7,937

Total interest-earning assets	355,351	210,712	944,734	511,639	2,022,436

Interest-bearing liabilities:
Deposits:
Interest-bearing demand	229,189	—	260,945	193,535	683,669
Savings accounts	65,911	—	123,432	154,291	343,634
Time deposits	170,855	219,289	66,536	1,071	457,751

Total interest-bearing deposits	465,955	219,289	450,913	348,897	1,485,054

Borrowings:
Fed funds purchased and securities sold under agreements to repurchase	117,548	12,830	—	—	130,378
Long-term debt	—	40,853	20,858	—	61,711
Subordinated debentures	—	—	30,929	25,774	56,703

Total borrowings	117,548	53,683	51,787	25,774	248,792

Total interest-bearing liabilities	583,503	272,972	502,700	374,671	1,733,846

Interest rate sensitivity gap	($228,152)	($62,260)	$442,034	$136,968	$288,590

Cumulative rate sensitivity gap	($228,152)	($290,412)	$151,622	$288,590

Changes in estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the impact of general interest rate movements on our net interest income or net portfolio value.

Because of the limitations in the gap analysis discussed above, we believe that interest sensitivity modeling more accurately reflects the effects and exposure to changes in interest rates. Net interest income simulation considers the relative sensitivities of the balance sheet including the effects of interest rate caps on adjustable rate mortgages and the relatively stable aspects of core deposits. As such, net interest income simulation is designed to address the probability of interest rate changes and the behavioral response of the balance sheet to those changes.

The starting point, or “base case,” for the following table is an estimate of our net portfolio value at June 30, 2006 using current discount rates, and an estimate of net interest income for 2006 assuming that both interest rates and our interest-sensitive assets and liabilities remain at June 30, 2006 levels. Net portfolio value represents the fair value of the net present value of assets, liabilities and off-balance-sheet items. The information provided for the net portfolio value assumes fluctuations or “rate shocks” of plus 200 basis points and minus 200 basis points. Rate shocks assume that current interest rates change immediately. The information provided for net interest income for 2006 assumes that changes in interest rates of plus 200 basis points and minus 200 basis points change gradually in equal increments over the twelve month period. The information set forth in the following table is based on significant estimates and assumptions, and constitutes a forward-looking statement under the Private Securities Litigation Reform Act of 1995.

	Net Portfolio Value at June 30, 2006		Net Interest Income for the next 12 months
Rate Scenario	Amount	Percent Change from Base Case	Amount	Percent Change from Base Case
	(dollars in thousands)
+200 basis points	$281,572	(12.9)%	$63,779	(5.0)%
Base Case	323,141	—%	67,130	—%
-200 Basis points	347,647	7.6%	70,592	5.2%

Capital Resources

Our stockholders’ equity decreased from $191.8 million on December 31, 2005 to $189.6 million on June 30, 2006. Book value per common share decreased to $8.61 on June 30, 2006 from $8.65 on December 31, 2005. The decrease in stockholders’ equity from December 31, 2005 to June 30, 2006 was primarily due to the increase in accumulated other comprehensive loss from $4.9 million on December 31, 2005 to $9.9 million on June 30, 2006 resulting from a decline in the market value of our available for sale portfolio. An increase in treasury stock from $20.2 million on December 31, 2005 to $22.8 million on June 30, 2006, resulting from the purchase of shares under our stock buyback program, as well as regular dividends, also contributed to a decline in equity.

Stockholders’ equity decreased $2.8 million to $191.8 million at December 31, 2005, from $194.5 million at December 31, 2004, reflecting net income during the year of $20.2 million, cash dividends to stockholders of $8.3 million, an unrealized securities loss, net of deferred income taxes, of $5.2 million, purchases of treasury stock of $10.1 million and a net change from the exercise of stock options of $608,000.

Book value per share—total stockholders’ equity divided by the number of shares outstanding—increased from $8.53 on December 31, 2004 to $8.65 on December 31, 2005 as a result of increased income and a decrease in shares outstanding. The reduction in shares outstanding resulted from the buyback of shares under our stock repurchase program. Book value per share was $6.31 on December 31, 2003.

The FDIC’s risk-based capital policy statement imposes a minimum capital standard on insured banks. The minimum ratio of risk-based capital to risk-weighted assets, including certain off-balance sheet items, such as standby letters of credit, is 8%. At least half of the total capital is to be comprised of common stock equity and qualifying perpetual preferred stock, less goodwill (so-called “Tier I capital”). The remainder (so-called “Tier II capital”) may consist of mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the allowance for loan and lease losses. The Federal Reserve Board has adopted a similar risk-based capital guideline for our holding company which is computed on a consolidated basis.

In addition, the bank regulators have adopted minimum leverage ratio guidelines (i.e., Tier I capital to average quarterly assets, less goodwill) for financial institutions. These guidelines provide for a minimum leverage ratio of 3% for financial institutions that meet certain specified criteria, including that they have the highest regulatory rating. All other holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

We believe, as of June 30, 2006, that our bank holding company and Lakeland Bank met all capital adequacy requirements to which they are subject. The capital ratios of our bank holding company and Lakeland Bank at June 30, 2006, and the minimum regulatory guidelines for such capital ratios for qualification as a well-capitalized institution, are as follows:

	Tier 1 Capital to Total Average Assets Ratio June 30, 2006	Tier 1 Capital to Risk-Weighted Assets Ratio June 30, 2006	Total Capital to Risk-Weighted Assets Ratio June 30, 2006
Capital Ratios:
Lakeland Bancorp	7.66%	10.82%	11.70%
Lakeland Bank	6.80%	9.62%	10.50%
“Well capitalized” institution under FDIC Regulations	5.00%	6.00%	10.00%

Recent Accounting Pronouncements

On July 13, 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact the adoption of FIN No. 48 will have on our consolidated financial position and results of operations.

Prior to 2006, we followed the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 permitted entities to account for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued for Employees.” Under SFAS No. 123, entities were required to make pro forma disclosures of net income and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied.

We adopted SFAS No. 123(R), “Share-Based Payments,” on January 1, 2006 using a modified method of prospective application. Under SFAS No. 123(R), all forms of share-based payments to employees, including employee stock options, are treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award would generally be measured at fair value at the grant date. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. All of our options were fully vested as of December 31, 2005. We granted no options in the first half of 2006. Because all of our stock options are fully vested, there was no impact on income from continuing operations, income before taxes, net income or basic and diluted earnings per share from adopting SFAS No. 123(R). Results for 2005 have not been restated.

Prior to the adoption of SFAS No. 123(R), we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. A $45,000 excess tax benefit classified as a financing cash inflow would have been classified as an operating cash inflow had we not adopted SFAS No. 123(R).

Effects of Inflation

The impact of inflation, as it affects banks, differs substantially from the impact on non-financial institutions. Banks have assets which are primarily monetary in nature and which tend to move with inflation. This is especially true for banks with a high percentage of rate sensitive interest-earning assets and interest-bearing liabilities. A bank can further reduce the impact of inflation with proper management of its rate sensitivity gap. This gap represents the difference between interest rate sensitive assets and interest rate sensitive liabilities. Lakeland Bank attempts to structure its assets and liabilities and manages its gap to protect against substantial changes in interest rate scenarios, in order to minimize the potential effects of inflation.

BUSINESS

We are a bank holding company headquartered in Oak Ridge, New Jersey. Through our wholly-owned subsidiary, Lakeland Bank, we operate 48 banking offices, located in Morris, Passaic, Sussex, Warren, Essex and Bergen counties in New Jersey, as indicated on the map on the inside front cover of this prospectus. Based on total assets as of June 30, 2006, we are the fifth largest publicly traded commercial bank holding company headquartered in New Jersey. We offer a full range of lending services, including commercial, real estate and consumer loans to small and medium-sized businesses, professionals and individuals located in our markets. Our size provides us with significant competitive advantages in our marketplace. We are large enough to be able to offer our commercial and individual customers a breadth of products typically found in larger financial institutions. At the same time, we have worked hard to retain our identity as a community banking institution. We emphasize responsive service to our customers. We seek to provide personalized service, access to senior decision makers, and a quick turn around time on lending decisions. We believe that by offering our customers personalized service, we can compete effectively as we expand both within our existing markets and into new markets.

We have grown substantially over the last several years. Our organic growth is driven by a de novo branching strategy and by offering sophisticated banking products and providing outstanding customer service. Specifically, we seek to enter new markets and enhance our presence in our current markets by a de novo branching strategy that has included eight new branch openings since January 1, 2001. Recently, we opened a de novo branch in Carlstadt, New Jersey and we plan to open at least three additional de novo branches in the markets we serve within the next two years.

We also have a successful track record of growing through acquisitions. Since 1998 we have acquired four community banks with an aggregate asset total of approximately $780 million. With our acquisition of CSB Financial Corp. in 2003, we expanded our presence in Bergen County, New Jersey from one branch office to five branch offices. One year later, we fortified our position in Sussex County, New Jersey through the acquisition of Newton Financial Corp. We currently rank first among all banking institutions in terms of deposits in Sussex County. We will continue to look for prudent acquisition opportunities that will enhance our franchise value. A summary of our community bank acquisitions is as follows:

Year	Financial Institutions Acquired	Assets of Financial Institutions Acquired (1)
1998	Metropolitan State Bank	$85.5 million

1999	High Point Financial Corp. and its National Bank of Sussex County subsidiary	$252.7 million

2003	CSB Financial Corp. and its Community State Bank subsidiary	$122.2 million

2004	Newton Financial Corp. and its Newton Trust Company subsidiary	$320.5 million

(1)	Measured as of the end of the last quarter prior to our announcement of the acquisition.

We have also diversified our business through opportunistic purchases of specialized lending platforms. In 2000, we acquired NIA National Leasing and opened a leasing division which provides equipment lease financing to small and medium-sized business clients. In 2004, we acquired $25.0 million of net receivables and opened an asset based lending department which specializes in utilizing particular assets to fund the working capital needs of borrowers.

At June 30, 2006, we had total consolidated assets of $2.2 billion, total consolidated deposits of $1.8 billion, total consolidated loans, net of the allowance for loan losses, of $1.4 billion and total consolidated stockholders’ equity of $189.6 million. We have provided additional information about us in this prospectus and in documents incorporated by reference in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Where You Can Find Additional Information”, “Documents Incorporated by Reference” and “Index to Consolidated Financial Statements”.

Market Area and Growth Strategy

We currently conduct business through 48 banking offices throughout Northern New Jersey, including 11 branches in Morris County, eight branches in Passaic County, 20 branches in Sussex County, one branch in Warren County, two branches in Essex County and six branches in Bergen County. Morris and Bergen Counties are among the wealthiest counties in the United States: Morris County ranks in the top five counties nationwide based on average household income and Bergen County ranks in the top 30. In addition, the contiguous counties to our north and south have attractive characteristics and offer the promise of further growth in the future. Somerset and Hunterdon Counties, both in New Jersey, each rank in the top five counties nationwide based on average household income and Rockland County, New York ranks in the top 30. Furthermore, our markets have also recently experienced a significant amount of consolidation which we believe creates a significant opportunity for us.

The following profile of our market area underscores our opportunities for growth and value creation:

Market	Deposits in Market ($Billion) (1)		Deposits Controlled by Top Five Institutions (2)		Estimated 2006 Average Household Income (3)
Current Counties of Operation
Bergen County, NJ	$33.2		57.1%		$113,819
Essex County, NJ	$14.9		51.4%		$83,802
Morris County, NJ	$11.8		56.5%		$137,839
Passaic County, NJ	$8.9		60.1%		$77,983
Sussex County, NJ	$2.0		48.7	%(4)	$97,471
Warren County, NJ	$1.8		79.9%		$83,514

Contiguous Counties
Hudson County, NJ	$24.5	(5)	79.8	%(5)	$68,166
Union County, NJ	$14.8		62.7%		$94,205
Rockland County, NY	$6.9		74.1%		$114,911
Somerset County, NJ	$6.7	(6)	66.5	%(6)	$140,215
Orange County, NY	$5.0		60.8%		$80,240
Hunterdon County, NJ	$2.6		72.2%		$138,085

New Jersey	$202.0	(5)(6)(7)	55.2	%(5)(6)(7)	$93,210
United States	—		—		$71,092

(1)	Source: Federal Deposit Insurance Corporation; Data as of June 30, 2005; excludes deposits held by credit unions.
(2)	Source: Federal Deposit Insurance Corporation; Data as of June 30, 2005; excludes deposits held by credit unions.
(3)	Source: Environmental Systems Research Institute, Inc., obtained through SNL Financial.
(4)	Excludes our deposit market share.
(5)	Excludes $9.2 billion of deposits held by TD Bank Financial Group’s subsidiary, TD Waterhouse Bank NA, an on-line bank.
(6)	Excludes $1.8 billion of deposits held by Metlife Bank, NA, an on-line bank.
(7)	Excludes $9.5 billion of deposits held by Merrill Lynch Bank & Trust Company.

Over the last decade, there has been significant consolidation within the banking industry in New Jersey, with large super-regional banking institutions acquiring many large and small banks in the state. Most recently, in our existing footprint, Hudson United Bancorp and Interchange Financial Services Corp. have been sold to TD Banknorth Inc., a large out-of-market competitor, Bank of New York has sold its retail branch network to JP Morgan Chase and Capital One Financial Corp. has agreed to acquire North Fork Bancorp Inc. As a result of this dynamic and our ability to grow our franchise, we have emerged as one of the few remaining independent commercial banking institutions in New Jersey with substantial size. We believe that this consolidation has created a significant opportunity for community-focused banks to gain market share from our regional and super-regional competitors. In addition, consolidation of the New Jersey banking market has dislocated talented management and lending personnel. As a result, we have been able to attract highly talented individuals from larger institutions to join us. We believe the opportunity exists to supplement our existing management team with seasoned bankers both within our current markets and other markets in which we might expand in the future.

Strategic Objectives

We intend to achieve our primary goal of maximizing long-term returns to shareholders by focusing on the following objectives:

•	Adhere to our core philosophies. We have developed and expanded our franchise by adhering to certain core philosophies which include providing our customers with:

•	innovative banking services

•	convenient and strategically located branch offices

•	service-oriented individuals with firm roots in the communities they serve.

•	Recognize the uniqueness of our markets. Our franchise extends over several markets. We have learned that products that may be very popular in one market may be less attractive in another market. We strive to increase floor traffic in our branches by empowering our branch managers to be selective in the products that they offer and to tailor our customer outreach to the needs of the particular communities in which we are located.

•	Emphasize relationship banking. We have been successful in building client relationships. Our community model enables us to deliver products and services that are comparable to that of larger competitors and deliver high customer service levels that are most commonly associated with a community bank. We can typically render commercial loan decisions within 1-3 days. We currently have five separate decentralized lending teams, each with responsibility for lending in specific market areas. By automating our lending process, we can maintain centralized control over lending policy and loan administration while empowering local personnel to respond quickly to their customers.

•	Grow organically in our existing markets. Our markets have been subject to significant bank consolidation. We believe that there is a large customer base in our markets that prefers doing business with a local institution and may be dissatisfied with the service received from larger regional and super-regional banks. By providing our customers with personalized service and a diverse suite of products, we expect to be able to continue our strong organic growth.

•	Expand our franchise in attractive contiguous markets. We will actively consider both acquisitions and de novo branching opportunities in existing and new market areas. Since January 1, 1998, we have consummated four bank acquisitions, adding approximately $780 million in consolidated assets. Over the same period, we have opened 12 de novo branches. We are focused on markets contiguous to our current footprint that possess favorable growth characteristics and in which we expect to find experienced bankers to help execute our strategy. As part of that strategy, we are also considering possible expansion into wealthy counties in New York State, outside of New York City.

•	Maintain a diverse loan portfolio. We believe that we can mitigate our credit risk by diversifying our loan portfolio. While a substantial portion of our commercial loan portfolio is real estate related, it is not concentrated with large developers. Although we have several loans in excess of $5.0 million, we believe that we have developed a niche in lending to smaller credits which frequently are overlooked by our larger competitors.

•	Leverage economies of scale and improve performance metrics. We believe that, as we grow our franchise, we will be able to take advantage of the economies of scale typically realized by larger organizations. We believe that the investments we have made in our branch network and technology infrastructure are sufficient to support a much larger organization. Additionally, we believe that we may have other opportunities to improve the fundamental performance of our franchise through various balance sheet and efficiency initiatives.

•	Leverage the experience and expertise of our senior executives. We have been successful in attracting senior executives with substantial banking backgrounds. Our senior officers have joined us from large banking institutions including Hudson United Bank, Bank of New York and Fleet National Bank. As consolidation continues around us, we hope to continue to attract experienced banking officers to support our growth.

Subordinated Debentures

On December 15, 2003, we privately issued $25.8 million of junior subordinated debentures due January 7, 2034 to Lakeland Bancorp Capital Trust III, a Delaware business trust, which is a wholly-owned subsidiary of Lakeland Bancorp. The distribution rate on these securities is 7.535% for 10 years and floats at LIBOR plus 285 basis points thereafter. The debentures are the sole asset of the trust. The trust issued 25,000 shares of trust preferred securities, $1,000 face value, for total proceeds of $25.0 million. Lakeland Bancorp’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the trust’s obligations under the preferred securities. The preferred securities are callable by us on or after January 7, 2009, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2034.

On June 18, 2003, we privately issued $10.3 million of junior subordinated debentures due July 7, 2033 to Lakeland Bancorp Capital Trust I, a Delaware business trust, which is a wholly-owned subsidiary of Lakeland Bancorp. The distribution rate on these securities is 6.20% for 7 years and floats at LIBOR plus 310 basis points thereafter. The debentures are the sole asset of the trust. The trust issued 10,000 shares of trust preferred securities, $1,000 face value, for total proceeds of $10.0 million. Lakeland Bancorp’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the trust’s obligations under the preferred securities. The preferred securities are callable by us on or after July 7, 2010, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2033.

On June 18, 2003, we also privately issued $20.6 million of junior subordinated debentures due June 30, 2033 to Lakeland Bancorp Capital Trust II, a Delaware business trust, which is a wholly-owned subsidiary of Lakeland Bancorp. The distribution rate on these securities is 5.71% for 5 years and floats at LIBOR plus 310 basis points thereafter. The debentures are the sole asset of the trust. The trust issued 20,000 shares of trust preferred securities, $1,000 face value, for total proceeds of $20.0 million. Lakeland Bancorp’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by Lakeland Bancorp of the trust’s obligations under the preferred securities. The preferred securities are callable by us on or after June 30, 2008, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2033.

The junior subordinated debentures we issued to the special purpose trusts are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock.

Competition

Lakeland Bank faces considerable competition in its market areas for deposits and loans from other depository institutions. Many of Lakeland Bank’s depository institution competitors have substantially greater resources, broader geographic markets, and higher lending limits than Lakeland Bank and are also able to provide more services and make greater use of media advertising. In recent years, intense market demands, economic pressures, and increased customer awareness of products and services, and the availability of electronic services have forced banking institutions to diversify their services and become more cost-effective.

Lakeland Bank also competes with credit unions, brokerage firms, insurance companies, money market mutual funds, consumer finance companies, mortgage companies and other financial companies, some of which are not subject to the same degree of regulation and restrictions as Lakeland Bank in attracting deposits and making loans. Interest rates on deposit accounts, convenience of facilities, products and services, and marketing are all significant factors in the competition for deposits. Competition for loans comes from other commercial banks, savings institutions, insurance companies, consumer finance companies, credit unions, mortgage banking firms and other institutional lenders. We primarily compete for loan originations through our handling of loans and the overall quality of service. Competition is affected by the availability of lendable funds, general and local economic conditions, interest rates, and other factors that are not readily predictable.

We expect competition will continue in the future.

Commercial Banking Services

Through Lakeland Bank, we offer a broad range of lending, depository, and related financial services to individuals and small to medium sized businesses located primarily in northern New Jersey. In the lending area, these services include short and medium term loans, lines of credit, letters of credit, inventory and accounts receivable financing, real estate construction loans and mortgage loans. Depository products include demand deposits, savings accounts, and time accounts. In addition, we offer collection, wire transfer, and night depository services. In the second quarter of 2000, we acquired NIA National Leasing Inc. Since that acquisition, we have operated NIA as a division of Lakeland under the name Lakeland Bank Equipment Leasing Division. This division provides a solution to small and medium sized companies who prefer to lease equipment over other financial alternatives. In the third quarter of 2004, we acquired a $25 million asset-based lending portfolio, which provides commercial borrowers with another lending alternative.

Consumer Banking

We also offer a broad range of consumer banking services, including checking accounts, savings accounts, NOW accounts, money market accounts, certificates of deposit, secured and unsecured loans, consumer installment loans, mortgage loans, and safe deposit services.

Supervision and Regulation

We are a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and are required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require. We also are subject to examination by the Federal Reserve Board.

Lakeland Bank is a state chartered banking association subject to supervision and examination by the Department of Banking and Insurance of the State of New Jersey, which we refer to as the Department, and the Federal Deposit Insurance Corporation, which we refer to as the FDIC. The regulations of the Department, the FDIC and the Federal Reserve Board govern most aspects of Lakeland Bank’s business, including reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends, and location of branch offices. Lakeland Bank is subject to certain restrictions imposed by law on, among other things, (i) the maximum amount of obligations of any one person or entity which may be outstanding at any one time, (ii) investments in our stock or other securities or the stock or other securities of any of our subsidiaries, and (iii) the taking of such stock or securities as collateral for loans to any borrower. For additional detail regarding the laws and regulations that impact our business, please see our Annual Report on Form 10-K for the year ended December 31, 2005.

In June 2006, Lakeland Bank entered into an agreement with the Department and the FDIC, in which Lakeland Bank agreed to take certain actions to ensure its compliance with the federal Bank Secrecy Act. The Bank Secrecy Act was adopted by Congress to prevent banks and other financial service providers from being used as intermediaries for, or to hide the transfer or deposit of money derived from, criminal activity. Lakeland Bank has submitted a plan to the Department and the FDIC which describes the steps Lakeland Bank has taken pursuant to this agreement, including the adoption of controls, policies and procedures, and an employee training program, to ensure compliance with the Bank Secrecy Act.

The Bank Holding Company Act

The Bank Holding Company Act limits the activities which we and Lakeland Bank may engage in to those of banking, the ownership and acquisition of assets and securities of banking organizations, and the management of banking organizations, and to certain non-banking activities which the Federal Reserve Board finds, by order or regulation, to be so closely related to banking or managing or controlling a bank as to be a proper incident thereto.

With respect to non-banking activities, the Federal Reserve Board has by regulation determined that several non-banking activities are closely related to banking within the meaning of the Bank Holding Company Act and may be performed by bank holding companies. Although we periodically review other avenues of business opportunities that are included in that regulation, we have no present plans to engage in any of these activities other than providing brokerage services.

With respect to the acquisition of banking organizations, our holding company is required to obtain the prior approval of the Federal Reserve Board before our holding company may, by merger, purchase or otherwise, directly or indirectly acquire all or substantially all of the assets of any bank or bank holding company, if, after such acquisition, our bank holding company will own or control more than 5% of the voting shares of such bank or bank holding company.

Regulation of Bank Subsidiaries

There are various legal limitations which govern the extent to which a bank subsidiary may finance or otherwise supply funds to its holding company or its holding company’s non-bank subsidiaries. Under federal law, no bank subsidiary may, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, its parent or the non-bank subsidiaries of its parent (other than direct subsidiaries of such bank which are not financial subsidiaries) or take their securities as collateral for loans to any borrower. Each bank subsidiary is also subject to collateral security requirements for any loans or extensions of credit permitted by these exceptions.

Commitments to Affiliated Institutions

The policy of the Federal Reserve Board provides that a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support such subsidiary banks in circumstances in which it might not do so absent such policy.

Effect of Government Monetary Policies

Our earnings are and will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the Federal Reserve Board have had, and will likely continue to have, an important impact on the operating results of commercial banks through the Board’s power to implement national monetary policy in order to, among other things, curb inflation or combat a recession. The Federal Reserve Board has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of, among other things, the discount rate of borrowings of banks and the reserve requirements against bank deposits. We cannot predict the nature and effect of future changes in monetary fiscal policies.

Changes in Applicable Regulations and Accounting Pronouncements

From time to time, new laws, regulations, policies and procedures are adopted by the United States Congress, the New Jersey legislature, various bank regulatory authorities and the accounting profession, which affect different types of banking organizations, including Lakeland Bancorp and Lakeland Bank. We cannot predict the effect, if any, of these changes on our business, results of operations or financial condition.

Properties

Our principal office is located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. We also maintain an operations center in Branchville, New Jersey.

We operate 48 banking locations in Passaic, Morris, Sussex, Bergen, Essex and Warren Counties, New Jersey. We lease 19 of our offices. All of our other offices are owned and are unencumbered.

All properties owned by us, including land, buildings and improvements, furniture, equipment and vehicles, had a net book value at June 30, 2006 of $32.5 million. In the opinion of our management, such properties are adequately covered by insurance, are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the ordinary and regular conduct and operation of our business.

Employees

As of September 30, 2006, we had 534 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement. We consider relations with our employees to be good.

Litigation

From time to time, we are defendants in legal proceedings relating to our business. While the ultimate outcome of these matters cannot be determined at this time, we do not believe that any pending legal proceeding will materially affect our consolidated financial position, but could possibly be material to our results of operations for any one period.

MANAGEMENT

Executive officers and directors

The following table presents certain information with respect to our executive officers:

Name and Age	Position with Lakeland Bancorp and Lakeland Bank; Business Experience
Roger Bosma Age 64	President and Chief Executive Officer, Lakeland Bancorp (6/99 to present); President and Chief Executive Officer, Lakeland Bank (1/02 to present); Executive Vice President, Hudson United Bancorp (5/97 to 6/99); President and Chief Executive Officer, Independence Bank of New Jersey (prior years to 5/97)

Robert A. Vandenbergh Age 54	Executive Vice President and Chief Lending Officer, Lakeland Bancorp (10/99 to present); President, NBSC (11/98 to 6/01); Executive Vice President, NBSC (97 to 11/98); Chief Lending Officer, NBSC (91 to 97); Senior Vice President and Senior Loan Administrator, Midlantic National Bank/North (90-91)

Joseph F. Hurley Age 55	Executive Vice President and Chief Financial Officer, Lakeland Bancorp (11/99 to present); Executive Vice President and Chief Financial Officer, Hudson United Bancorp (5/97 to 11/99); Vice President, Prudential Financial, Inc. (prior years to 5/97)

Jeffrey J. Buonforte Age 55	Executive Vice President and Chief Retail Officer, Lakeland Bancorp (11/99 to present); Director, Business Development, PricewaterhouseCoopers (9/98 to 11/99); Vice President and Senior Regional Manager, Bank of New York (prior years to 9/98)

Louis E. Luddecke Age 59	Executive Vice President and Chief Operations Officer, Lakeland Bancorp (10/99 to present); Executive Vice President and Chief Financial Officer, Metropolitan State Bank (prior years to 10/99)

Steven Schachtel Age 48	President, Lakeland Bank Equipment Leasing Division (4/00 to present); President, NIA National Leasing (prior years to 4/00)

James R. Noonan Age 55	Executive Vice President and Chief Credit Officer, Lakeland Bancorp (12/03 to present); Senior Vice President and Chief Credit Officer, Lakeland Bancorp (3/03 to 12/03); Senior Credit Officer, Fleet National Bank (prior years to 2/03)

The following table sets forth certain information with respect to each of our directors:

Name and Age	Director Since	Current Term to Expire	Previous Five-years Business Experience
John W. Fredericks Age 70	1989	2007	Chairman, Lakeland Bancorp (6/1/99 to present); Chairman, Lakeland Bank (6/1/99 to present); Chairman and Owner (1/1/02 to 11/1/04) and President and Owner (prior years to 1/1/02), Fredericks Fuel and Heating Service, Oak Ridge, NJ. Mr. Fredericks’ son Mark also serves on the board of directors of Lakeland Bancorp.

Paul P. Lubertazzi Age 71	1998	2007	Secretary, Lakeland Bancorp (5/03 to 3/10/04); Secretary, Lakeland Bank (5/03 to 3/10/04); Retired

Robert E. McCracken Age 48	2004	2007	Sole managing member and owner (11/98 to present), REM, LLC (a real estate and investment company), Newton, NJ; owner/manager (1/00 to present), Wood Funeral Home, Branchville, NJ; owner/manager (10/90 to present), Smith-McCracken Funeral Home, Newton, NJ

Name and Age	Director Since	Current Term to Expire	Previous Five-years Business Experience
Stephen R. Tilton, Sr. Age 61	2001	2007	Chairman and Chief Executive Officer, Tilton Securities LLC (investment trader) (10/98 to present); Chairman and Chief Executive Officer, Chaumont Holdings, Inc. (real estate holding company) (9/92 to present); Chairman and Chief Executive Officer, Fletcher Holdings, LLC (commercial real estate company) (10/98 to present)

Paul G. Viall, Jr. Age 60	2004	2007	Vice Chairman (11/18/03 to 11/05), Newton Trust Company; Vice Chairman (11/18/03 to 7/1/04), Newton Financial Corp.; President and Chief Executive Officer (97 to present), Ridgecrest Holdings LLC (venture capital management consulting)

Roger Bosma Age 64	1999	2008	President and Chief Executive Officer, Lakeland Bancorp (6/99 to present); President and Chief Executive Officer, Lakeland Bank (1/02 to present); Executive Vice President, Hudson United Bancorp (5/97 to 6/99); President and Chief Executive Officer, Independence Bank of New Jersey (prior years to 5/97)

Mark J. Fredericks Age 45	1994	2008	President of Keil Oil Company, Riverdale, NJ; President of Fredericks Fuel & Heating Service, Oak Ridge, NJ (1/1/02 to present)

George H. Guptill, Jr. Age 67	1999	2008	Chairman (1/1/04 to present) and President (1/1/90 to 1/1/04), Franklin Mutual Insurance Company, Branchville, NJ; Chairman (1/1/04 to present) and President (1/1/94 to 1/1/04), FMI, Inc., FMI Insurance Company and Fidelity Mohawk Insurance Company, Branchville, NJ

Janeth C. Hendershot Age 51	2004	2008	Vice President (10/97 to present), Munich Reinsurance America, Inc. (reinsurance company); Vice President (3/02 to present), American Alternative Insurance Corporation (insurance company); Vice President (12/02 to present), The Princeton Excess and Surplus Lines Insurance Company (insurance company)

Robert B. Nicholson, III Age 42	2003	2008	President and Chief Executive Officer, Eastern Propane Corporation (88 to present); President and Chief Executive Officer, Eastern Propane Energy Corporation (93 to present); General Partner, Eastern Properties, L.P. (99 to present) (real estate holding company)

Arthur L. Zande Age 72	1989	2009	Secretary, Lakeland Bancorp, Inc. and Lakeland Bank (3/10/04 to present); Retired (1/1/02 to present); Vice President and Treasurer, Lakeland Bancorp, Inc. (6/1/99 to 12/31/01); President and CEO, Lakeland Bank (6/1/99 to 12/31/01)

Name and Age	Director Since	Current Term to Expire	Previous Five-years Business Experience
Bruce G. Bohuny Age 74	1989	2009	Vice Chairman, Lakeland Bancorp, Inc. (5/03 to present); Vice Chairman, Lakeland Bank (5/03 to present); Senior Vice President—Real Estate, Lakeland Bancorp, Inc. (6/1/99 to 5/03); Secretary, Lakeland Bancorp, Inc. (5/19/89 to 5/03); Secretary, Lakeland Bank (5/19/69 to 5/03); President, Chelsea Group LLC (4/01 to present) (real estate investment company); President, Brooks Ltd.-Bergen (3/01 to present) (real estate investment company); President, Brooks Limited (prior years to 3/01) (a real estate development corporation), Wyckoff, NJ

Mary Ann Deacon Age 54	1995	2009	Secretary/Treasurer of Deacon Homes, Inc. and Deacon Development Corp. (real estate development and property management), Sparta, NJ

Joseph P. O’Dowd Age 61	1998	2009	President and Owner of O’Dowd Advertising of Montville, NJ (4/14/82 to present); partner of O’Dowd Associates (real estate holding company) (7/1/86 to present) and O’Dowd Realty (7/1/86 to present)

Roger Bosma, who has served as our President and Chief Executive Officer since June 1999, and as President and Chief Executive Officer of Lakeland Bank since January 2002, is 64 years old. Both he and we anticipate that he will retire as President and Chief Executive Officer by the time of our 2008 Annual Meeting of Shareholders. Mr. Bosma currently expects to continue to serve as a member of our board of directors after his retirement.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table presents information regarding beneficial ownership of our common stock as of September 1, 2006, by:

•	Each of our directors;

•	Each of our executive officers; and

•	All of our executive officers and directors as a group.

To our knowledge, no person beneficially owned more than 5% of our common stock as of September 1, 2006.

	Beneficial Ownership (*)
Directors and Executive Officers:	Number of Shares		Percentage Ownership
Arthur L. Zande	65,895	(a)	.3%
Bruce G. Bohuny	192,697	(b)	.9%
Mary Ann Deacon	176,705	(c)	.8%
Joseph P. O’Dowd	51,338	(d)	.2%
John W. Fredericks	597,161	(e)	2.7%
Paul P. Lubertazzi	81,570	(f)	.4%
Robert E. McCracken	105,268	(g)	.5%
Stephen R. Tilton, Sr.	651,437	(h)	3.0%
Paul G. Viall, Jr.	99,996	(i)	.5%
Roger Bosma	330,097	(j)	1.5%
Mark J. Fredericks	376,545	(k)	1.7%
George H. Guptill, Jr.	672,035	(l)	3.1%
Janeth C. Hendershot	72,161	(m)	.3%
Robert B. Nicholson, III	47,058	(n)	.2%
Joseph F. Hurley	67,014	(o)	.3%
Louis E. Luddecke	90,590	(p)	.4%
Robert A. Vandenbergh	112,385	(q)	.5%
Jeffrey J. Buonforte	81,944	(r)	.4%
Steven Schachtel	46,623	(s)	.2%
James R. Noonan	27,038	(t)	.1%
All directors and executive officers as a group (20 persons)	3,922,915	(u)	17.1%

(*)	Information relating to beneficial ownership of our common stock by each individual is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as otherwise indicated in the notes to this table, each individual possessed sole voting and investment power as to all shares of common stock set forth opposite his or her name.
(a)	Includes 2,948 shares held by Mr. Zande’s wife; and 30,387 shares issuable upon the exercise of stock options.
(b)	Includes 24,101 shares held by Mr. Bohuny’s wife; and 28,502 shares issuable upon the exercise of stock options.

(c)	Includes 90,391 shares held in the name of the Mary Ann Deacon Limited Partnership; 481 shares held in the name of Mary Ann Deacon’s husband; 72,474 shares held in the name of the Philip Deacon Limited Partnership; and 11,321 shares held by the Lakeland Bank Employee Profit Sharing Plan of which Ms. Deacon is a trustee.
(d)	Includes 20,316 shares owned jointly by Joseph O’Dowd and his wife; and 30,511 shares issuable upon the exercise of stock options.
(e)	Includes 163,611 shares owned by Mr. Fredericks’ wife; and 138,192 shares held in the name of Edward J. Fredericks and John W. Fredericks Trustees U/W Wilbur Fredericks Trust.
(f)	Includes 68,692 shares owned jointly by Paul Lubertazzi and his wife; 1,328 shares held jointly by Paul Lubertazzi and his children; and 11,550 shares issuable upon the exercise of stock options.
(g)	Includes 876 shares owned jointly by Mr. McCracken and his wife; 52,358 shares held by REM, LLC of which Mr. McCracken is sole managing member; 11,321 shares held by the Lakeland Bank Employee Profit Sharing Plan of which Mr. McCracken is a trustee; and 31,283 shares issuable upon the exercise of stock options.
(h)	Includes 7,465 shares held by Mr. Tilton’s wife; 2,893 shares held by Chaumont Holdings, Inc. of which Mr. Tilton is Chairman and Chief Executive Officer; 30,892 shares held by the Tilton Securities LLC Profit Sharing Plan of which Mr. Tilton is the beneficiary; and 31,907 shares issuable upon the exercise of stock options.
(i)	Includes 5,070 shares owned jointly by Mr. Viall and his wife; 9,923 shares held by Ridgecrest Holdings LLC of which Mr. Viall is President; and 35,004 shares issuable upon the exercise of stock options.
(j)	Includes 6,537 shares held jointly by Mr. Bosma and his wife; 11,321 shares held by the Lakeland Bank Employee Profit Sharing Plan of which Mr. Bosma is a trustee; and 230,375 shares issuable upon the exercise of stock options.
(k)	Includes 35,387 shares owned by Mr. Fredericks’ wife; 117,971 shares held by Mark J. Fredericks as custodian for his children; 27,509 shares held by Keil Oil Employee Profit Sharing Plan; 51,796 shares held by Mark J. Fredericks as Trustee for Fredericks Fuel and Heating Service Profit Sharing Plan; 19,348 shares held by Fredericks Fuel and Heating Service of which Mark Fredericks is President; and 26,802 shares issuable upon the exercise of stock options.
(l)	Includes 593,858 shares held in the name of the Franklin Mutual Insurance Co., of which Mr. Guptill is Chairman; and 8,400 shares issuable upon the exercise of stock options. Mr. Guptill does not have the power to vote or dispose of the shares held by the Franklin Mutual Insurance Co.
(m)	Includes 35,004 shares issuable upon the exercise of stock options.
(n)	Includes 27,562 shares issuable upon the exercise of stock options.
(o)	Includes 63,842 shares issuable upon the exercise of stock options.
(p)	Includes five shares held by Mr. Luddecke’s wife; and 61,559 shares issuable upon the exercise of stock options.
(q)	Includes 5,551 shares held jointly by Mr. Vandenbergh and his wife; 13,042 shares which have been allocated to Mr. Vandenbergh in an employee stock ownership plan maintained for the benefit of certain of our employees; and 75,744 shares issuable upon the exercise of stock options.
(r)	Includes 6,809 shares held jointly by Mr. Buonforte and his wife; and 69,044 shares issuable upon the exercise of stock options.
(s)	Includes 1,339 shares held jointly by Mr. Schachtel and his wife; and 45,824 shares issuable upon the exercise of stock options.
(t)	Includes 27,038 shares issuable upon the exercise of stock options.
(u)	Includes an aggregate of 906,856 shares issuable upon the exercise of stock options; and 13,042 shares which have been allocated under an employee stock ownership plan maintained for the benefit of certain of our employees.

UNDERWRITING

We have entered into an underwriting agreement with Keefe, Bruyette & Woods, Inc. with respect to the common stock to be offered in this offering. Subject to the terms and conditions contained in the underwriting agreement, Keefe, Bruyette & Woods, Inc. has agreed to purchase from us                  shares of common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in that agreement, including:

•	the representations and warranties made by us to the underwriter are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents to the underwriter.

The underwriter is committed to purchase and pay for all shares of our common stock offered by this prospectus, if any such shares are taken. However, the underwriter is not obligated to take or pay for the shares of our common stock covered by the underwriter’s over-allotment option described below, unless and until this option is exercised.

Over-Allotment Option

We have granted the underwriter an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of                  additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. We will be obligated to sell these shares of common stock to the underwriter to the extent the over-allotment option is exercised. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus.

Commissions and Expenses

The underwriter proposes to offer the common stock directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in excess of $             per share. The underwriter may allow, and the dealers may reallow, a concession not in excess of $             per share on sales to other brokers and dealers. After the public offering of the common stock, the underwriter may change the offering price and other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Per share	Total without over-allotment exercise	Total with over-allotment exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds before expenses	$	$	$

We estimate that the total expenses of this offering, exclusive of underwriting discounts and commissions, will be approximately $250,000.

Lock-Up Agreements

We, and each of our directors and executive officers, have agreed, for a period of 90 days after the date of the underwriting agreement, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, or to enter into any swap or any other agreement or any transaction that transfers the economic consequences of ownership of our common stock, without, in each case, the prior written consent of the underwriter, subject to certain specified exceptions. These restrictions expressly preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

The 90-day restricted period described above is subject to extension under limited circumstances. In the event either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or material event related to us occurs.

Indemnity

We have agreed to indemnify the underwriter and persons who control the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriter may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

•	Over-allotment transactions involve sales by the underwriter of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase common stock through exercise of the over-allotment option. If the underwriter sells more common stock than could be covered by exercising the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriter and any selling group members who are qualified market makers on The Nasdaq Stock Market may engage in passive market making transactions in our common stock on The Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Act of 1933. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, and before the commencement of offers or sales of the common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriter and other dealers are not required to engage in passive market making, and they may end passive market making activities at any time.

Our Relationship with the Underwriter

The underwriter and some of its affiliates have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their respective businesses, and may have received, and may continue to receive, compensation for those services.

At our request, the underwriter has reserved shares of our common stock for sale in a directed share program to our directors, officers and employees, and to other persons with whom we have a business relationship, who have expressed an interest in participating in this program. No more than 7% of the common stock offered in this offering will be sold to these persons under the directed share program. Any reserved shares that are not purchased may be reallocated to other persons for whom these shares are reserved, or they may be sold to the general public. The number of shares available for sale to the general public will be reduced if these persons purchase the reserved shares. Purchases of the reserved shares will be made on the same terms and conditions as purchases made by persons unrelated to us, and the shares sold under this program will be subject to a 90-day lock-up arrangement.

The common stock is being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the underwriter and other conditions. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

LEGAL MATTERS

Lowenstein Sandler PC, Roseland, New Jersey, will pass upon the legality of the securities offered by this prospectus for us. Certain legal matters will be passed upon for the underwriter by Thacher Proffitt & Wood LLP, Summit, New Jersey.

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. and it subsidiary as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005 and Lakeland Bancorp, Inc.’s management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2005, which are included in this document, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included in this document in reliance upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Our filings with the Securities and Exchange Commission are available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our website is www.lakelandbank.com.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, for the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. You can obtain the full registration statement from the SEC as indicated above.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update and supersede the information in this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than filing subsequent information with the SEC. The historical and future information that is incorporated by reference in this prospectus is considered to be part of this prospectus and can be obtained at the locations described above. The information included elsewhere in this prospectus and the following information incorporated by reference is considered to be part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006;

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2006;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 18, 2000;

•	the description of our stock purchase rights contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 24, 2001; and

•	any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until we sell all of the common stock under this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Information on our website at www.lakelandbank.com is not incorporated by reference and is not a part of this prospectus.

You may request a copy of these filings, at no cost (excluding exhibits), by writing or telephoning us at the following address or telephone number:

Harry Cooper

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

973-697-2000

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

LAKELAND BANCORP, INC. & SUBSIDIARIES

Lakeland Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

ASSETS	June 30, 2006 (unaudited)	December 31, 2005
	(dollars in thousands)
Cash	$48,578	$42,639
Federal funds sold and interest-bearing deposits due from banks	7,937	10,176

Total cash and cash equivalents	56,515	52,815

Investment securities available for sale	436,493	515,903
Investment securities held to maturity; fair value of $147,358 in 2006 and $151,637 in 2005	151,988	154,569
Loans, net of deferred costs	1,426,018	1,312,767
Less: allowance for loan and lease losses	13,067	13,173

Net loans	1,412,951	1,299,594
Premises and equipment—net	32,459	32,428
Accrued interest receivable	8,542	8,851
Goodwill and other identifiable intangible assets	92,648	93,395
Bank owned life insurance	36,077	35,479
Other assets	14,987	12,999

TOTAL ASSETS	$2,242,660	$2,206,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$308,567	$312,529
Savings and interest-bearing transaction accounts	1,027,303	1,038,038
Time deposits under $100 thousand	280,799	293,293
Time deposits $100 thousand and over	176,952	154,300

Total deposits	1,793,621	1,798,160
Federal funds purchased and securities sold under agreements to repurchase	130,378	103,199
Long-term debt	61,711	45,061
Subordinated debentures	56,703	56,703
Other liabilities	10,656	11,129

TOTAL LIABILITIES	2,053,069	2,014,252

Commitments and contingencies
Stockholders’ equity:
Common stock, no par value; authorized shares, 40,000,000; issued shares, 23,564,454 at June 30, 2006 and December 31, 2005; outstanding shares, 22,009,133 at June 30, 2006 and 22,178,020 at December 31, 2005	242,672	226,322
Accumulated deficit	(20,444)	(9,514)
Treasury stock, at cost, 1,555,321 shares in 2006 and 1,386,434 shares in 2005	(22,779)	(20,176)
Accumulated other comprehensive loss	(9,858)	(4,851)

TOTAL STOCKHOLDERS’ EQUITY	189,591	191,781

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,242,660	$2,206,033

See accompanying notes to consolidated financial statements

Lakeland Bancorp, Inc. and Subsidiary

UNAUDITED CONSOLIDATED INCOME STATEMENTS

	For the six months ended June 30,
	2006	2005
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$43,848	$35,973
Federal funds sold and interest-bearing deposits with banks	234	220
Taxable investment securities	10,795	11,735
Tax-exempt investment securities	2,008	1,776

TOTAL INTEREST INCOME	56,885	49,704

INTEREST EXPENSE
Deposits	18,130	10,449
Federal funds purchased and securities sold under agreements to repurchase	2,284	1,386
Long-term debt	3,202	2,835

TOTAL INTEREST EXPENSE	23,616	14,670

NET INTEREST INCOME	33,269	35,034
Provision for loan and lease losses	651	1,110

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	32,618	33,924
NONINTEREST INCOME
Service charges on deposit accounts	5,264	4,241
Commissions and fees	1,814	1,466
Gains on the sales of investment securities	78	128
Income on bank owned life insurance	607	602
Leasing income	463	660
Other income	575	156

TOTAL NONINTEREST INCOME	8,801	7,253

NONINTEREST EXPENSE
Salaries and employee benefits	15,305	14,247
Net occupancy expense	2,724	2,759
Furniture and equipment	2,285	2,210
Stationery, supplies and postage	815	906
Legal fees	242	447
Marketing expense	834	875
Core deposit intangible amortization	601	606
Other expenses	4,404	4,854

TOTAL NONINTEREST EXPENSE	27,210	26,904

Income before provision for income taxes	14,209	14,273
Provision for income taxes	4,462	4,568

NET INCOME	$9,747	$9,705

EARNINGS PER SHARE
Basic	$0.44	$0.43

Diluted	$0.44	$0.42

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the six months ended June 30,
	2006	2005
	(in thousands)
NET INCOME	$9,747	$9,705
OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized securities losses arising during period	(4,756)	(1,427)
Less: reclassification for gains included in net income	53	83
Increase in minimum pension liability, net	(198)	0

Other Comprehensive Loss	(5,007)	(1,510)

TOTAL COMPREHENSIVE INCOME	$4,740	$8,195

See accompanying notes to consolidated financial statements

Lakeland Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock		Accumulated deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Number of Shares	Amount
	(dollars in thousands)
BALANCE DECEMBER 31, 2004	21,374,570	$208,933	($3,847)	($10,878)	$340	$194,548
Net Income 2005			20,221			20,221
Other comprehensive loss net of tax					(5,191)	(5,191)
Exercise of stock options		(192)		800		608
Stock dividend	1,067,767	17,581	(17,581)			—
Cash dividends			(8,307)		—	(8,307)
Purchase of treasury stock				(10,098)		(10,098)

BALANCE DECEMBER 31, 2005	22,442,337	$226,322	($9,514)	($20,176)	($4,851)	$191,781
Net Income, first six months of 2006			9,747			9,747
Other comprehensive loss net of tax					(5,007)	(5,007)
Exercise of stock options		(122)		541		419
Stock dividend	1,122,117	16,472	(16,472)			—
Cash dividends			(4,205)			(4,205)
Purchase of treasury stock				(3,144)		(3,144)

BALANCE June 30, 2006 (UNAUDITED)	23,564,454	$242,672	($20,444)	($22,779)	($9,858)	$189,591

See accompanying notes to consolidated financial statements

Lakeland Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS-(UNAUDITED)

	For the six months ended June 30,
	2006	2005
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,747	$9,705
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of premiums, discounts and deferred loan fees and costs	369	542
Depreciation and amortization	2,360	2,354
Provision for loan and lease losses	651	1,110
Gain on sales and calls of securities	(78)	(128)
Gain on sale of branch	(361)	—
Decrease in other assets	537	192
Increase (decrease) in other liabilities	(790)	718

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,435	14,493

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from repayments on and maturity of securities:
Available for sale	41,479	73,564
Held to maturity	11,930	18,308
Proceeds from sales of securities:
Available for sale	53,338	46,366
Held to maturity	—	715
Purchase of securities:
Available for sale	(23,162)	(31,686)
Held to maturity	(9,435)	(3,808)
Net increase in loans	(113,973)	(41,193)
Proceeds from sale of branch, net	(7,326)	—
Capital expenditures	(1,983)	(1,625)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(49,132)	60,641

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	3,453	(36,824)
Increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	27,179	(7,747)
Repayments of long-term debt	(3,350)	(7,232)
Issuance of long-term debt	20,000	10,000
Purchase of treasury stock	(3,144)	(5,195)
Exercise of stock options	419	440
Excess tax benefits from stock based compensation	45	—
Dividends paid	(4,205)	(4,132)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	40,397	(50,690)

Net increase in cash and cash equivalents	3,700	24,444
Cash and cash equivalents, beginning of year	52,815	55,346

CASH AND CASH EQUIVALENTS, END OF PERIOD	$56,515	$79,790

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED)

Note 1. Significant Accounting Policies

Basis of Presentation.

This prospectus presents the consolidated financial statements of Lakeland Bancorp, Inc. (the Company) and its subsidiary, Lakeland Bank (Lakeland).

The Company’s financial statements reflect all adjustments and disclosures which management believes are necessary for a fair presentation of interim results. The results of operations for the periods presented do not necessarily indicate the results that the Company will achieve for all of 2006. You should read these interim financial statements in conjunction with the consolidated financial statements and accompanying notes that are presented elsewhere herein.

The interim financial information in this prospectus has been prepared in accordance with the Company’s customary accounting practices; these financial statements have not been audited. Certain information and footnote disclosures required under generally accepted accounting principles have been condensed or omitted, as permitted by rules and regulations of the Securities and Exchange Commission.

Certain reclassifications have been made to the prior period financial statements to conform to the June 30, 2006 presentation.

Note 2. Stock-Based Compensation

The Company established the 2000 Equity Compensation Program which authorizes the granting of incentive stock options and supplemental stock options to employees of the Company which includes those employees serving as officers and directors of the Company. The plan authorized options to purchase up to 2,149,875 shares of common stock of the Company. All of the Company’s stock option grants expire 10 years from the date of grant, thirty days after termination of service other than for cause, or one year after death or disability of the grantee. The Company has no option awards with market or performance conditions attached to them. Although the Company’s stock option program does allow for the grant of restricted shares, only stock options have been granted under the plan. The Company generally issues shares for option exercises from its treasury stock.

Prior to 2006, the Company followed the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 permitted entities to account for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued for Employees.” Under SFAS No. 123, entities were required to make pro forma disclosures of net income and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied.

On May 13, 2005, the Company accelerated the vesting of 483,812 stock options, representing all unvested stock options on such date which had exercise prices in excess of the market value of the Company’s common stock on May 13, 2005. The Company’s decision to accelerate the vesting of these options was part of a review by the Board of Directors of the Company’s incentive compensation program and upcoming changes in the accounting for stock options. Compensation expense that would have been recorded absent the accelerated vesting was approximately $1.3 million net of taxes, $644,000 of which would have been recorded in 2006. In December 2005, the Company granted options to purchase 164,308 shares of common stock to key employees at an exercise price of $14.94 per share. These options vested immediately.

The Company adopted SFAS No. 123(R), “Share-Based Payments” on January 1, 2006 using a modified method of prospective application. Under SFAS No. 123(R), all forms of share-based payments to employees, including employee stock options, are treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award would generally be measured at fair value at the grant date. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. All options were fully vested as of December 31, 2005. The Company granted no options in the first half of 2006. Because all of the Company’s stock options are fully vested, there was no impact on income from continuing operations, income before taxes, net income or basic and diluted earnings per share from adopting SFAS No. 123(R). Results for 2005 have not been restated.

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. A $45,000 excess tax benefit classified as a financing cash inflow would have been classified as an operating cash inflow had the Company not adopted SFAS No. 123(R).

The following table illustrates the effect on net income and earnings per share as if the fair value recognition method had been applied for the six months ended June 30, 2005 (in thousands, except per share amounts):

Net income, as reported	$9,705
Add: Stock-based compensation programs recorded as expense, net of tax	—
Deduct: Stock-based compensation costs determined under fair value based method for all awards, net of tax	2,176

Pro forma net income	$7,529

Earnings per share:
Basic, as reported	$0.43
Basic, pro forma	$0.33

Diluted, as reported	$0.42
Diluted, pro forma	$0.33

Option activity under the Company’s stock option plans as of June 30, 2006 is as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding, January 1, 2006	1,218,247	$12.82
Granted	0	0.00
Exercised	(51,770)	8.10
Forfeited	(10,148)	15.53

Outstanding at June 30, 2006	1,156,329	$13.01	6.69	$2,496,416

Options exercisable at June 30, 2006	1,156,329		6.69	$2,496,416

Vested and expected to vest at June 30, 2006	1,156,329		6.69	$2,496,416

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the second quarter of 2006 and the exercise price, multiplied by the number of in the money options).

Stock options outstanding were 1,156,329 and 1,098,351 at June 30, 2006 and 2005, respectively. The aggregate intrinsic value of options exercised during the six months ended June 30, 2006 and 2005 was $277,000 and $620,000, respectively. Exercise of stock options during the six months ended June 30, 2006 and 2005 resulted in cash receipts of $419,000 and $440,000, respectively. The total fair value of options that vested in the first half of 2005 was $412,000.

Note 3. Comprehensive Income

The components of other comprehensive income (loss) are as follows:

	June 30, 2006			June 30, 2005
For the six months ended:	Before tax amount	Tax Benefit (Expense)	Net of tax amount	Before tax amount	Tax Benefit (Expense)	Net of tax amount
	(dollars in thousands)			(dollars in thousands)
Net unrealized losses on available for sale securities:
Net unrealized holding losses arising during period	($7,516)	$2,760	($4,756)	($2,226)	$799	($1,427)
Less reclassification adjustment for net gains arising during the period	78	(25)	53	128	(45)	83

Net unrealized losses	($7,594)	$2,785	($4,809)	($2,354)	$844	($1,510)
Change in minimum pension liability	(304)	106	(198)	0	0	0

Other comprehensive loss, net	($7,898)	$2,891	($5,007)	($2,354)	$844	($1,510)

Note 4. Statement of Cash Flow Information.

	For the six months ended June 30,
	2006	2005
	(in thousands)
Supplemental schedule of noncash investing and financing activities:
Cash paid during the period for income taxes	$4,334	$3,533
Cash paid during the period for interest	23,452	14,270

Note 5. Earnings Per Share.

Basic earnings per share for a particular period of time is calculated by dividing net income by the weighted average number of common shares outstanding during that period.

Diluted earnings per share is calculated by dividing net income by the weighted average number of outstanding common shares and common share equivalents. The Company’s only outstanding “common share equivalents” are options to purchase its common stock.

All weighted average, actual shares and per share information set forth in this prospectus have been adjusted retroactively for the effects of stock dividends including the stock dividend declared on July 12, 2006, payable on August 16, 2006 to shareholders of record on July 31, 2006. The following schedule shows the Company’s earnings per share for the periods presented:

	For the six months ended June 30,
(In thousands except per share data)	2006	2005
Income applicable to common stock	$9,747	$9,705

Weighted average number of common shares outstanding—basic	22,062	22,718
Stock options	150	173

Weighted average number of common shares and common share equivalents—diluted	22,212	22,891

Basic earnings per share	$0.44	$0.43

Diluted earnings per share	$0.44	$0.42

Options to purchase 537,529 shares of common stock at a weighted average price of $15.39 per share were outstanding and were not included in the computation of diluted earnings per share for the first half of 2006 because the option price was greater than the average market price. Options to purchase 411,896 shares of common stock at a weighted average price of $15.52 per share were outstanding and were not included in the computations of diluted earnings per share for the first half of 2005.

Note 6. Investment Securities

AVAILABLE FOR SALE	June 30, 2006				December 31, 2005
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury and
U.S. government agencies	$119,031	$0	($4,053)	$114,978	$160,421	$0	$(3,039)	$157,382
Mortgage-backed securities	260,370	9	(12,151)	248,228	293,179	27	(7,402)	285,804
Obligations of states and political subdivisions	43,689	334	(406)	43,617	45,396	549	(226)	45,719
Other debt securities	8,079	18	(408)	7,689	8,084	13	(166)	7,931
Other equity securities	20,248	2,127	(394)	21,981	16,231	3,069	(233)	19,067

	$451,417	$2,488	$(17,412)	$436,493	$523,311	$3,658	$(11,066)	$515,903

HELD TO MATURITY	June 30, 2006				December 31, 2005
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury and U.S. government agencies	$38,542	$0	$(1,366)	$37,176	$38,532	$0	$(834)	$37,698
Mortgage-backed securities	44,686	5	(1,840)	42,851	49,277	13	(1,111)	48,179
Obligations of states and political subdivisions	66,641	86	(1,400)	65,327	64,143	142	(1,116)	63,169
Other	2,119	—	(115)	2,004	2,617	—	(26)	2,591

	$151,988	$91	$(4,721)	$147,358	$154,569	$155	$(3,087)	$151,637

	June 30, 2006
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$20,205	$20,145	$22,177	$22,127
Due after one year through five years	97,965	95,513	44,041	42,664
Due after five years through ten years	40,253	38,960	31,314	30,235
Due after ten years	12,376	11,666	9,770	9,481

	170,799	166,284	107,302	104,507
Mortgage-backed securities	260,370	248,228	44,686	42,851
Other investments	20,248	21,981	—	—

Total securities	$451,417	$436,493	$151,988	$147,358

Management has evaluated the securities in the above table and has concluded that none of the securities with losses has impairments that are other-than-temporary. In its evaluation, management considered the types of securities including if the securities were US government issued, and what the credit rating was on the securities. Most of the securities that are in an unrealized loss position are in a loss position because of changes in interest rates since the securities were purchased. These securities include US government agency securities and mortgage backed securities whose market values are sensitive to interest rates. The corporate securities and the obligations of state and political subdivisions listed in the above table all are investment grade securities.

Note 7. Loans.

	June 30, 2006	December 31, 2005
	(in thousands)
Commercial	$757,217	$679,840
Real estate-construction	90,096	68,325
Real estate-mortgage	261,060	256,621
Installment	311,867	302,236

Total loans	1,420,240	1,307,022

Plus: deferred costs	5,778	5,745

Loans net of deferred costs	$1,426,018	$1,312,767

The Company follows Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (known as “SFAS No. 114”), and Statement of Financial Accounting Standards No. 118, “Accounting by Creditors for Impairment of a Loan, Income Recognition and Disclosures.” Impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

The following table shows the Company’s recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 as of June 30, 2006 and 2005, and the average recorded investment in impaired loans during the six months preceding those dates:

Date	Investment	Valuation Allowance	Average Recorded Investment (over preceding six months)
June 30, 2006	$ 4.0 million	$1.0 million	$ 3.9 million
June 30, 2005	$10.9 million	$4.5 million	$11.4 million

Interest received on impaired loans may be recorded as interest income. However, if management is not reasonably certain that an impaired loan will be repaid in full, or if a specific time frame to resolve full collection cannot yet be reasonably determined, all payments received are recorded as reductions of principal. The Company recognized interest on impaired loans of $20,000 in the first six months of 2006. Interest that would have accrued had the loans performed under original terms would have been $147,000 for the first six months of 2006. The decline in impaired loans from June 30, 2005 to June 30, 2006 is due to the settlement of the litigation concerning the commercial lease pools that is further discussed in Note 10.

Note 8. Postretirement Health Care Benefits

The components of net periodic postretirement benefit cost are as follows:

	For the six months ended June 30,
	2006	2005
	(in thousands)
Service cost	$0	$30
Interest cost	0	20
Expected return on plan assets	—	—
Amortization of prior service cost	0	(4)
Amortization of unrecognized net actuarial loss	0	24
Amortization of transition obligation	0	2

Net periodic benefit expense	$0	$72

In December 2005, the Company terminated its post retirement benefit plan; therefore, there will be no contribution in 2006.

Note 9. Directors’ Retirement Plan

The components of net periodic plan costs for the directors’ retirement plan are as follows:

	For the six months ended June 30,
	2006	2005
	(in thousands)
Service cost	$12	$10
Interest cost	23	24
Amortization of prior service cost	23	24

Net periodic benefit expense	$58	$58

The Company made contributions of $37,000 to the plan in the six months ended June 30, 2006 and does not expect to make any more contributions in 2006.

Note 10. Commitments and Contingencies

Litigation

As the Company has disclosed in its periodic reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “10-K”), the Company was involved in legal proceedings concerning four separate portfolios of predominately commercial leases which Lakeland purchased from Commercial Money Center, Inc. (“CMC”). CMC obtained surety bonds from three surety companies to guarantee each lessee’s performance. Relying on these bonds, the Company and other investors purchased the leases and CMC’s right to payment under the various surety bonds. CMC (and a related entity, Commercial Servicing Corp. (“CSC”)) eventually stopped forwarding to the Company the required amounts.

On July 20, 2005, Lakeland entered into a settlement agreement with RLI Insurance Company and one remaining party in Lakeland’s claims related to the CMC matter. Pursuant to the settlement agreements Lakeland was paid an aggregate of $3,315,000 and the parties executed mutual releases. As a result of the settlements, Lakeland’s nonperforming assets were reduced by $6.4 million and no additional loan loss provision was required. A charge-off of $3.0 million was recorded in the third quarter of 2005.

Reference is made to the 10-K for a description of a case captioned Ronnie Clayton dba Clayton Trucking, et al v. Ronald Fisher, et al.

From time to time, the Company and its subsidiaries are defendants in legal proceedings relating to their respective businesses. While the ultimate outcome of the above mentioned matter cannot be determined at this time, management does not believe that the outcome of any pending legal proceeding will materially affect the consolidated financial position of the Company, but could possibly be material to the results of operations of any one period.

Note 11. Common Stock

On June 16, 2005, the Company announced a stock buyback plan for the purchase of up to 826,875 shares over the following year. The Company purchased 641,814 shares under this plan. The plan expired on June 16, 2006. On July 12, 2006, the Company announced a stock buyback plan for the purchase of up to 500,000 shares over the following year.

Note 12. Recently Issued Accounting Pronouncements

On July 13, 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of FIN No. 48 will have on its consolidated financial position or results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Lakeland Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Lakeland Bancorp, Inc. and subsidiaries (a New Jersey corporation) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lakeland Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Lakeland Bancorp, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 3, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of internal controls over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 3, 2006 (except for Note 21, as to which the date is October 2, 2006)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Lakeland Bancorp, Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Lakeland Bancorp, Inc. and its subsidiaries (a New Jersey Corporation) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Lakeland Bancorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Lakeland Bancorp, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Lakeland Bancorp, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Lakeland Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 and our report dated March 3, 2006 (except for Note 21, as to which the date is October 2, 2006) expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 3, 2006

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(dollars in thousands)
ASSETS
Cash	$42,639	$47,981
Interest-bearing deposits due from banks	10,176	7,365

Total cash and cash equivalents	52,815	55,346

Investment securities available for sale	515,903	582,106
Investment securities held to maturity; fair value of $151,637 in 2005 and $162,926 in 2004	154,569	162,922
Loans, net of deferred fees	1,312,767	1,176,005
Less: allowance for loan and lease losses	13,173	16,638

Net loans	1,299,594	1,159,367
Premises and equipment - net	32,428	31,749
Accrued interest receivable	8,851	8,002
Goodwill and other identifiable intangible assets	93,395	94,119
Bank owned life insurance	35,479	34,240
Other assets	12,999	13,170

TOTAL ASSETS	$2,206,033	$2,141,021

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$312,529	$319,359
Savings and interest-bearing transaction accounts	1,038,038	1,041,621
Time deposits under $100 thousand	293,293	269,820
Time deposits $100 thousand and over	154,300	96,004

Total deposits	1,798,160	1,726,804
Federal funds purchased and securities sold under agreements to repurchase	103,199	110,830
Long-term debt	45,061	42,288
Subordinated debentures	56,703	56,703
Other liabilities	11,129	9,848

TOTAL LIABILITIES	2,014,252	1,946,473

Commitments and contingencies
Stockholders’ equity:
Common stock, no par value; authorized shares, 40,000,000; issued shares, 23,564,454 at December 31, 2005 and 23,565,463 at December 31, 2004; outstanding shares, 22,178,020 at December 31, 2005 and 22,800,716 at December 31, 2004	226,322	208,933
Accumulated deficit	(9,514)	(3,847)
Treasury stock, at cost, 1,386,434 shares in 2005 and 764,747 in 2004	(20,176)	(10,878)
Accumulated other comprehensive income (loss)	(4,851)	340

TOTAL STOCKHOLDERS’ EQUITY	191,781	194,548

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,206,033	$2,141,021

See accompanying notes to consolidated financial statements

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

	Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$76,388	$58,952	$48,137
Federal funds sold and interest-bearing deposits with banks	764	286	234
Taxable investment securities	23,027	20,835	15,611
Tax-exempt investment securities	3,660	3,246	2,940

TOTAL INTEREST INCOME	103,839	83,319	66,922

INTEREST EXPENSE
Deposits	24,832	15,527	13,266
Federal funds purchased and securities sold under agreements to repurchase	3,026	589	223
Long-term debt	5,774	5,701	2,735

TOTAL INTEREST EXPENSE	33,632	21,817	16,224

NET INTEREST INCOME	70,207	61,502	50,698
Provision for loan and lease losses	1,555	3,602	3,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	68,652	57,900	47,698
NONINTEREST INCOME
Service charges on deposit accounts	9,633	7,823	7,089
Commissions and fees	3,074	3,001	2,535
Gains (losses) on the sales of investment securities	(583)	638	1,857
Income on bank owned life insurance	1,210	1,134	913
Other income	1,211	803	389

TOTAL NONINTEREST INCOME	14,545	13,399	12,783

NONINTEREST EXPENSE
Salaries and employee benefits	28,511	25,128	20,676
Net occupancy expense	5,416	4,365	3,665
Furniture and equipment	4,453	4,080	3,366
Stationery, supplies and postage	1,806	1,552	1,367
Legal fees	811	1,655	1,605
Marketing expense	1,625	1,473	1,081
Core deposit intangible amortization	1,212	810	222
Other expenses	9,558	8,122	6,305

TOTAL NONINTEREST EXPENSE	53,392	47,185	38,287

Income before provision for income taxes	29,805	24,114	22,194
Provision for income taxes	9,584	7,619	7,087

NET INCOME	$20,221	$16,495	$15,107

EARNINGS PER SHARE
Basic	$0.90	$0.81	$0.90

Diluted	$0.89	$0.80	$0.88

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
NET INCOME	$20,221	$16,495	$15,107

OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized securities gains (losses) arising during period	(5,587)	678	(3,059)
Less: reclassification for gains (losses) included in net income	(396)	436	1,263

Other Comprehensive Income (Loss)	(5,191)	242	(4,322)

TOTAL COMPREHENSIVE INCOME	$15,030	$16,737	$10,785

See accompanying notes to consolidated financial statements

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2005, 2004 and 2003

	Common stock		Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Number of Shares	Amount
	(dollars in thousands)
BALANCE DECEMBER 31, 2002	14,671,097	$101,664	$(9,436)	$(5,881)	$4,420	$90,767
Net Income 2003	—	—	15,107	—	—	15,107
Other comprehensive loss, net of tax	—	—	—	—	(4,322)	(4,322)
Exercise of stock options	—	(210)	—	680	—	470
Shares issued for the purchase of CSB Financial Corp.	1,028,492	16,742	—	—	—	16,742
Stock dividend	783,962	12,920	(12,920)	—	—	—
Cash dividends	—	—	(5,731)	—	—	(5,731)
Purchase of treasury stock	—	—	—	(2,082)	—	(2,082)

BALANCE DECEMBER 31, 2003	16,483,551	131,116	(12,980)	(7,283)	98	110,951
Net Income 2004	—	—	16,495	—	—	16,495
Other comprehensive income, net of tax	—	—	—	—	242	242
Exercise of stock options	—	264	—	818	—	1,082
Shares issued for the purchase of Newton Financial Corp.	4,891,019	77,553	—	—	—	77,553
Cash dividends	—	—	(7,362)	—	—	(7,362)
Purchase of treasury stock	—	—	—	(4,413)	—	(4,413)

BALANCE DECEMBER 31, 2004	21,374,570	208,933	(3,847)	(10,878)	340	194,548
Net Income 2005			20,221			20,221
Other comprehensive loss net of tax					(5,191)	(5,191)
Exercise of stock options		(192)		800		608
Stock dividend	1,067,767	17,581	(17,581)			—
Cash dividends			(8,307)		—	(8,307)
Purchase of treasury stock				(10,098)		(10,098)

BALANCE DECEMBER 31, 2005	22,442,337	$226,322	$(9,514)	$(20,176)	$(4,851)	$191,781

See accompanying notes to consolidated financial statements

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,221	$16,495	$15,107
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of premiums, discounts and deferred loan fees and costs	4,593	3,978	5,821
Depreciation and amortization	3,532	3,189	2,621
Amortization of intangible assets	1,212	810	222
Provision for loan and lease losses	1,555	3,602	3,000
Provision for losses on other real estate	—	200	—
(Gains) losses on sales of securities	583	(637)	(1,857)
Deferred income tax	1,524	1,330	803
(Increase) decrease in other assets	(1,851)	39	(2,482)
Increase in other liabilities	1,428	661	1,427

NET CASH PROVIDED BY OPERATING ACTIVITIES	32,797	29,667	24,662

CASH FLOWS FROM INVESTING ACTIVITIES
Cash equivalents in excess of cash paid for business acquired	—	1,067	1,720
Proceeds from repayments on and maturity of securities:
Available for sale	122,326	153,537	180,459
Held to maturity	32,326	43,244	19,327
Proceeds from sales of securities:
Available for sale	80,380	32,708	80,727
Held to maturity	715	—	701
Purchase of securities:
Available for sale	(146,359)	(171,400)	(439,789)
Held to maturity	(25,058)	(122,965)	(17,098)
Purchase of Asset Based Lending portfolio	—	(25,524)	—
Net increase in loans	(144,652)	(104,430)	(51,374)
Purchase of bank owned life insurance	—	—	(7,000)
Proceeds from dispositions of premises and equipment	135	44	265
Capital expenditures	(4,345)	(3,682)	(2,023)
Net decrease in other real estate owned	650	—	—

NET CASH USED IN INVESTING ACTIVITIES	(83,882)	(197,401)	(234,085)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	71,356	134,229	140,936
Increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(7,631)	59,407	31,449
Proceeds from long-term debt	10,000	—	—
Repayments of long-term debt	(7,227)	(5,521)	—
Issuance of subordinated debentures	—	—	55,000
Purchase of treasury stock	(10,098)	(4,413)	(2,082)
Exercise of stock options	461	656	470
Dividends paid	(8,307)	(7,362)	(5,731)

NET CASH PROVIDED BY FINANCING ACTIVITIES	48,554	176,996	220,042

Net increase (decrease) in cash and cash equivalents	(2,531)	9,262	10,619
Cash and cash equivalents, beginning of year	55,346	46,084	35,465

CASH AND CASH EQUIVALENTS, END OF YEAR	$52,815	$55,346	$46,084

See accompanying notes to consolidated financial statements

Lakeland Bancorp, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Lakeland Bancorp, Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Lakeland Bank (Lakeland). The Newton Trust Company (Newton), was merged into Lakeland on November 4, 2005 and Community State Bank (CSB) was merged into Lakeland on August 25, 2003. Lakeland generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Northern New Jersey. They also provide securities brokerage services, including mutual funds and variable annuities. Lakeland operates under a state bank charter and provides full banking services and, as a state bank, is subject to regulation by the New Jersey Department of Banking and Insurance.

Lakeland operates as a commercial bank offering a wide variety of commercial loans and leases and, to a lesser degree, consumer credits. Its primary future strategic aim is to establish a reputation and market presence as the “small and middle market business bank” in its principal markets. Lakeland funds its loans primarily by offering time, savings and money market, and demand deposit accounts to both commercial enterprises and individuals. Additionally, it originates residential mortgage loans, and services such loans which are owned by other investors. Lakeland also has a leasing division which provides equipment lease financing to small and medium sized business clients and an asset based lending department which specializes in utilizing particular assets to fund the working capital needs of borrowers.

The Company and Lakeland are subject to regulations of certain state and federal agencies and, accordingly, are periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, Lakeland’s business is particularly susceptible to being affected by state and federal legislation and regulations.

Basis of Financial Statement Presentation

The accounting and reporting policies of the Company and Lakeland and its subsidiaries conform with accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements include the accounts of the Company, Lakeland, Lakeland Investment Corp. and Lakeland NJ Investment Corp. All intercompany balances and transactions have been eliminated.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates implicit in these financial statements are as follows.

The principal estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan and lease losses and the evaluation of goodwill impairment.

The evaluation of the adequacy of the allowance for loan and lease losses includes, among other factors, an analysis of historical loss rates, by category, applied to current loan totals. However, actual losses may be higher or lower than historical trends, which vary. Actual losses on specified problem loans, which also are provided for in the evaluation, may vary from estimated loss percentages, which are established based upon a limited number of potential loss classifications.

The Company provides disclosures under Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance.

The Company has one operating segment and accordingly one reportable segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of Lakeland to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

Investment Securities

The Company accounts for its investment securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Investments in securities are classified in one of three categories: held to maturity, trading, or available for sale. Investments in debt and equity securities, for which management has both the ability and intent to hold to maturity, are carried at cost, adjusted for the amortization of premiums and accretion of discounts computed by the interest method. Investments in debt and equity securities, which management believes may be sold prior to maturity due to changes in interest rates, prepayment risk, liquidity requirements, or other factors, are classified as available for sale. Net unrealized gains and losses for such securities, net of tax effect, are reported as other comprehensive income (loss) and excluded from the determination of net income. The Company does not engage in security trading. Gains or losses on disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

In November 2005, FASB Staff Position 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (FSP 115-1) was issued. FSP 115-1 replaced the guidance in paragraphs 10–18 of EITF Issue 03-1 with references to existing other-than-temporary impairment guidance, such as SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” Staff Accounting Bulletin 59, “Accounting for Noncurrent Marketable Equity Securities,” and APB Opinion 18, “The Equity Method of Accounting for Investments in Common Stock.” FSP 115-1 codified the guidance set forth in EITF Topic D-44 and clarified that an investor should recognize an impairment loss no later than when the impairment is considered other-than-temporary, even if a decision to sell has not been made. FSP 115-1 also includes language from EITF Issue 03-1 regarding the accounting for debt securities subsequent to an other-than-temporary impairment.

The Company has evaluated its investments under EITF 03-1 and FSP 115-1. Because it has concluded that none of its securities have impairments that are other-than-temporary, the impact of these pronouncements have not had a material impact on the Company’s financial statements.

Loans and Allowance for Loan and Lease Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and are net of unearned discount, unearned loan fees and an allowance for loan and lease losses. The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. Loan principal considered to be uncollectible by management is charged against the allowance for loan and lease losses. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based upon an evaluation of known and inherent risks in the loan portfolio. The evaluation takes into consideration such factors as changes in the nature and size of the loan portfolio, overall portfolio quality, specific problem loans, and current economic conditions which may affect the borrowers’ ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan total amounts. Loss estimates for specified problem loans are also detailed.

Interest income is accrued as earned on a simple interest basis. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on such non-accrual status, all accumulated accrued interest receivable is reversed out of current period income. Commercial loans 90 days or more past due and still accruing interest must have both principal and accruing interest adequately secured and must be in the process of collection. Residential mortgage loans are placed on non-accrual status at the time when foreclosure proceedings are commenced except where there exists sufficient collateral to cover the defaulted principal and interest payments, and management’s knowledge of the specific circumstances warrant continued accrual. Consumer loans are generally charged off when principal and interest payments are four months in arrears unless the obligations are well secured and in the process of collection. Interest thereafter on such charged-off consumer loans is taken into income when received only after full recovery of principal.

The Company accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures.” Impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, Lakeland may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

In October 2003, the AICPA issued SOP 03-3 “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” SOP 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Company will be unable to collect all contractually required payments receivable. SOP 03-3 requires that the Company recognize the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan’s contractual required payments receivable in excess of the amount of its cash flows expected at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. The Company adopted this statement on January 1, 2005. The adoption of this statement did not have a material impact on the financial condition or results of operations of the Company. Management will continue to evaluate the effects of this statement when it subsequently evaluates loans and securities acquired in a transfer.

Bank Premises and Equipment

Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

Other Real Estate Owned

Other real estate owned (OREO), representing property acquired through foreclosure, is carried at the lower of the principal balance of the secured loan or fair value less estimated disposal costs of the acquired property. Costs relating to holding the assets are charged to expense. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated costs to sell. Operating results of OREO, including rental income, operating expenses and gains and losses realized from the sale of properties owned, are included in other expenses.

Mortgage Servicing

The Company performs various servicing functions on loans owned by others. A fee, usually based on a percentage of the outstanding principal balance of the loan, is received for these services. At December 31, 2005 and 2004, Lakeland was servicing approximately $17.1 million and $17.2 million, respectively, of loans for others.

The Company accounts for its transfers and servicing of financial assets in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The Company originates mortgages under a definitive plan to sell or securitize those loans and service the loans owned by the investor. Upon the transfer of the mortgage loans in a sale or a securitization, the Company records the servicing assets retained in accordance with SFAS No. 140. The Company records mortgage servicing rights and the loans based on relative fair values at the date of origination.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on sales of loans are also accounted for in accordance with SFAS No. 134, “Accounting for Mortgage Securities Retained after the Securitizations of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise.” This statement requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitization of a mortgage loan held for sale, based upon its ability and intent to sell or hold these investments.

Restrictions On Cash And Due From Banks

Lakeland is required to maintain reserves against customer demand deposits by keeping cash on hand or balances with the Federal Reserve Bank of New York in a noninterest bearing account. The amounts of those reserves and cash balances at December 31, 2005 and 2004 were approximately $2.9 million and $6.6 million, respectively.

Earnings Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share,” which requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. All weighted average, actual shares or per share information in the financial statements have been adjusted retroactively for the effect of stock dividends.

Employee Benefit Plans

The Company has certain employee benefit plans covering substantially all employees. The Company accrues such costs as incurred.

The Company follows the disclosure provisions of SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which was revised in December 2003. SFAS No. 132, as revised, requires additional employers’ disclosures about pension and other postretirement benefit plans. Certain disclosures related to estimated future benefit payments are effective for fiscal years ending after June 14, 2004. Net pension expense consists of service cost, interest cost, return on pension assets and amortization of unrecognized initial net assets. The Company accrues its post retirement benefit costs and other benefit plan costs as incurred.

Stock-Based Compensation

The Company follows the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB)

Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

At December 31, 2005, the Company had stock-based employee compensation plans, which are more fully described in Note 14. The Company accounts for these plans under the recognition and measurement principles of APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock-based employee compensation costs are not reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

In December 2004, the Company granted options to purchase 166,070 shares of common stock to key employees at an exercise price of $15.61. Included in this grant were 64,640 options which were subject to shareholder approval of an increase in authorized shares. Such shareholder approval was received at the Company’s annual meeting on May 10, 2005. The fair market value of the Company’s stock on the date of shareholder approval was less than it was on the date of grant; therefore, no compensation expense was recorded.

On May 13, 2005, the Company accelerated the vesting of 483,812 stock options, representing all unvested stock options on such date which had exercise prices in excess of the market value of the Company’s common stock on May 13, 2005. The Company’s decision to accelerate the vesting of these options was part of a review by the Board of Directors of the Company’s incentive compensation program and also on upcoming changes in the accounting for stock options. The acceleration of the stock options had the effect of reducing pro forma earnings by $1.3 million, and pro forma earnings per share by $0.06 for the year ended December 31, 2005. The acceleration of the vesting, however, did not have any impact on reported earnings.

During 2005, the Company granted options to purchase 164,308 shares of common stock to key employees at an exercise price of $14.94 per share. These options vested immediately and the corresponding fair value of these options is included in the table below.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation (in thousands, except per share amounts).

	Years Ended December 31,
	2005	2004	2003
Net income, as reported	$20,221	$16,495	$15,107
Deduct: Stock-based compensation costs determined under fair value based method for all awards	2,888	769	638

Pro forma net income	$17,333	$15,726	$14,469

Earnings per share:
Basic, as reported	$0.90	$0.81	$0.90
Basic, pro forma	$0.77	$0.77	$0.86

Diluted, as reported	$0.89	$0.80	$0.88
Diluted, pro forma	$0.76	$0.77	$0.84

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2005, 2004 and 2003: dividend rate of 2%; expected volatility of 30%, 31% and 35%, risk-free interest rate of 4.28%, 3.98% and 3.39%, and expected lives of 7 years for all periods.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), “Share-Based Payment,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Under SFAS No. 123(R), all forms of share-based payments to employees, including employee stock options, would be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award would generally be measured at fair value at the grant date. Current accounting guidance requires that the expense relating to employee stock options only be disclosed in the footnotes to the financial statements. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) is effective for public companies as of the beginning of the first fiscal year that begins after June 15, 2005. All public companies that used the fair-value-based method for either recognition or disclosure under SFAS No. 123 will apply SFAS No. 123(R) using a modified method of prospective application. Under this transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered based on the grant-date fair value of those awards calculated under SFAS No. 123 for either recognition or pro forma disclosures. The impact of this new standard, if it had been in effect, on the net earnings and related per share amounts for the years ended December 31, 2005, 2004 and 2003 is disclosed in the table above.

On March 29, 2005, the SEC released Staff Accounting Bulletin 107, “Share Based Payments” (SAB 107). The interpretations in SAB 107 express views of the SEC staff regarding the application of SFAS No. 123(R). Among other things, SAB 107 provides interpretive guidance related to the interaction between Statement 123(R) and certain SEC rules and regulations, as well as provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. Since all of the Company’s stock options outstanding at December 31, 2005 are vested, management does not believe that the implementation of SAB 107 and SFAS No. 123(R) will have an immediate impact on its earnings. The Company will implement SAB 107 and SFAS No. 123(R) using a modified method of prospective application. The Company is evaluating the impact that the implementation of SAB 107 and SFAS No. 123(R) will have on future option, restricted stock, or other potential grants.

Statement Of Cash Flows

Cash and cash equivalents are defined as cash on hand, cash items in the process of collection, amounts due from banks and federal funds sold with an original maturity of three months or less. Cash paid for income taxes was $7.8 million, $6.7 million and $6.5 million in 2005, 2004 and 2003, respectively. Cash paid for interest was $32.6 million, $21.4 million and $15.8 million in 2005, 2004 and 2003, respectively.

	2005	2004	2003
	(in thousands)
Supplemental schedule of noncash investing and financing activities:
Transfer of loans receivable to other real estate owned	$—	$—	$325

Comprehensive Income

The Company follows the disclosure provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

	December 31, 2005
	(in thousands)
	Before tax amount	Tax benefit	Net of tax amount
Unrealized loss on investment securities
Unrealized holding losses arising during the period	$(8,503)	$2,916	$(5,587)
Less: reclassification adjustment for losses realized in net income	(583)	187	(396)

Other comprehensive loss, net	$(7,920)	$2,729	$(5,191)

	December 31, 2004
	(in thousands)
	Before tax amount	Tax expense	Net of tax amount
Unrealized gain on investment securities
Unrealized holding gains arising during the period	$991	$(313)	$678
Less: reclassification adjustment for gains realized in net income	638	(202)	436

Other comprehensive gain, net	$353	$(111)	$242

	December 31, 2003
	(in thousands)
	Before tax amount	Tax (expense) benefit	Net of tax amount
Unrealized loss on investment securities
Unrealized holding losses arising during the period	$(5,021)	$1,962	$(3,059)
Less: reclassification adjustment for gains realized in net income	1,857	(594)	1,263

Other comprehensive loss, net	$(6,878)	$2,556	$(4,322)

Goodwill and Other Identifiable Intangible Assets

The Company accounts for goodwill and other identifiable intangible assets in accordance with SFAS No. 142, “Goodwill and Intangible Assets.” The Company tests goodwill for impairment annually at the reporting unit level using various market valuation methodologies. The Company has tested the goodwill and other identifiable intangible assets as of December 31, 2005 and has determined that they are not impaired.

Goodwill and core deposit intangible resulting from the Newton acquisition totaled $61.2 million and $5.7 million, respectively. Goodwill and core deposit intangible resulting from the acquisition of CSB totaled $23.7 million and $2.2 million, respectively, and is included in goodwill and other identifiable intangible assets. Total goodwill was $87.1 million and $86.6 million for the years ended December 31, 2005 and 2004, respectively. Core deposit intangible was $6.3 million and $7.5 million for the years ended December 31, 2005 and 2004, respectively. Amortization expense of core deposit intangible was $1.2 million, $810,000 and $222,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Bank Owned Life Insurance

The Company invests in bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is owner and beneficiary of the policies. At

December 31, 2005 and 2004, Lakeland had $35.5 million and $34.2 million, respectively, in BOLI. Income earned on BOLI was $1.2 million, $1.1 million and $913,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Income Taxes

The Company accounts for income taxes under the liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are allowance for loan and lease losses, core deposit intangible, deferred loan fees, deferred compensation and securities available for sale.

Variable Interest Entity

Management has determined that Lakeland Bancorp Capital Trust I, Lakeland Bancorp Capital Trust II and Lakeland Bancorp Capital Trust III (collectively, “the Trusts”) qualify as variable interest entities under FIN 46. The Trusts issued mandatorily redeemable preferred stock to investors and loaned the proceeds to the Company. The Trusts hold, as their sole asset, subordinated debentures issued by the Company.

The Federal Reserve has issued guidance on the regulatory capital treatment for the trust preferred securities issued by the Trusts as a result of the adoption of FIN 46(R). The rule retains the current maximum percentage of total capital permitted for trust preferred securities at 25%, but enacts other changes to the rules governing trust preferred securities that affect their use as part of the collection of entities known as “restricted core capital elements.” The rule took effect April 11, 2005; however, a five year transition period starting March 31, 2004 and leading up to March 31, 2009 allows bank holding companies to continue to count trust preferred securities as Tier 1 Capital after applying FIN 46(R). Management has evaluated the effects of the rule and anticipates that its ratios would still exceed the minimum ratios required to qualify as a well-capitalized institution. This constitutes a forward-looking statement under the Private Securities Litigation Act of 1995.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the 2005 presentation.

NOTE 2 - ACQUISITIONS

On August 25, 2003, the Company and Lakeland completed a merger with CSB Financial Corp. and its subsidiary Community State Bank pursuant to which CSB Financial Corp. and Community State Bank were merged into the Company and Lakeland. Subject to specified allocation procedures in the merger agreement, CSB shareholders had the right to elect to receive shares of the Company’s common stock or cash in the merger. Under the terms of the merger, each of the 577,513 shares of CSB stock was exchanged for 1.781 shares (2.062 restated*) of Lakeland Bancorp common stock for a total issuance of 1,028,492 shares (1,190,607 restated*) of stock. The remaining 577,514 shares of CSB stock were exchanged for a cash payment of $29 per share for a total of $16.7 million. Remaining stock options of 55,325 were paid at a rate of $29 per share less the exercise price of the options for a total cash payment of $856,000. The transaction was accounted for under the purchase method of accounting and the results of operations include CSB’s results from August 25, 2003 forward. The acquisition resulted in the recording of approximately $25.9 million of goodwill and other intangible assets. The Company acquired assets, loans and deposits of $141.2 million, $87.2 million and $125.7 million, respectively.

*	Restated for the 5% stock dividend paid on October 15, 2003 to shareholders of record on September 30, 2003, for the 5% stock dividend paid on August 16, 2005 to shareholders of record on July 29, 2005, and for the 5% stock dividend paid on August 16, 2006 to shareholders of record on July 31, 2006.

On July 1, 2004, the Company completed the acquisition of Newton Financial Corp. (“NFC”) pursuant to which NFC was merged into the Company. NFC shareholders had the right to elect stock and/or cash in the merger subject to certain allocation provisions. NFC shareholders who received stock received 4.5 shares (4.961 restated*) of the Company’s stock for each of their NFC shares. NFC shareholders who received cash received $72.08 per share. Under the terms of the merger, 1,086,922 shares of NFC stock were exchanged for a total issuance of 4,891,119 shares (5,392,457 restated*) of Lakeland Bancorp stock. The remaining 270,526 shares of NFC stock were exchanged for a total of $19.5 million. NFC stock options of 13,591 were exchanged for Company stock options of 61,160 shares (67,428 restated*) and were fully vested at the time of the merger. As a result of the acquisition, the Company recorded $67.0 million in goodwill and other intangible assets. In 2005, an unasserted legal claim was identified related to loan payments previously made to Newton prior to Lakeland’s acquisition. The unasserted legal claim of approximately $460,000 was recorded in goodwill during the first quarter of 2005 and was settled in the second quarter of 2005. The transaction was accounted for under the purchase method of accounting. The results of operations include Newton’s results of operations from July 1, 2004 forward.

The following condensed consolidated balance sheet of NFC discloses the amounts assigned to each major asset and liability caption at the acquisition date, July 1, 2004.

(dollars in thousands)
Assets:
Cash and due from banks	$1,067
Investment securities	80,803
Net loans	200,084
Premises and equipment	3,790
Goodwill and core deposit intangible	66,502
Other assets	7,389

Total assets	$359,635

Liabilities
Total deposits	$(266,894)
Borrowings	(13,309)
Other liabilities	(1,879)

Total liabilities assumed	(282,082)

Net assets acquired	$77,553

The following represents the unaudited pro forma financial information of Lakeland Bancorp as if the acquisition occurred on the first date of the period indicated. The pro forma financial information should be read in conjunction with the related historical information and is not necessarily indicative of the results that would have been attained had the transaction actually taken place.

For the year ended December 31, 2004
(in thousands)
Interest income	$90,826
Interest expense	23,300

Net interest income	67,526
Provision for loan losses	4,038
Non-interest income	14,065
Non-interest expense	51,959

Net Income	$17,592

*	Restated for the 5% stock dividend paid on August 16, 2005 to shareholders of record on July 29, 2005 and for the 5% stock dividend paid on August 16, 2006 to shareholders of record on July 31, 2006.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and the fair value of the Company’s available for sale and held to maturity securities are as follows:

AVAILABLE FOR SALE	December 31, 2005				December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)				(in thousands)
U.S. Treasury and
U.S. government agencies	$160,421	$—	$(3,039)	$157,382	$156,250	$46	$(1,867)	$154,429
Mortgage-backed securities	293,179	27	(7,402)	285,804	342,022	831	(2,383)	340,470
Obligations of states and political subdivisions	45,396	549	(226)	45,719	44,418	1,513	(10)	45,921
Other debt securities	8,084	13	(166)	7,931	22,891	53	(10)	22,934
Equity securities	16,231	3,069	(233)	19,067	16,013	2,354	(15)	18,352

	$523,311	$3,658	$(11,066)	$515,903	$581,594	$4,797	$(4,285)	$582,106

HELD TO MATURITY	December 31, 2005				December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)				(in thousands)
U.S. Treasury and
U.S. government agencies	$38,532	$—	$(834)	$37,698	$39,949	$41	$(144)	$39,846
Mortgage-backed securities	49,277	13	(1,111)	48,179	62,680	276	(287)	62,669
Obligations of states and political subdivisions	64,143	142	(1,116)	63,169	55,102	305	(178)	55,229
Other debt securities	2,617	—	(26)	2,591	5,191	4	(13)	5,182

	$154,569	$155	$(3,087)	$151,637	$162,922	$626	$(622)	$162,926

The following table lists contractual maturities of investment securities classified as available for sale and held to maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2005
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$14,458	$14,406	$19,330	$19,236
Due after one year through five years	137,488	135,877	36,369	35,548
Due after five years through ten years	49,579	48,698	36,175	35,471
Due after ten years	12,376	12,051	13,418	13,203

	213,901	211,032	105,292	103,458
Mortgage-backed securities	293,179	285,804	49,277	48,179
Equity securities	16,231	19,067	—	—

Total securities	$523,311	$515,903	$154,569	$151,637

	Years ended December 31,
	2005	2004	2003
	(in thousands)
Sale proceeds	$81,095	$32,708	$81,428
Gross gains	343	678	1,900
Gross losses	(926)	(440)	(43)

In 2005 and 2003, the Company sold approximately $715,000 and $701,000, respectively, in investment securities classified as held to maturity because over 85% of the original principal acquired on these securities had been paid by the sale date. There was a gain of $23,000 on the 2005 sale of held to maturity securities and a loss of $1,000 on the sale in 2003.

Securities with a carrying value of approximately $255.3 million and $298.9 million at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required by applicable laws and regulations.

The following table indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

December 31, 2005	Less than 12 months		12 months or longer		Total
	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Number of securities	Fair value	Unrealized Losses
	(dollars in thousands)
AVAILABLE FOR SALE

U.S. Treasury and U.S. government agencies	$53,718	$340	$103,664	$2,699	55	$157,382	$3,039
Mortgage-backed securities	101,212	1,720	168,724	5,682	136	269,936	7,402
Obligations of states and political subdivisions	16,923	204	767	22	38	17,690	226
Other debt securities	5,452	149	568	17	4	6,020	166
Equity securities	7,862	233	—	—	6	7,862	233

	$185,167	$2,646	$273,723	$8,420	239	$458,890	$11,066

HELD TO MATURITY

U.S. Treasury and U.S. government agencies	$14,830	$252	22,868	$582	16	$37,698	$834
Mortgage-backed securities	18,904	277	27,388	834	22	46,292	1,111
Obligations of states and political subdivisions	38,825	649	2,523	467	131	41,348	1,116
Other debt securities	2,038	24	553	2	4	2,591	26

	$74,597	$1,202	$53,332	$1,885	173	$127,929	$3,087

December 31, 2004	Less than 12 months		12 months or longer		Total
	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Number of securities	Fair value	Unrealized Losses
	(dollars in thousands)
AVAILABLE FOR SALE

U.S. Treasury and U.S. government agencies	$91,237	$706	$39,149	$1,161	58	$130,386	$1,867
Mortgage-backed securities	161,152	975	72,178	1,408	112	233,330	2,383
Obligations of states and political subdivisions	2,049	10	—	—	6	2,049	10
Other debt securities	1,528	10	—	—	2	1,528	10
Equity securities	5,113	15	—	—	1	5,113	15

	$261,079	$1,716	$111,327	$2,569	179	$372,406	$4,285

December 31, 2004	Less than 12 months		12 months or longer		Total
	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Number of securities	Fair value	Unrealized Losses
	(dollars in thousands)
HELD TO MATURITY

U.S. Treasury and U.S. government agencies	$25,709	$144	$—	$—	11	$25,709	$144
Mortgage-backed securities	34,352	287	—	—	10	34,352	287
Obligations of states and political subdivisions	19,972	141	1,513	37	60	21,485	178
Other debt securities	557	13	—	—	1	557	13

	$80,590	$585	$1,513	$37	82	$82,103	$622

Management has evaluated the securities in the above table and has concluded that none of these securities has impairments that are other-than-temporary. In its evaluation, management considered the types of securities including if the securities were US government issued, and what the credit rating was on the securities. Most of the securities that are in an unrealized loss position are in a loss position because of changes in interest rates since the securities were purchased. The securities that have been in an unrealized loss position for 12 months or longer include US government agency securities and mortgage backed securities whose market values are sensitive to interest rates. The corporate securities and the obligations of state and political subdivisions listed in the above table all are investment grade securities.

NOTE 4 - LOANS

	December 31,
	2005	2004
	(in thousands)
Commercial	$691,054	$602,062
Real estate-mortgage	256,621	223,936
Real estate-construction	68,325	62,687
Home equity and consumer	302,236	289,920

Total loans	1,318,236	1,178,605
Less: deferred fees	5,469	2,600

Loans net of deferred fees	$1,312,767	$1,176,005

Changes in the allowance for loan and lease losses are as follows:

	Years ended December 31,
	2005	2004	2003
	(in thousands)
Balance at beginning of year	$16,638	$16,899	$17,940
Provision for loan and lease losses	1,555	3,602	3,000
Addition related to acquisitions	—	2,301	872
Loans charged off	(6,273)	(6,682)	(5,917)
Recoveries	1,253	518	1,004

Balance at end of year	$13,173	$16,638	$16,899

The balance of impaired loans was $3.7 million and $12.2 million at December 31, 2005 and 2004, respectively. Lakeland identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreements. The allowance for loan and lease losses associated with impaired loans was $953,000 and $4.6 million at December 31, 2005 and 2004, respectively. The average recorded investment on impaired loans was $8.2 million, $15.3 million and $18.3 million during 2005, 2004 and 2003, respectively, and the income recognized, primarily on the cash basis, on impaired loans was $323,000, $190,000 and $218,000 during 2005, 2004 and 2003, respectively. Interest which would have been accrued on impaired loans during 2005, 2004 and 2003 was $661,000, $1.5 million and $1.8 million, respectively. Lakeland’s policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. Lakeland recognizes income on non-accrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to Lakeland; if these factors do not exist, Lakeland will not recognize income.

Loans past due 90 days or more and still accruing are those loans as to which payment of interest or principal is in arrears for a period of 90 days or more but is adequately collateralized as to interest and principal or is in the process of collection. Non-performing loans consist of non-accrual loans and renegotiated loans. Non-accrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received, or if ultimate collectibility of principal is in doubt, applied as principal reductions. Renegotiated loans are loans whose contractual interest rates have been reduced or where other significant modifications have been made due to borrowers’ financial difficulties. Interest on these loans is either accrued or credited directly to interest income. Loans past due 90 days or more and non-performing loans were as follows:

	December 31,
	2005	2004	2003
	(in thousands)
Loans past due 90 days or more and still accruing	$5,127	$2,347	$1,248

Non-accrual loans	$3,907	$13,017	$16,653

The impact of the above non-performing loans on interest income is as follows:

December 31,	2005	2004	2003
	(in thousands)
Interest income if performing in accordance with original terms	$661	$1,476	$1,811
Interest income actually recorded	323	217	218

	$338	$1,259	$1,593

Lakeland has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. These loans at December 31, 2005, were current as to principal and interest payments, and do not involve more than normal risk of collectibility. At December 31, 2005, loans to these related parties amounted to $29.7 million. There were new loans of $25.8 million to related parties and repayments of $15.1 million from related parties in 2005.

NOTE 5 - PREMISES AND EQUIPMENT

	Estimated useful lives	December 31,
		2005	2004
		(in thousands)
Land	Indefinite	$5,698	$5,698
Buildings and building improvements	10 to 50 years	29,615	28,107
Leasehold improvements	10 to 25 years	1,855	1,978
Furniture, fixtures and equipment	2 to 30 years	21,823	22,713

		58,991	58,496
Less accumulated depreciation and amortization		26,563	26,747

		$32,428	$31,749

NOTE 6 - DEPOSITS

At December 31, 2005, the schedule of maturities of certificates of deposit is as follows (in thousands):

Year
2006	$349,719
2007	82,049
2008	10,996
2009	2,996
2010	430
Thereafter	1,403

$447,593

NOTE 7 - DEBT

Lines of Credit

As of December 31, 2005, the Company had approved overnight borrowing capacity with the Federal Home Loan Bank (FHLB) of New York of $100 million. Borrowings under this arrangement have an interest rate that fluctuates based on market conditions and customer demand. As of December 31, 2005 there were outstanding borrowings against this line of $20 million at an interest rate of 4.23%. As of December 31, 2005, the Company also had overnight federal funds lines available for it to borrow $85.0 million. The Company borrowed $16.3 million against these lines with a weighted average rate of 4.30% as of December 31, 2005.

Securities Sold Under Agreements to Repurchase and Federal Funds Purchased

Borrowed money at December 31, 2005 and 2004 consisted of short-term securities sold under agreements to repurchase and federal funds purchased. Securities underlying the agreements were under Lakeland’s control. The following table summarizes information relating to lines of credit, securities sold under agreements to repurchase and federal funds purchased for 2005, 2004 and 2003. For purposes of the table, the average amount outstanding was calculated based on a daily average.

	2005	2004	2003
	(dollars in thousands)
Balance at December 31	$103,199	$110,830	$51,423
Interest rate at December 31	3.98%	2.30%	1.01%
Maximum amount outstanding at any month-end during the year	$157,133	$110,830	$51,423
Average amount outstanding during the year	$95,439	$38,894	$20,601
Weighted average interest rate during the year	3.18%	1.51%	1.08%

Long-Term Debt

FHLB Debt

At December 31, 2005, advances from the FHLB totaling $45.1 million will mature within one to seven years and are reported as long-term borrowings. These advances are collateralized by certain securities and first mortgage loans. The advances had a weighted average interest rate of 4.66%.

Outstanding borrowings mature as follows: (in thousands)

Year
2006	$3,355
2007	10,851
2008	855
2009	—
2010	10,000
Thereafter	20,000

$45,061

Subordinated Debentures

On December 15, 2003, the Company issued $25.8 million of junior subordinated debentures due January 7, 2034 to Lakeland Bancorp Capital Trust III, a Delaware business trust, which is a wholly-owned subsidiary of the Company. The distribution rate on these securities is 7.535% for 10 years and float at LIBOR plus 285 basis points thereafter. The debentures are the sole asset of the Trust. The Trust issued 25,000 shares of trust preferred securities, $1,000 face value, for total proceeds of $25.0 million. The Company’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the Trust’s obligations under the preferred securities. The preferred securities are callable by the Company on or after January 7, 2009, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2034.

On June 18, 2003, the Company issued $10.3 million of junior subordinated debentures due July 7, 2033 to Lakeland Bancorp Capital Trust I, a Delaware business trust, which is a wholly-owned subsidiary of the Company. The distribution rate on these securities is 6.20% for 7 years and float at LIBOR plus 310 basis points thereafter. The debentures are the sole asset of the Trust. The Trust issued 10,000 shares of trust preferred securities, $1,000 face value, for total proceeds of $10.0 million. The Company’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the Trust’s obligations under the preferred securities. The preferred securities are callable by the Company on or after July 7, 2010, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2033.

On June 18, 2003, the Company also issued $20.6 million of junior subordinated debentures due June 30, 2033 to Lakeland Bancorp Capital Trust II, a Delaware business trust, which is a wholly-owned subsidiary of the Company. The distribution rate on these securities is 5.71% for 5 years and float at LIBOR plus 310 basis points thereafter. The debentures are the sole asset of the Trust. The Trust issued 20,000 shares of trust preferred securities, $1,000 face value, for total proceeds of $20.0 million. The Company’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the Trust’s obligations under the preferred securities. The preferred securities are callable by the Company on or after June 30, 2008, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2033.

NOTE 8 - STOCKHOLDERS’ EQUITY

On June 10, 2005, the Company announced a stock repurchase program for the purchase of up to 826,875 shares of the Company’s common stock over the next year. Under the 2005 plan, the Company purchased 421,157 shares of its outstanding common stock at an average price of $14.46 per share for an aggregate cost of $6.1 million.

On July 13, 2005, the Company’s Board of Directors authorized a 5% stock dividend which was distributed on August 15, 2005.

In January 2004, the Company announced a stock repurchase program for the purchase of up to 275,625 shares of the Company’s common stock over the next year. On July 15, 2004, the amount of shares purchasable in the stock buyback plan was increased to 551,250 shares to be purchased over the following year. During 2004, the Company purchased 278,932 shares of its outstanding common stock at an average price of $15.82 per share for an aggregate cost of $4.4 million. During 2005, the Company completed purchasing the shares purchasable in the 2004 plan by purchasing 284,432 shares of its outstanding common stock at an average price of $14.10 per share for an aggregate price of $4.0 million.

On September 10, 2003, the Company’s Board of Directors authorized a 5% stock dividend which was distributed on October 15, 2003.

In January 2003, the Company announced a stock repurchase program for the purchase of up to 289,406 shares of the Company’s common stock over the next year. During 2003, the Company purchased 144,703 shares of its outstanding common stock at an average price of $14.39 per share for an aggregate cost of $2.1 million. In January 2004, the 2003 program expired and was replaced by the 2004 stock repurchase program.

NOTE 9 - SHAREHOLDER PROTECTION RIGHTS PLAN

The Company adopted a Shareholder Rights Plan (the “Rights Plan”) in 2001 to protect shareholders from attempts to acquire control of the Company at an inadequate price. Under the Rights Plan, the Company distributed a dividend of one right on each outstanding common share of the Company. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur. The rights have an expiration date of September 4, 2011.

After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 15.0% beneficial owner or an “adverse person”) will entitle the holders to purchase the Company’s common shares at a substantially reduced price.

The Company is generally entitled to redeem the rights at $0.001 per right at any time before the Rights become exercisable. Rights are not redeemable following an “adverse person” determination.

The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. The issuance of rights had no dilutive effect, did not affect the Company’s reported earnings per share, and was not taxable to the Company or its shareholders.

NOTE 10 - INCOME TAXES

The components of income taxes are as follows:

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
Current tax provision	$8,060	$6,289	$6,285
Deferred tax provision	1,524	1,330	802

Total provision for income taxes	$9,584	$7,619	$7,087

The income tax provision reconciled to the income taxes that would have been computed at the statutory federal rate is as follows:

	Years Ended December 31,
	2005	2004	2003
	(in thousands)
Federal income tax, at statutory rates	$10,432	$8,442	$7,768
Increase (deduction) in taxes resulting from:
Non-taxable interest income	(1,730)	(1,507)	(1,329)
State income tax, net of federal income tax effect	823	622	500
Other, net	59	62	148

Provision for income taxes	$9,584	$7,619	$7,087

The net deferred tax asset consisted of the following:

	2005	2004
	(in thousands)
Deferred tax assets:
Allowance for loan and lease losses	$5,382	$6,797
Valuation reserves for land held for sale and other real estate	679	787
Non-accrued interest	243	1,079
Depreciation	68	156
Deferred compensation	974	808
Unrealized loss on securities available for sale	2,557	—
Other, net	240	82

Deferred tax assets	10,143	9,709

Deferred tax liabilities:
Core deposit intangible from acquired companies	2,466	2,909
Deferred loan costs	963	839
Prepaid expenses	264	329
Unrealized gain on securities available for sale	—	172
Fair market value adjustments	217	429
Other	574	577

Deferred tax liabilities	4,484	5,255

Net deferred tax assets, included in other assets	$5,659	$4,454

As a result of the acquisition of Newton, the Company recorded a net deferred tax liability of $1.8 million in 2004 which included $126,000 in unrealized holding losses. As a result of the acquisition of CSB, the Company recorded a net deferred tax liability of $496,000, which included $93,000 in unrealized holding gains in 2003. An $876,000 tax liability for CSB’s core deposit intangible was recorded in 2004 as an adjustment to goodwill.

NOTE 11 – EARNINGS PER SHARE

The Company’s calculation of earnings per share in accordance with SFAS No. 128 is as follows:

	Year ended December 31, 2005
	Income (numerator)	Shares (denominator)	Per share amount
	(in thousands except per share amounts)
Basic earnings per share
Net income available to common shareholders	$20,221	22,511	$0.90
Effect of dilutive securities
Stock options	—	170	(0.01)

Diluted earnings per share
Net income available to common shareholders plus assumed conversions	$20,221	22,681	$0.89

Options to purchase 547,676 shares of common stock at a weighted average of $15.39 per share were outstanding during 2005. They were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.

	Year ended December 31, 2004
	Income (numerator)	Shares (denominator)	Per share amount
	(in thousands except per share amounts)
Basic earnings per share
Net income available to common shareholders	$16,495	20,296	$0.81
Effect of dilutive securities
Stock options	—	249	(0.01)

Diluted earnings per share
Net income available to common shareholders plus assumed conversions	$16,495	20,545	$0.80

Options to purchase 238,523 shares of common stock at a weighted average of $15.91 per share were outstanding during 2004. They were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.

	Year ended December 31, 2003
	Income (numerator)	Shares (denominator)	Per share amount
	(in thousands except per share amounts)
Basic earnings per share
Net income available to common shareholders	$15,107	16,847	$0.90
Effect of dilutive securities
Stock options	—	234	(0.02)

Diluted earnings per share
Net income available to common shareholders plus assumed conversions	$15,107	17,081	$0.88

Options to purchase 140,217 shares of common stock at $16.15 per share were outstanding during 2003. They were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.

NOTE 12 - EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

The Company has a profit sharing plan for all its eligible employees. The Company’s annual contribution to the plan is determined by its Board of Directors. Annual contributions are allocated to participants on a point basis with accumulated benefits payable at retirement, or, at the discretion of the plan committee, upon termination of employment. Contributions made by the Company were approximately $755,000 for 2005, $625,000 for 2004 and $500,000 for 2003.

Salary Continuation Agreements

The National Bank of Sussex County (NBSC) entered into a salary continuation agreement during 1996 with its former Chief Executive Officer and its President which entitle them to certain payments upon their retirement. As part of the merger of the Company and NBSC’s parent (High Point Financial Corp.) in July 1999, Lakeland placed in trusts amounts equal to the present value of the amounts that would be owed to them in their retirement.

These amounts were $722,000 for the Chief Executive Officer and $381,000 for the President. Lakeland has no further obligation to pay additional amounts pursuant to these agreements.

Former CEO Retirement Benefits

Metropolitan State Bank entered into an agreement in January 1997 with its former Chief Executive Officer (CEO), which provides for an annual retirement benefit of $35,000 for a fifteen year period. In February 1999, the Company entered into an additional agreement with this CEO. Such agreement provides for an additional retirement benefit of $35,000 per annum for a fifteen year period as well as certain retiree medical benefits. The present value of this obligation was charged to operations. During 2005, 2004 and 2003, $9,000, $15,000 and $27,000 respectively, was charged to operations related to these obligations.

Retirement Savings Plans (401K plans)

Beginning in January 2002, the Company began contributing to its 401(k) plan. All eligible employees can contribute a portion of their annual salary with the Company matching up to 40% of the employee’s contributions. The Company’s contributions in 2005, 2004 and 2003 totaled $321,000, $240,000 and $150,000, respectively.

Pension Plan

Newton had a defined benefit pension plan. As of March 31, 2004, Newton’s Board of Directors elected to freeze the benefits of the pension plan. All participants of the plan ceased accruing benefits as of that date. As a result, Newton’s pension plan recognized a curtailment gain of $1.1 million.

The investment policy and strategy of the Plan and its advisors includes target portfolio allocations of approximately 60% in equities and 40% in debt securities. Based on historical performance, the Plan assumes that the long term equity securities have earned a rate of return of approximately 10% and fixed income securities have earned a return of between 1% and 5%. The composition of plan assets at December 31, 2005 was as follows:

Asset Category
Equity securities	66%
Debt securities	33%
Other securities	1%

The accumulated benefit obligation as of December 31, 2005 and 2004, is as follows:

(in thousands)	2005	2004
Accumulated postretirement benefit obligation, January 1, 2005 and July 1, 2004	$1,481	$1,526
Interest cost	105	53
Actuarial loss	237	27
Estimated benefit payments	(323)	(125)

Total accumulated postretirement benefit obligation	1,500	1,481

Fair value of plan assets beginning of period	1,619	1,672
Return on plan assets	64	62
Benefits paid	(323)	(125)
Asset gain	0	9

Fair value of plan assets at end of year	1,360	1,618
Funded status	(140)	137
Unrecognized net actuarial loss	304	18

Prepaid benefit	$164	$155

Accumulated benefit obligation	$1,500	$1,481

The components of net periodic pension cost are as follows:

(in thousands)	2005	2004
Amortization of actuarial loss	$4	$0
Interest cost on APBO	105	53
Expected return on plan assets	(117)	(62)

Net periodic postretirement cost	$(8)	$(9)

The benefits expected to be paid in each of the next five years and the aggregate for the five fiscal years thereafter are as follows (in thousands):

2006	$16
2007	22
2008	68
2009	63
2010	65
2011 - 2015	300

The assumptions used to determine the pension obligation and the net periodic pension cost were as follows:

	2005	2004
Discounted rate	6.00%	6.25%
Expected return on plan assets	7.25%	7.25%
Rate of compensation	4.00%	4.00%

There is no expected contribution for 2006.

Employee Stock Ownership Plan

NBSC had an Employee Stock Ownership Plan (“ESOP”). No contributions have been made to this plan for the years ended December 31, 2005, 2004 and 2003.

Postretirement Health Care Benefits

In 2000, the Company instituted postretirement health care benefits and life insurance coverage to its employees who meet certain predefined criteria. The expected cost of these benefits is charged to expense during the years that eligible employees render service. In December 2005, the Company terminated this plan recording a curtailment gain of $675,000 and a settlement gain of $197,000.

The accumulated postretirement benefit obligations (APBO’s) as of December 31, 2005 and 2004 were as follows:

(in thousands)	2005	2004
Accumulated postretirement benefit obligation, January 1	$660	$595
Service cost	62	66
Interest cost	41	36
Amendments	(204)	—
Effect of settlement	(30)	—
Effect of curtailment	(512)	—
Actuarial (gain) loss	15	(23)
Estimated benefit payments	(32)	(14)

Total accumulated postretirement benefit obligation	0	660

Unrecognized net gain due to past experience different from that assumed and effects of changes in assumptions made	—	191
Unrecognized prior service cost	—	(26)
Unamortized transition obligation	—	(46)

Accrued accumulated postretirement benefit obligation	$—	$779

The measurement date for the APBO was December 31 for each year presented.

The components of net periodic postretirement benefit cost are as follows:

(in thousands)	2005	2004	2003
Service cost, benefits attributed to employee service during the year	$62	$66	$66
Interest cost on APBO	41	36	37
Amortization of prior service cost	26	47	46
Amortization of transition obligation	6	6	6
Amortization of gains	(9)	(7)	(2)

Net periodic postretirement cost before accounting for settlement and curtailment	$126	$148	$153
Curtailment gain	(675)	—	—
Settlement gain	(197)	—	—

Net periodic postretirement benefit cost	$(746)	$—	$—

Because the Company terminated the postretirement benefit expense, there will be no contribution in 2006.

The discount rate used to determine the Company’s APBO was 6.0% for 2005 and 6.25% in 2004 and 2003.

Deferred Compensation Arrangements

High Point Financial Corp. had established deferred compensation arrangements for certain directors and executives of High Point Financial Corp. and NBSC. The deferred compensation plans differ, but generally provide for annual payments for ten to fifteen years following retirement. The Company’s liabilities under these arrangements are being accrued from the commencement of the plans over the participants’ remaining periods of service. The Company intends to fund its obligations under the deferred compensation arrangements with the increase in cash surrender value of life insurance policies that it has purchased on the respective participants. The deferred compensation plans do not hold any assets. For the years ended December 31, 2005, 2004 and 2003, $25,000, $3,000 and $26,000, respectively, was charged to operations related to these obligations. As of December 31, 2005 and 2004, the accrued liability for these plans was $208,000 and $187,000, respectively.

Supplemental Executive Retirement Plan

In 2003, the Company began contributing to a supplemental executive retirement plan for its Chief Executive Officer that provides annual retirement benefits of $150,000 a year for a 15 year period when the chief executive officer reaches the age of 65. The Company intends to fund its obligations under the deferred compensation arrangements with the increase in cash surrender value of bank owned life insurance policies purchased in 2003. In 2005, 2004 and 2003, the Company expensed $331,000, $308,000 and $129,000, respectively, for this plan.

NOTE 13 - DIRECTORS RETIREMENT PLAN

The Company provides a plan that any director who completes five years of service may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 through $17,500 per annum, depending upon years of credited service. This plan is unfunded. The following tables present the status of the plan and the components of net periodic plan cost for the years then ended. The measurement date for the accumulated benefit obligation is December 31 of the years presented.

	December 31,
	2005	2004
	(in thousands)
Actuarial present value of benefit obligation
Vested	$543	$531
Nonvested	86	67

Accumulated benefit obligation	$629	$598

Projected benefit obligation	825	795
Unrecognized net loss	(113)	(116)
Unrecognized prior service cost being amortized over fifteen years	(258)	(304)

Accrued plan cost included in other liabilities	$454	$375

	Years ended December 31,
	2005	2004	2003
	(in thousands)
Net periodic plan cost included the following components:
Service cost	$21	$18	$6
Interest cost	48	49	35
Amortization of prior service cost	47	46	33

	$116	$113	$74

Discount rates of 6.0% and 6.25% were assumed in the plan valuation for 2005 and 2004, respectively. As the benefit amount is not dependent upon compensation levels, a rate of increase in compensation assumption was not utilized in the plan valuation.

The director’s retirement plan holds no plan assets. The benefits expected to be paid in each of the next five years and in aggregate for the five years thereafter are as follows (in thousands):

2006	$42
2007	54
2008	55
2009	72
2010	72
2011 - 2015	362

The Company expects its contribution to the directors retirement plan to be $42,000 in 2006.

NOTE 14 - STOCK-BASED COMPENSATION

Employee Stock Option Plans

The Company established the 2000 Equity Compensation Program which authorizes the granting of incentive stock options and supplemental stock options to employees of the Company which includes those employees serving as officers and directors of the Company. The plan originally authorized options to purchase up to

1,273,089 shares of common stock of the Company. At the 2005 Annual Shareholders meeting, the shareholders voted to increase the authorized shares by an additional 876,786 shares.

During 2004 the Company granted options to purchase 110,250 shares to new non-employee directors of the Company. The directors’ options were exercisable in five equal installments beginning on the date of grant and continuing on the next four anniversaries of the date of grant. The vesting of these shares were accelerated in 2005 as further discussed below. As of December 31, 2005 and 2004, 295,162 and 369,316 options granted to directors were outstanding, respectively.

During 2005, the Company granted options to purchase 164,308 shares of common stock to key employees at an exercise price of $14.94 per share. These options vested immediately. During 2004, the Company granted options to purchase 166,070 shares of common stock to key employees at an exercise price of $15.61, 64,640 of which were subject to shareholder approval of the increase of authorized shares. As of December 31, 2005 and 2004, outstanding options to purchase common stock granted to key employees were 868,246 and 664,260 (excluding the 64,640 referred to above), respectively.

On May 13, 2005, the Company accelerated 483,812 stock options representing all unvested stock options on such date which had exercise prices in excess of the market value of the Company’s common stock on that date.

In addition to the 2000 Equity Compensation program, the Company has assumed the outstanding options granted under three employee stock option plans established by High Point (the High Point Plans). As of December 31, 2005 and 2004, 1,609 and 19,924 options were outstanding under the High Point Plans. The Company has also assumed outstanding options granted under Newton Financial Corp.’s 1999 Stock Option Plan (the Newton Plan). As of December 31, 2005 and 2004, 53,232 and 63,428 options, respectively, were outstanding under the Newton Plan.

A summary of the status of the Company’s option plans as of December 31, 2005, 2004 and 2003 and the changes during the years ending on those dates is represented below. The following table includes those 64,640 shares issued in 2004 subject to shareholder approval of the authorized shares in the 2005 grants:

	2005		2004		2003
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding, beginning of year	1,115,882	$11.86	957,514	$11.00	865,243	$10.04
Granted	228,948	15.13	211,680	15.08	170,253	14.05
Options granted in acquisition	0	0.00	67,429	6.00	0	0.00
Exercised	(95,070)	6.51	(109,447)	6.84	(68,843)	6.83
Forfeited	(31,511)	14.68	(11,294)	12.94	(9,139)	8.32

Outstanding, end of year	1,218,249	$12.82	1,115,882	$11.86	957,514	$11.00

Options exercisable at year-end	1,218,249		682,264		474,849

Weighted average fair value of options granted during the year		$4.50		$4.76		$4.75

The following table summarizes information about options outstanding at December 31, 2005:

Options outstanding				Options exercisable
Range of Exercise Prices	Number outstanding at December 31, 2005	Weighted average remaining contractual life (years)	Weighted average exercise price	Number outstanding at December 31, 2005	Weighted average exercise price
$ 5.73 - 6.98	53,234	5.19	$5.98	53,234	$5.98
6.99 - 8.04	250,837	4.43	7.43	250,837	7.43
8.05 - 11.87	31,907	5.78	10.96	31,907	10.96
11.88 - 13.83	168,653	5.96	13.76	168,653	13.76
13.84 - 16.15	713,618	8.52	15.08	713,618	15.08

	1,218,249			1,218,249

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lease Obligations

Rentals under long-term operating leases amounted to approximately $1,186,000, $878,000 and $701,000 for the years ended December 31, 2005, 2004 and 2003, respectively, including rent expense to related parties of $197,000 in 2005, $183,000 in 2004 and $181,000 in 2003. At December 31, 2005, the minimum commitments, which include rental, real estate tax and other related amounts, under all noncancellable leases with remaining terms of more than one year and expiring through 2025 are as follows (in thousands):

December 31,
2006	$1,084
2007	853
2008	675
2009	582
2010	475
Thereafter	2,954

$6,623

Litigation

As the Company has disclosed in its periodic reports filed with the SEC, the Company was involved in legal proceedings concerning four separate portfolios of predominately commercial leases which Lakeland purchased from Commercial Money Center, Inc. (“CMC”). CMC obtained surety bonds from three surety companies to guarantee each lessee’s performance. Relying on these bonds, the Company and other investors purchased the leases and CMC’s right to payment under the various surety bonds. CMC (and a related entity, Commercial Servicing Corp. (“CSC”)) eventually stopped forwarding to the Company the required amounts.

On July 20, 2005, Lakeland entered into a settlement agreement with RLI Insurance Company and one remaining party in Lakeland’s claims related to the CMC matter. Pursuant to the settlement agreements Lakeland was paid an aggregate of $3,315,000 and the parties executed mutual releases. As a result of the settlements, Lakeland’s nonperforming assets were reduced by $6.4 million and no additional loan loss provision was required. A charge-off of $3.0 million was recorded.

A complaint captioned Ronnie Clayton dba Clayton Trucking, et al v. Ronald Fisher, et al was filed in the Los Angeles County Superior Court against Lakeland and others. Plaintiffs are certain of the lessees who had entered into leases with CMC. Plaintiffs allege, among other things, that these leases are not true leases but are instead loans which charge usurious interest rates. They further allege that because of various California Financial Code violations by CMC, the lease instruments are either void or must be reformed and all amounts paid by the lessees must be returned to them. The action against Lakeland has been stayed while an appeal by plaintiffs is pending concerning the dismissal of certain of plaintiffs’ claims against defendants.

From time to time, the Company and its subsidiaries are defendants in legal proceedings relating to their respective businesses. While the ultimate outcome of these matters cannot be determined at this time, management does not believe that the outcome of any pending legal proceeding will materially affect the consolidated financial position of the Company, but could possibly be material to the results of operations of any one period.

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Lakeland is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement Lakeland has in particular classes of financial instruments.

Lakeland’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Lakeland uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Lakeland generally requires collateral or other security to support financial instruments with credit risk. The approximate contract amounts are as follows:

	December 31,
	2005	2004
	(in thousands)
Financial instruments whose contract amounts represent credit risk
Commitments to extend credit	$351,418	$257,161
Standby letters of credit and financial guarantees written	11,842	10,058

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Lakeland evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Lakeland upon extension of credit, is based on management’s credit evaluation.

Standby letters of credit are conditional commitments issued by Lakeland to guarantee the payment by or performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Lakeland holds deposit accounts, residential or commercial real estate, accounts receivable, inventory and equipment as collateral to support those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2005 and 2004 varies based on Lakeland’s credit evaluation.

The Company follows the provisions of FASB Interpretation 45 (FIN 45) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others.” FIN 45

requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has financial and performance letters of credit. Financial letters of credit require the Company to make payment if the customer fails to make payment, as defined in the agreements. Performance letters of credit require the Company to make payments if the customer fails to perform certain non-financial contractual obligations. The Company defines the initial fair value of these letters of credit as the fees received from the customer. The Company records these fees as a liability when issuing the letters of credit and amortizes the fee over the life of the letter of credit.

The maximum potential undiscounted amount of future payments of these letters of credit as of December 31, 2005 is $11.8 million and they expire through 2008. Lakeland’s exposure under these letters of credit would be reduced by actual performance, subsequent termination by the beneficiaries and by any proceeds that the Company obtained in liquidating the collateral for the loans, which varies depending on the customer.

As of December 31, 2005, the Company had $351.4 million in loan commitments, with $306.9 million maturing within one year, $20.9 million maturing after one year but within three years, $3.0 million maturing after three years but within five years, and $20.6 million maturing after five years. As of December 31, 2005, the Company had $11.8 million in standby letters of credit, with $11.5 million maturing within one year and $383,000 maturing after one year but within three years.

Lakeland grants loans primarily to customers in its immediately adjacent suburban counties which include Bergen, Morris, Passaic, Sussex, Warren and Essex counties in Northern New Jersey and surrounding areas. Certain of Lakeland’s consumer loans and lease customers are more diversified nationally. Although Lakeland has a diversified loan portfolio, a large portion of its loans are secured by commercial or residential real property. Although Lakeland has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy. Commercial and standby letters of credit were granted primarily to commercial borrowers.

NOTE 17 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For the Company, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities, except for certain loans. Therefore, the Company had to use significant estimations and present value calculations to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2005 and 2004 are outlined below.

For cash and cash equivalents and interest-bearing deposits with banks, the recorded book values approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

The net loan portfolio at December 31, 2005 and 2004 has been valued using a present value discounted cash flow where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value of accrued interest approximates fair value.

The estimated fair values of demand deposits (i.e. interest (checking) and non-interest bearing demand accounts, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). The carrying amounts of variable rate accounts approximate their fair values at the reporting date. For fixed maturity certificates of deposit, fair value was estimated using the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

The fair value of securities sold under agreements to repurchase and long-term debt are based upon discounted value of contractual cash flows. The Company estimates the discount rate using the rates currently offered for similar borrowing arrangements.

The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counter parties at the reporting date.

The carrying values and estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2005		2004
	Carrying Value	Estimated fair value	Carrying Value	Estimated fair value
	(in thousands)
Financial Assets:
Cash and cash equivalents	$52,815	$52,815	$55,346	$55,346
Investment securities available for sale	515,903	515,903	582,106	582,106
Investment securities held to maturity	154,569	151,637	162,922	162,926
Loans	1,312,767	1,314,884	1,176,005	1,176,936
Financial Liabilities:
Deposits	1,798,160	1,794,444	$1,726,804	1,726,027
Federal funds purchased and securities sold under agreements to repurchase	103,199	103,139	110,830	110,830
Long-term debt	45,061	45,822	42,288	44,641
Subordinated debentures	56,703	51,838	56,703	52,497
Commitments:
Standby letters of credit	—	23	—	28

NOTE 18 - REGULATORY MATTERS

The Bank Holding Company Act of 1956 restricts the amount of dividends the Company can pay. Accordingly, dividends should generally only be paid out of current earnings, as defined.

The New Jersey Banking Act of 1948 restricts the amount of dividends paid on the capital stock of New Jersey chartered banks. Accordingly, no dividends shall be paid by such banks on their capital stock unless, following the payment of such dividends, the capital stock of Lakeland will be unimpaired, and: (1) Lakeland will have a surplus, as defined, of not less than 50% of its capital, or, if not, (2) the payment of such dividend will not reduce the surplus, as defined, of Lakeland. Under these limitations, approximately $134.2 million was available for payment of dividends from Lakeland to the Company as of December 31, 2005.

The Company and Lakeland are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Lakeland’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s and Lakeland’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and Lakeland’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company and Lakeland to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2005, that the Company and Lakeland met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Reserve Bank of New York and the FDIC categorized the Company and Lakeland as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and Lakeland must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions’ category.

As of December 31, 2005 and 2004, the Company, Lakeland and Newton (as of December 31, 2004) have the following capital ratios:

	Actual		For capital adequacy purposes				To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(dollars in thousands)
As of December 31, 2005
Total capital (to risk-weighted assets)
Company	$171,409	12.47%	≥$	109,970	≥	8.00%		N/A		N/A
Lakeland	157,805	11.53		109,489		8.00	≥$	136,862	≥	10.00%
Tier I capital (to risk-weighted assets)
Company	$158,236	11.51%	≥$	54,984	≥	4.00%		N/A		N/A
Lakeland	144,632	10.57		54,745		4.00	≥$	82,117	≥	6.00%
Tier I capital (to average assets)
Company	$158,236	7.49%	≥$	84,542	≥	4.00%		N/A		N/A
Lakeland	144,632	6.86		84,274		4.00	≥$	105,342		5.00%
	Actual			For capital adequacy purposes				To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(dollars in thousands)
As of December 31, 2004
Total capital (to risk-weighted assets)
Company	$171,218	13.27%	≥$	103,194	≥	8.00%		N/A		N/A
Lakeland	117,273	11.03		85,064		8.00	≥$	106,330	≥	10.00%
Newton	33,600	15.38		17,482		8.00		$21,853		10.00%
Tier I capital (to risk-weighted assets)
Company	$155,088	12.02%	≥$	51,596	≥	4.00%		N/A		N/A
Lakeland	103,963	9.78		42,532		4.00	≥$	63,798	≥	6.00%
Newton	31,734	14.52		8,741		4.00		13,112		6.00%
Tier I capital (to average assets)
Company	$155,088	7.71%	≥$	80,503	≥	4.00%		N/A		N/A
Lakeland	103,963	6.11		68,032		4.00	≥$	85,039		5.00%
Newton	31,734	10.36		12,254		4.00		15,318		5.00%

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Company, which in the opinion of management reflected all adjustments, consisting only of nonrecurring adjustments, necessary for a fair presentation of the Company’s results of operations.

	Quarter ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(in thousands, except per share amounts)
Total interest income	$24,640	$25,064	$26,486	$27,649
Total interest expense	7,032	7,637	8,759	10,204

Net interest income	17,608	17,427	17,727	17,445
Provision for loan and lease losses	783	327	304	141
Noninterest income	3,501	3,624	3,978	4,025
Gains (losses) on sales of investment securities	28	100	4	(715)
Noninterest expense	13,673	13,233	13,410	13,076

Income before taxes	6,681	7,591	7,995	7,538
Income taxes	2,113	2,454	2,637	2,380

Net income	$4,568	$5,137	$5,358	$5,158

Earnings per share
Basic	$0.20	$0.23	$0.24	$0.23
Diluted	$0.20	$0.22	$0.24	$0.23

	Quarter ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(in thousands, except per share amounts)
Total interest income	$18,456	$18,313	$22,778	$23,772
Total interest expense	4,898	4,717	5,756	6,446

Net interest income	13,558	13,596	17,022	17,326
Provision for loan and lease losses	875	875	926	926
Noninterest income	2,873	2,915	3,421	3,552
Gains on sales of investment securities	3	413	204	18
Noninterest expense	10,311	10,578	13,006	13,290

Income before taxes	5,248	5,471	6,715	6,680
Income taxes	1,679	1,753	2,163	2,024

Net income	$3,569	$3,718	$4,552	$4,656

Earnings per share
Basic	$0.20	$0.21	$0.20	$0.20
Diluted	$0.20	$0.21	$0.19	$0.20

During the fourth quarter of 2005, the Company recorded a $750,000 reduction of benefit expense related to the termination of its post-retirement benefit plan.

NOTE 20 - CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY:

BALANCE SHEETS

CONDENSED BALANCE SHEETS

	December 31,
	2005	2004
	(in thousands)
ASSETS
Cash and due from banks	$4,288	$11,458
Investment securities available for sale	5,378	5,447
Investment in bank subsidiaries	231,326	228,215
Land held for sale	1,402	1,527
Other assets	7,523	6,156

TOTAL ASSETS	$249,917	$252,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$1,433	$1,552
Guaranteed preferred beneficial interests in the Company’s subordinated debentures	56,703	56,703
Stockholders’ equity	191,781	194,548

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$249,917	$252,803

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003
		(in thousands)
INCOME
Dividends from subsidiaries	$14,850	$12,635	$10,747
Other income	241	748	526

TOTAL INCOME	15,091	13,383	11,273

EXPENSE
Interest on subordinated debentures	3,842	3,845	1,062
Noninterest expenses	724	641	493

TOTAL EXPENSE	4,566	4,486	1,555

Income before benefit for income taxes	10,525	8,897	9,718
Benefit for income taxes	(1,514)	(1,438)	(357)

Income before equity in undistributed income of subsidiaries	12,039	10,335	10,075
Equity in undistributed income of subsidiaries	8,182	6,160	5,032

NET INCOME	$20,221	$16,495	$15,107

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
		(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,221	$16,495	$15,107
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of securities	—	(576)	(456)
Increase in other assets	(1,095)	(1,619)	(855)
Increase (decrease) in other liabilities	(52)	747	83
Equity in undistributed income of subsidiaries	(8,182)	(6,160)	(5,032)

NET CASH PROVIDED BY OPERATING ACTIVITIES	10,892	8,887	8,847

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities	(118)	(12)	(447)
Proceeds from sale of securities available for sale	—	954	1,449
Purchase of banks	—	(19,342)	(20,806)
Contribution to subsidiary	—	—	(6,000)

NET CASH USED IN INVESTING ACTIVITIES	(118)	(18,400)	(25,804)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid on common stock	(8,307)	(7,362)	(5,731)
Purchase of treasury stock	(10,098)	(4,413)	(2,082)
Proceeds from issuance of subordinated debentures	—	—	55,000
Exercise of stock options	461	656	470

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(17,944)	(11,119)	47,657

Net increase (decrease) in cash and cash equivalents	(7,170)	(20,632)	30,700
Cash and cash equivalents, beginning of year	11,458	32,090	1,390

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,288	$11,458	$32,090

NOTE 21 - SUBSEQUENT EVENTS

On July 12, 2006, the Company’s Board of Directors authorized a 5% stock dividend which was distributed on August 16, 2006. All weighted average, actual shares or per share information in the financial statements have been adjusted retroactively for the effect of the stock dividend.

             Shares

LAKELAND BANCORP

Common Stock

PROSPECTUS

Keefe, Bruyette & Woods

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Registration fee	$6,153
NASD fee	6,250
Printing expenses	30,000	*
Legal fees and expenses	100,000	*
Accounting fees and expenses	50,000	*
Transfer agent and registrar fees	3,500	*
Miscellaneous	54,097	*

Total	$250,000

*	Estimated

Item 15.	Indemnification of Directors and Officers.

The Registrant’s Bylaws contain the following provisions regarding indemnification:

“Any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, in which any of them shall have been made a party by reason of a person being or having been a director, officer, or employee of the Corporation or of any firm, corporation, or organization which that person served in any such capacity at the request of the Corporation; provided, that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further, that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such a person and his or her heirs, executors, or administrators may be entitled as a matter of law.

The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all Directors, officers, or employees.”

Section 14A:3-5(2) of the New Jersey Business Corporation Act (the “Act”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that the conduct was unlawful.

Section 14A:3-5(3) of the Act empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him or her in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of the fact that he or she is or was a corporate agent, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 14A:3-5(4) of the Act provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) incurred by him or her in connection therewith. Section 14A:3-5(8) provides that the indemnification provided for by Section 14A:3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled, with certain exceptions. Section 14A:3-5(9) empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities and expenses under Section 14A:3-5.

The Registrant’s Certificate of Incorporation contains the following provisions regarding certain limitations on the liability of directors and officers:

“A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any expenses incurred by a director or officer of the corporation in connection with a proceeding involving the director or officer may be paid by the corporation in advance of final disposition of the proceeding, provided the director or officer undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.”

The Registrant currently maintains directors’ and officers’ liability coverage which will insure the Registrant’s directors and officers and the directors and officers of its subsidiaries in certain circumstances.

The underwriting agreement filed as Exhibit 1.1 hereto provides that the underwriters named therein will indemnify and hold harmless the Registrant and each director, officer or controlling person of the Registrant from and against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The underwriting agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act of 1933, as amended.

Item 16.	Index To Exhibits.

The following exhibits are filed with this Registration Statement:

1.1	Form of Underwriting Agreement.

4.1	The Registrant’s Restated Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (No. 333-125616) filed June 8, 2005.

4.2	The Registrant’s Bylaws, as amended, are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.3	The Registrant’s Shareholder Protection Rights Plan, dated as of August 24, 2001, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, is incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated August 24, 2001.

5.1*	Opinion of Lowenstein Sandler PC.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (to be included in Exhibit 5.1).

24.1	Power of Attorney (included on pages II-4 and II-5).

*	To be filed by amendment.

Item 17.	Undertakings.

The Registrant hereby undertakes as follows:

1. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

4. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oak Ridge, State of New Jersey, on October 5, 2006.

LAKELAND BANCORP, INC.

By:	/s/ ROGER BOSMA
Roger Bosma
President and Chief Executive Officer

We, the undersigned officers and directors of Lakeland Bancorp, Inc., hereby constitute and appoint Roger Bosma, Joseph Hurley, Rita Myers and Harry Cooper, and each of them individually, our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, including post-effective amendments and supplements, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Lakeland Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto, including post-effective amendments and supplements.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROGER BOSMA Roger Bosma	Director, Chief Executive Officer and President	October 5, 2006

/s/ BRUCE G. BOHUNY Bruce G. Bohuny	Director	October 5, 2006

/s/ MARY ANN DEACON Mary Ann Deacon	Director	October 5, 2006

/s/ JOHN W. FREDERICKS John W. Fredericks	Director	October 5, 2006

/s/ MARK J. FREDERICKS Mark J. Fredericks	Director	October 5, 2006

/s/ GEORGE H. GUPTIL, JR. George H. Guptill, Jr.	Director	October 5, 2006

/s/ JANETH C. HENDERSHOT Janeth C. Hendershot	Director	October 5, 2006

/s/ PAUL P. LUBERTAZZI Paul P. Lubertazzi	Director	October 5, 2006

Signatures	Title	Date

/S/ ROBERT E. MCCRACKEN Robert E. McCracken	Director	October 5, 2006

/s/ ROBERT B. NICHOLSON, III Robert B. Nicholson, III	Director	October 5, 2006

/s/ JOSEPH P. O’DOWD Joseph P. O’Dowd	Director	October 5, 2006

/s/ STEPHEN R. TILTON, SR. Stephen R. Tilton, Sr.	Director	October 5, 2006

/s/ PAUL G. VIALL, JR. Paul G. Viall, Jr.	Director	October 5, 2006

/s/ ARTHUR ZANDE Arthur L. Zande	Director	October 5, 2006

/s/ JOSEPH HURLEY Joseph Hurley	Executive Vice President and Chief Financial Officer	October 5, 2006

EXHIBIT LIST

1.1	Form of Underwriting Agreement.

4.1	The Registrant’s Restated Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (No. 333-125616) filed June 8, 2005.

4.2	The Registrant’s Bylaws, as amended, are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.3	The Registrant’s Shareholder Protection Rights Plan, dated as of August 24, 2001, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, is incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated August 24, 2001.

5.1*	Opinion of Lowenstein Sandler PC.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (to be included in Exhibit 5.1).

24.1	Power of Attorney (included on pages II-4 and II-5).

*	To be filed by amendment.